Exhibit 2.1

EXECUTION VERSION

Agreement and Plan of Merger
by and among
Health Catalyst, Inc.,
Traverse Merger Sub I, Inc.,
Traverse Merger Sub II, LLC,
Upfront Healthcare Services, Inc.
and
WT Representative LLC as the Representative
January 10, 2025
SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT HEALTH CATALYST, INC. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

4898-3834-0359.9

TABLE OF CONTENTS

4898-3834-0359.9

Table of Contents (continued)

Section 7.1 Conditions to Each Party’s Obligation to Effect the First Merger 67
Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub I 68

2

4898-3834-0359.9

Table of Contents (continued)

3

4898-3834-0359.9

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A    Defined Terms
Exhibit B    Form of Written Consent
Exhibit C    Form of Support Agreement
Exhibit D    Form of First Certificate of Merger
Exhibit E     Form of Second Certificate of Merger
Exhibit F    Form of Escrow Agreement
Exhibit G    Form of Letter of Transmittal
Exhibit H    Net Working Capital Calculation
Exhibit I    Reserved.
Exhibit J    Form of Release of Claims for Sale Bonus Recipients
Exhibit K    Form of Director and Officer Resignation
Exhibit L    Form of FIRPTA Certificate
Exhibit M    Company Offerings
Exhibit N    Additional Estimated Closing Statement Information
Exhibit O    Example Distribution Waterfall
Exhibit P    Form of Investor Questionnaire
SCHEDULES
Disclosure Schedules
Schedule 1.1(a)    Major Stockholders
Schedule 1.1(b)    Key Employees
Schedule 1.1(c)     Restricted Owners
Schedule 2.4(c)(iii)    Sale Bonus Recipients
Schedule 2.4(c)(vii)    Disbursement of Closing Payment to Company Securityholders, FASC and Sale Bonus Recipients
iv

4898-3834-0359.9

Schedule 2.4(f)(i)    Disbursement of Closing Adjustment Underpayment to Company Securityholders
Schedule 2.4(f)(ii)    Disbursement of Escrow / Representative Fund Releases to Company
Securityholders
Schedule 2.4(f)(iii)    Disbursement of Earn-Out Amount to Company Securityholders, Sale
            Bonus Recipients and FASC
Schedule 2.12        Earn-Out Computation
Schedule 5.7(a)(i)    Non-Offered Employees
Schedule 5.7(a)(iv)    Short-Term Hires
Schedule 5.8    Indebtedness to be Repaid at Closing
Schedule 5.9    Director Indemnification Agreements
Schedule 7.2(aa)    India Subsidiary Deliverables
Schedule 7.2(n)     Terminated Agreements
Schedule 11.9        Notice Addresses
Schedule A-1        Closing In The Money Options
Schedule A-2        Post-Closing In The Money Options
v

4898-3834-0359.9

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 10, 2025 (the “Agreement Date”) by and among Health Catalyst, Inc., a Delaware corporation (“Parent”), Traverse Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), Traverse Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Upfront Healthcare Services, Inc., a Delaware corporation (the “Company”), and WT Representative LLC, solely in its capacity as representative of the Company Securityholders (as defined herein) for certain purposes described in this Agreement (the “Representative”).
RECITALS
A.    The parties intend that Merger Sub I shall merge with and into the Company (the “First Merger”), with the Company being the surviving entity of the First Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), and, as part of the same overall transaction, the Company will then merge with and into Merger Sub II with Merger Sub II being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and pursuant to the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”).
B.    Each of the boards of directors of Merger Sub I and the Company and the sole member of Merger Sub II have determined that the Mergers are in the best interests of their respective companies and their stockholders and members, and have unanimously approved and declared the Mergers to be advisable on the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and the DLLCA, and the board of directors of the Company has unanimously recommended the adoption of this Agreement by the stockholders of the Company.
C.    Promptly following the execution and delivery of this Agreement, it is anticipated that the Requisite Stockholders (which shall include the Major Stockholders) will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of a stockholder written consent in the form attached hereto as Exhibit B (the “Written Consent”).
D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Schedule 1.1(a) (the “Major Stockholders”) are executing and delivering to Parent support agreements in substantially the form attached hereto as Exhibit C (each a “Support Agreement”).
E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each individual identified on Schedule 1.1(b) (each a “Key Employee”) is executing and delivering to Parent an offer letter and a confidential information and invention assignment agreement (collectively, the “Employment Documents”), which are conditioned upon the occurrence of the Closing.
F.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Person identified on Schedule 1.1(c) (each a “Restricted Owner”) is entering into a restriction agreement with Parent (each a “Restriction Agreement”), which are conditioned upon the occurrence of the Closing.

4898-3834-0359.9

G.    Parent and the Company intend, by executing this Agreement, that (i) the Mergers are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and (iii) Parent and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
H.    The Parent, the Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers, as set forth in this Agreement.
AGREEMENT
Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE 1

CERTAIN DEFINITIONS
As used in this Agreement, capitalized terms shall have the meanings given to such terms on Exhibit A hereto.
ARTICLE 2

THE MERGERS
Section 2.1The Closing. Subject to the earlier termination of this Agreement pursuant to Article 8, the closing of the First Merger (the “Closing”) shall take place by teleconference or through electronic exchange of transaction documents at 10:00 a.m. Mountain time on the third Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article 7 (other than those conditions that, by their terms, are to be satisfied by action to be taken at Closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as Parent and the Company agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, the Company and Merger Sub I shall cause the First Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit D (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL. The time of such filing and acceptance by the Secretary of State of the State of Delaware of the First Certificate of Merger shall be referred to herein as the “Effective Time.” As soon as practicable after the Effective Time, but in all cases within one (1) Business Day thereafter, the Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit E (the “Second Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA. The time of such filing and acceptance by the Secretary of State of the State of Delaware of the Second Certificate of Merger shall be referred to herein as the “Second Effective Time.”
Section 2.2Effects of the Mergers.
(a)The First Merger.
(i)At the Effective Time, Merger Sub I shall be merged with and into the Company, the separate existence of Merger Sub I shall cease and the Company shall be the surviving corporation of the First Merger pursuant to the terms of this Agreement and the First Certificate of Merger. The effect of the First Merger shall be as provided in this Agreement and

4898-3834-0359.9

the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub I shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Corporation, all as provided under the DGCL.
(ii)As of the Effective Time, by virtue of the First Merger, (A) the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time (except the name shall remain “Upfront Healthcare Services, Inc.” and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and (B) the bylaws of the Company shall be amended to conform to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time (except that all references to Merger Sub I shall be changed to refer to the Surviving Corporation’s name), and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(iii)As of the Effective Time, by virtue of the Merger, the directors and officers of Merger Sub I shall be the initial directors and officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed or until their earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)The Second Merger.
(i)At the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall be the surviving entity of the Second Merger pursuant to the terms of this Agreement and the Second Certificate of Merger. The surviving entity after the Second Effective Time is sometimes referred to herein as the “Surviving Entity”. The effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the foregoing, from and after the Second Effective Time, all of the property, rights, powers, privileges and franchises of the Surviving Corporation and Merger Sub II shall be vested in the Surviving Entity and all of the debts, obligations, liabilities, restrictions and duties of the Surviving Corporation and Merger Sub II shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Entity, all as provided under the DGCL and the DLLCA.
(ii)As of the Second Effective Time, by virtue of the Second Merger, the limited liability company operating agreement of Merger Sub II shall be the limited liability company operating agreement of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.
(iii)Parent shall be the managing member of the Surviving Entity. The officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the initial officers of the Surviving Entity as of immediately after the Second Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal, in each case in accordance with the limited liability company operating agreement of the Surviving Entity.
Section 2.3Cancellation and Conversion of Various Equity Interests.
(a)Upon the First Merger.
(i)Conversion of Merger Sub I Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any

4898-3834-0359.9

action on the part of any holder of any Merger Sub I common stock, each share of Merger Sub I common stock that is issued and outstanding prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub I common stock are so converted shall be the only equity securities of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.
(ii)Cancellation of Company Treasury Stock. Subject to the terms and conditions of this Agreement, at the Effective Time any and all capital stock held in the Company’s treasury or owned by the Company shall be cancelled and extinguished immediately prior to the Effective Time without any payment of any consideration therefor.
(iii)Treatment of Company Stock. At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of capital stock to be cancelled and extinguished pursuant to Section 2.3(a)(ii) above and Dissenting Shares) shall be cancelled and extinguished and be converted automatically into the right to receive consideration equal to: (A) its portion of the Closing Payment pursuant to Section 2.4(c); plus (B) its portion of any Closing Adjustment Underpayment pursuant to Section 2.9(g) (if any); plus (C) its portion of any Adjustment Escrow Release pursuant to Section 2.9(h) (if any); plus (D) its portion of any Indemnification Escrow Release pursuant to Section 9.7(c) (if any); plus (E) its portion of any Earn-Out Amount pursuant to Section 2.12 (if any); plus (F) its portion of any distributions from the Representative Fund pursuant to Section 11.1(g) (if any); in each case, as allocated in accordance with the terms of this Agreement and the Company’s Charter Documents.
(iv)Treatment of Company Options.
(1)Closing In The Money Options. At the Effective Time, pursuant to the terms of the Company Equity Plan and subject to the terms and conditions of this Agreement (including Section 2.8 hereof concerning Tax withholding obligations, if applicable), each Closing In the Money Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), shall be (by virtue of the First Merger and without any action on the part of Parent, Merger Sub, the Company, the Subsidiaries, any Company Optionholder or any other Person) cancelled, extinguished and converted automatically and entirely into the right to receive, with respect to each Company Optionholder’s Closing In the Money Options, an amount of consideration equal to (i) the amount such Company Optionholder would have received as the holder of the number of shares of Company Common Stock underlying such holder’s Closing In The Money Options pursuant to Section 2.3(a)(iii) if such Closing In The Money Options had been exercised in full without regard to vesting, minus (ii) the aggregate exercise price for the shares of Company Common Stock underlying such Closing In The Money Company Options.
(2)Post-Closing In The Money Options. At the Effective Time, pursuant to the terms of the Company Equity Plan and subject to the terms and conditions of this Agreement (including Section 2.8 hereof concerning Tax withholding obligations, if applicable), each Post-Closing In the Money Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), shall be (by virtue of the First Merger and without any action on the part of Parent, Merger Sub, the Company, the Subsidiaries, any Company Optionholder or any other Person) cancelled, extinguished and converted automatically and entirely into the right to receive, if and only if one or more Post-Closing Payments is paid pursuant to Section 2.4(d) hereof, with respect to each Company Optionholder’s Post-Closing In the Money Options, an amount of consideration equal to (i) the amount such Company Optionholder would have received as the holder of the number of shares of Company Common Stock underlying such holder’s Post-Closing In The Money Options pursuant to Section 2.3(a)(iii) if such Post-Closing In The Money Options had been exercised in full without regard to vesting, minus (ii) the aggregate exercise price for the shares of

4898-3834-0359.9

Company Common Stock underlying such Post-Closing In The Money Company Options; provided, however, that no consideration shall be due and payable under this Section 2.3(a)(iv)(2) in respect of any Post-Closing In The Money Option if the particular Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payments) would result in such amount being $0 or negative (i.e., less than $0) (it being acknowledged and agreed that any such Post-Closing In The Money Option would remain eligible to receive positive amounts in connection with a subsequent Post-Closing Payment).
(3)Company Actions Regarding Company Options. The Company shall, prior to the Closing, take or cause to be taken such actions (including the delivery of all notices), and shall obtain all such consents, as may be required to effect the foregoing provisions of this Section 2.3(a)(iv) and to terminate the Company Equity Plan, in each case after consultation with, and subject to the reasonable approval of, Parent.
(v)Treatment of Company Warrants.
(1)In the Money Company Warrants. At the Effective Time, subject to the terms and conditions of this Agreement, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be (by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Subsidiaries, any Company Warrantholder or any other Person) cancelled and extinguished and be converted automatically and entirely into the right to receive, with respect to each Company Warrantholder’s Company Warrant(s) an amount of consideration equal to (i) the amount such Company Warrantholder would have received as the holder of the number of shares of Company Stock underlying such holder’s Company Warrant(s) pursuant to Section 2.4 if such Company Warrant(s) had been exercised in full immediately prior to the Closing, minus (ii) the aggregate exercise price for the shares of Company Stock underlying such Company Warrant(s); provided, however, that no consideration shall be provided to or payable with respect to any Company Warrant for which such amount would be $0 or negative (i.e., less than $0) (an “Out of the Money Company Warrant”). The Company shall, prior to the Closing, take or cause to be taken such actions (including the delivery of all notices), and shall obtain all such consents, as may be required to effect the foregoing provisions of this Section 2.3(a)(v) after consultation with, and subject to the reasonable approval of, Parent.
(2)Out of the Money Company Warrants. At the Effective Time, each Out of the Money Company Warrant shall automatically be cancelled and terminated without consideration.
(b)Upon the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder of any common stock of the Surviving Corporation or any membership interests of Merger Sub II, (i) each share of common stock of the Surviving Corporation shall be cancelled and extinguished without payment of any consideration therefor and (ii) each membership interest of Merger Sub II shall remain outstanding and represent membership interests of the Surviving Entity.
Section 2.4Consideration; Closing Payment; Post-Closing Payments; Escrow / Representative Fund Releases.
(a)Merger Consideration. For all purposes of this Agreement, the term “Merger Consideration” shall mean: (i) the Base Cash Consideration (as the same is finally determined and adjusted pursuant to Section 2.9 hereof); plus (ii) shares of Parent Common Stock (rounded to the nearest whole share) with an aggregate value (based on the Reference Price) of $44,500,000 (the “Closing Payment Parent Stock”); plus (iii) any Earn-Out Amount becoming due and payable to the Company Securityholders pursuant to Section 2.12 hereof. For the avoidance of doubt, all Unaccredited Investors (and all Company Securityholders deemed to be Unaccredited Investors in accordance with the final

4898-3834-0359.9

sentence of Section 2.6(b)) shall receive Merger Consideration comprised one hundred percent (100%) of cash as is set forth on Schedule 2.4(c)(vii) and Schedule 2.4(f)(iii), as applicable.
(b)Closing Payment. For purposes of calculating the Merger Consideration payable at Closing, the Parties shall utilize the calculations set forth in the Estimated Closing Statement. The term “Closing Payment” shall mean: (i) the Estimated Merger Consideration as set forth in the Estimated Closing Statement (which, for the avoidance of doubt, is inclusive of the Adjustment Escrow Amount, the Indemnification Escrow Amount, and the Representative Fund Amount) plus (ii) without duplication, the amounts payable pursuant to Sections 2.4(c)(i) – (c)(iv).
(c)Disbursement and Allocation of Closing Payment. At the Closing, subject to the terms and conditions set forth in this Agreement, Parent shall pay or cause to be paid the Closing Payment as follows:
(i)the amount(s) payable to each Person designated by the Indebtedness Payoff Documentation (including, without limitation, to the holders of all Company Convertible Notes);
(ii)other than (A) amounts due and owing to FASC in connection with the Mergers (which amounts are addressed in clause (iv) below) and (B) amounts payable to Sale Bonus Recipients (which amounts are addressed in clause (iii) below), the aggregate amount of all Transaction Expenses (including the amount(s) payable to each Person designated by the invoices delivered pursuant to Section 7.2(v)), to the bank accounts designated in such invoices or in the Estimated Closing Statement;
(iii)the aggregate amount to be paid to the employees of the Company and/or any Subsidiary set forth on Schedule 2.4(c)(iii) (each such employee, a “Sale Bonus Recipient”) in connection with the consummation of the Mergers in the nature of a sale bonus, management incentive plan payment or other retention payment, together with the employer portion of any payroll and related Taxes due in connection therewith (collectively, the “Closing Sale Bonus Payments”), the cash portion of which Closing Sale Bonus Payments (together with the employer portion of payroll and related Taxes thereon) shall be paid to the Post-Closing Payroll Account for subsequent payment by Parent to the Sale Bonus Recipients and the remittance of payroll Taxes in accordance with applicable Laws, Section 5.12 hereof and Schedule 2.4(c)(vii) hereof;
(iv)all Transaction Expenses due and owing to FASC at the time of the Closing, in the manner set forth in Schedule 2.4(c)(vii) attached hereto;
(v)the Adjustment Escrow Amount and the Indemnification Escrow Amount, to the bank account(s) designated by the Escrow Agent in writing in advance of the Closing;
(vi)the Representative Fund Amount, to the bank account Representative designated by the Representative in writing in advance of the Closing;
(vii)to the Exchange Agent, the Escrow Agent and the Post-Closing Payroll Account (as applicable) for the benefit of the Company Securityholders, an aggregate amount of consideration equal to the remaining balance of the Closing Payment following the disbursements set forth in clauses (i)– (vi) above, if any, all as illustrated in the Closing Distribution Waterfall, with such aggregate consideration (subject to the satisfaction of the Payment Conditions) being further disbursed by or through the Exchange Agent, the Escrow Agent or the Post-Closing Payroll Account (as applicable), to such Company Securityholders (in each case, pro rata based on his, her or its respective Closing Payment Pro Rata Share) in the manner set forth on Schedule 2.4(c)(vii) attached hereto.
The Closing Payment shall be comprised of the Closing Payment Parent Stock and the balance of the Closing Payment shall be comprised of cash (the “Closing Payment Cash”). Payments of the Closing

4898-3834-0359.9

Payment made pursuant to Sections 2.4(c)(i), 2.4(c)(ii), 2.4(c)(v) and 2.4(c)(vi) above (the “Cash Only Closing Payments”) above shall be made in the form of Closing Payment Cash by wire transfer of immediately available U.S. funds. Payments of the Closing Payment made pursuant to Sections 2.4(c)(iii), 2.3(iv) and 2.4(c)(vii) above shall be comprised of (x) the Closing Payment Parent Stock and (y) the remaining Closing Payment Cash following the payment of the Cash Only Closing Payments, which amounts shall be disbursed in the manner set forth on Schedule 2.4(c)(vii) attached hereto.
(d)Allocation of Post-Closing Payments. The Parties hereby acknowledge and agree that, in accordance with the terms of this Agreement, upon the payment of any (i) Closing Adjustment Underpayment pursuant to Section 2.9(g) (if any), or (ii) Earn-Out Amount pursuant to Section 2.12 (if any) (each such payment a “Post-Closing Payment”), the provisions of this Section 2.4(d) shall apply. Notwithstanding anything to the contrary set forth herein, in connection with each Post-Closing Payment made pursuant to this Section 2.4(d), the provisions of Section 2.3(a)(iv)(2) shall apply such that to the extent that any Post-Closing Payment results in any Post-Closing In The Money Options (which had not previously become Final In The Money Options) becoming Final In The Money Options, the exercise price associated with such new Final In The Money Options shall be deducted from the payment otherwise due and owing to the holder(s) thereof pursuant to this Section 2.4(d).
(i)In the event that any Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) results in the Preferred Liquidation Amount applicable to all series of Company Preferred Stock continuing to be the Preferred OIP Liquidation Amount in all cases, then an aggregate amount of consideration (in the form set forth in the applicable provision of Section 2.4(f)) equal to the Aggregate Post-Closing Payment Amount shall be distributed to the Exchange Agent, the Escrow Agent and the Post-Closing Payroll Account (as applicable) for the benefit of holders of Company Common Securities only, with such aggregate consideration (subject to the satisfaction of the Payment Conditions) being further disbursed by or through the Exchange Agent, the Escrow Agent or the Post-Closing Payroll Account (as applicable), to such holders of Company Common Securities (in each case, pro rata based on his, her or its respective Common Securities Pro Rata Share after giving effect to the final sentence of the opening paragraph of Section 2.4(d) above) in the manner set forth in the applicable provision of Section 2.4(f) hereof, all as illustrated in the applicable Updated Closing Distribution Waterfall prepared by the Representative in respect of such Post-Closing Payment. For the avoidance of doubt, all Post-Closing Payments will be allocated pursuant to this Section 2.4(d)(i) unless and until the Preferred Liquidation Amount applicable to one or more series of Company Preferred Stock ceases to be the Preferred OIP Liquidation Amount and, instead, becomes the Preferred As-Converted Liquidation Amount (in which case, clause (ii) below will apply).
(ii)In the event that any Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) results in the Preferred Liquidation Amount applicable to any series of Company Preferred Stock ceasing to be the Preferred OIP Liquidation Amount applicable to such series of Company Preferred Stock and, instead, becomes the Preferred As-Converted Liquidation Amount applicable to any such series of Company Preferred Stock (each such series of Company Preferred Stock to which its Preferred As-Converted Liquidation Amount will thereafter apply, the “Flipping As-Converted Preferred Stock”), then an aggregate amount of consideration (in the form set forth in the applicable provision of Section 2.4(f)) equal to the Aggregate Post-Closing Payment Amount shall be distributed as follows:
(A)first, to the Exchange Agent and the Escrow Agent (as applicable) for the benefit of holders of Company Preferred Stock that becomes Flipping As-Converted Preferred Stock in connection with such specific Post-Closing Payment only, an amount of consideration that would result in each holder thereof receiving a portion of such Aggregate Post-Closing Payment Amount equal to the difference between such holder’s (x) Flipping As-Converted Pro Rata Share of the sum of (1) the Closing Payment, (2) the Post-Closing Payment being made pursuant to this

4898-3834-0359.9

Section 2.4(d)(ii) and (3) any other Post-Closing Payment previously paid, minus (y) the aggregate amount of Merger Consideration previously allocated to such holder in respect of his, her or its Flipping As-Converted Preferred Stock, all as illustrated in the applicable Updated Closing Distribution Waterfall prepared by the Representative in respect of such Post-Closing Payment, with such aggregate consideration (subject to the satisfaction of the applicable Payment Conditions) being further disbursed by the Exchange Agent and (if applicable) the Escrow Agent to the holders of such shares of Flipping As-Converted Preferred Stock so that each such holder receives the amount payable to such holder under this clause (A) in the manner set forth in the applicable provision of Section 2.4(f) hereof; and
(B)next, to the Exchange Agent, the Escrow Agent and the Post-Closing Payroll Account (as applicable) for the benefit of holders of Company Common Securities only, with such aggregate consideration (subject to the satisfaction of the Payment Conditions) being further disbursed by or through the Exchange Agent, the Escrow Agent or the Post-Closing Payroll Account (as applicable), to such holders of Company Common Securities (in each case, pro rata based on his, her or its respective Common Securities Pro Rata Share after giving effect to the final sentence of Section 2.4(d) above) in the manner set forth in the applicable provision of Section 2.4(f) hereof, all as illustrated in the applicable Updated Closing Distribution Waterfall prepared by the Representative in respect of such Post-Closing Payment.
Once a Post-Closing Payment has been made pursuant to this Section 2.4(d)(ii) for the first time, the following shall govern any subsequent Post-Closing Payments (if any), subject to the final sentence of the opening paragraph of this Section 2.4(d).
(e)If a subsequent Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) results in one or more new series of Company Preferred Stock becoming Flipping As-Converted Preferred Stock, such subsequent Post-Closing Payment shall be governed by Section 2.4(d)(ii).
(f)If a subsequent Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) does not result in one or more new series of Company Preferred Stock becoming Flipping As-Converted Preferred Stock, such subsequent Post-Closing Payment shall be governed by Section 2.4(d)(iii) below.
Once the Preferred Liquidation Amount applicable to each of (1) the Series B Company Preferred Stock, (2) the Series A-3 Company Preferred Stock, (3) the Series A-2 Company Preferred Stock and (4) the Series A-1 Company Preferred Stock ceases to be the Preferred OIP Liquidation Amount and, instead, becomes the Preferred As-Converted Liquidation Amount for each of such series of Company Preferred Stock, any and all subsequent Post-Closing Payments shall be governed by Section 2.4(d)(iv) below.
(i)In the event that, following a Post-Closing Payment of the nature described in Section 2.4(d)(ii) above, a subsequent Post-Closing Payment is made and such Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) does not result in one or more new series of Company Preferred Stock becoming Flipping As-Converted Preferred Stock, then an aggregate amount of consideration (in the form set forth in the applicable provision of Section 2.4(f)) equal to the Aggregate Post-Closing Payment Amount shall be distributed to the Exchange Agent, the Escrow Agent and the Post-Closing Payroll Account (as applicable) for the benefit of holders of Previously Flipped As-

4898-3834-0359.9

Converted Preferred Stock and Company Common Securities only, with such aggregate consideration (subject to the satisfaction of the Payment Conditions) being further disbursed by or through the Exchange Agent, the Escrow Agent or the Post-Closing Payroll Account (as applicable), to such holders of Previously Flipped As-Converted Preferred Stock and Company Common Securities (in each case, pro rata based on his, her or its respective Interim Flipped As-Converted Pro Rata Share after giving effect to the final sentence of the opening paragraph of Section 2.4(d) above) in the manner set forth in the applicable provision of Section 2.4(f) hereof, all as illustrated in the applicable Updated Closing Distribution Waterfall prepared by the Representative in respect of such Post-Closing Payment.
(ii)Once any Post-Closing Payment (when combined with the Closing Payment and any previously made Post-Closing Payment) has resulted in the Preferred Liquidation Amount applicable to each of (w) the Series B Company Preferred Stock, (x) the Series A-3 Company Preferred Stock, (y) the Series A-2 Company Preferred Stock and (z) the Series A-1 Company Preferred Stock ceasing to be the Preferred OIP Liquidation Amount and, instead, becoming the Preferred As-Converted Liquidation Amount in respect of each such series, then for any and all subsequent Post-Closing Payments an aggregate amount of consideration (in the form set forth in the applicable provision of Section 2.4(f)) equal to the Aggregate Post-Closing Payment Amount shall be distributed to the Exchange Agent, the Escrow Agent and the Post-Closing Payroll Account (as applicable) for the benefit of the holders of Company Common Securities and such series of Company Preferred Stock only, with such aggregate consideration (subject to the satisfaction of the Payment Conditions) being further disbursed by or through the Exchange Agent, the Escrow Agent or the Post-Closing Payroll Account (as applicable), to such Company Securityholders (in each case, pro rata based on his, her or its respective Fully As-Converted Pro Rata Share after giving effect to the final sentence of the opening paragraph of Section 2.4(d) above) in the manner set forth in the applicable provision of Section 2.4(f) hereof, all as illustrated in the applicable Updated Closing Distribution Waterfall prepared by the Representative in respect of such Post-Closing Payment.
(g)Updated Distribution Waterfall. In the event that any Post-Closing Payment becomes due and payable pursuant to Section 2.4(d) above, the Representative (acting in good faith) shall update the Closing Distribution Waterfall (an “Updated Distribution Waterfall”) to reflect (i) any changes to the Preferred Liquidation Amount applicable to each series of Company Preferred Stock (i.e., the Preferred Liquidation Amount for a particular series of Company Preferred Stock ceasing to be the Preferred OIP Liquidation Amount and, instead, becoming the Preferred As-Converted Liquidation Amount), (ii) any Post-Closing In The Money Options that become Final In The Money Options in connection with such Post-Closing Payment, (iii) the definitive and accurate Merger Consideration as of such Post-Closing Payment (taking into account such Post-Closing Payment, any other Post-Closing Payments previously made and the Closing Payment) and (iv) to the extent applicable, each Company Securityholder’s Common Securities Pro Rata Share, Flipping As-Converted Pro Rata Share, Interim Flipped As-Converted Pro Rata Share and/or Fully As-Converted Pro Rata Share. Based on the Updated Distribution Waterfall, the Representative shall deliver to Parent a written schedule setting forth the amounts due and payable to each Company Securityholder in respect of such Post-Closing Payment. The Updated Distribution Waterfall will set forth updated Indemnification Pro Rata Shares for each Company Securityholder (as such Indemnification Pro Rata Shares are recalculated to take into account the payment of such Post-Closing Payment).
(h)Form and Disbursement of Post-Closing Payments and Escrow / Representative Fund Releases.
(i)Post-Closing Payments relating to any Closing Adjustment Underpayment shall be (x) comprised entirely of cash, (y) allocated amongst the applicable Company Securityholders in the manner provided for in Section 2.4(d) above and (z) paid in the manner set forth on Schedule 2.4(f)(i).
(ii)Payments relating to any Adjustment Escrow Release, Indemnification Escrow Release or distributions from the Representative Fund shall be (x) comprised entirely of cash, (y) allocated amongst each Company Securityholder pro rata based on his, her or its

4898-3834-0359.9

respective Closing Payment Pro Rata Share and (z) paid in the manner set forth on Schedule 2.4(f)(ii).
(iii)Post-Closing Payments relating to any Earn-Out Amount shall be (x) comprised (subject to the proviso to this clause (ii)) 37.5% of cash and 62.5% of shares of Parent Common Stock valued at the Reference Price (“Earn-Out Payment Parent Stock”), (y) allocated amongst the applicable Company Securityholders in the manner provided for in Section 2.4(d) above and (z) paid in the manner set forth on Schedule 2.4(f)(iii); provided, however, that, notwithstanding anything to the contrary set forth herein, in no event shall the aggregate number of shares of (A) Closing Payment Parent Stock issued pursuant to Section 2.4(c) hereof plus (B) Earn-Out Payment Parent Stock issued pursuant to this Section 2.4(f)(iii) exceed the Parent Stock Ceiling. In the event Parent and the Representative determine in good faith, following the final determination of the Final Earn-Out Amount (and based on the Representative’s Updated Distribution Waterfall in respect of the payment of the Earn-Out Amount), that the number of shares of Earn-Out Payment Parent Stock to be issued under the immediately prior sentence will cause the number of shares of Parent Common Stock issued pursuant to this Agreement to exceed the Parent Stock Ceiling, the portion of Parent Common Stock issued in connection with the payment of the Earn-Out Amount will be reduced so as to respect the Parent Stock Ceiling and the portion of cash payable in connection with the Earn-Out Amount will be correspondingly increased.
(iv)With respect to any payments made pursuant to this Section 2.4(f), unless a Company Securityholder provides updated payment delivery instructions to the Exchange Agent, each delivery of any portion of such payment to a particular Company Securityholder shall be effected in accordance with the payment delivery instructions set forth in such Person’s Letter of Transmittal.
(i)Fractional Shares; Payments. No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers. Any Company Securityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (including with respect to any Earn-Out Amount) shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the Reference Price, rounded to the nearest whole cent. All payments to be made by Parent hereunder shall be without interest.
(j)Employer Portion of Payroll Taxes on Merger Consideration and Compensation Payments. Notwithstanding anything to the contrary contained herein, in the event that any payment of (i) Merger Consideration (including the Closing Payment, any Post-Closing Payment and any releases of all or any portion of the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Representative Fund) that is compensatory in nature, (ii) any Closing Employee Payment, or (iii) any payment of any Sale Bonus Payment hereunder is made to a Person that is subject to Tax withholding, the Company Securityholders shall bear the employer portion of any payroll and related Taxes due in connection with such payments (the “Employer Payroll Taxes”). Upon any such payment, the aggregate amount of applicable Employer Payroll Taxes shall be funded to the Post-Closing Payroll Account and the applicable payment to the Company Securityholders associated with such Tax obligation (if any) shall be reduced accordingly.
Section 2.5Escrow Funds; Representative Fund.
(a)Escrows. On the Closing Date, Parent shall deposit with the Escrow Agent (i) the Adjustment Escrow Amount, to be held in trust as an escrow fund (such amount, together with any interest, dividends, gains and other income thereon, the “Adjustment Escrow Fund”), and (ii) the Indemnification Escrow Amount, to be held in trust as an escrow fund (such amount, together with any interest, dividends, gains and other income thereon, the “Indemnification Escrow Fund”), in each case which amounts shall not become payable to the Company Securityholders as of the Closing Date but shall instead be paid in accordance with, and subject to the provisions of, this Agreement and pursuant to the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).

4898-3834-0359.9

(b)Representative Fund. On the Closing Date, Parent shall deposit the Representative Fund Amount with the Representative, by wire transfer of immediately available funds to an account designated by the Representative at least four (4) days prior to the Closing Date, which shall be held by the Representative in a separate client account (the “Representative Fund”) and shall be utilized and administered by the Representative in accordance with the provisions of Section 11.1 hereof.
Section 2.6Closing Exchange.
(a)Promptly after the Effective Time or any event causing a Post-Closing Payment or the release of all or any portion of the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Representative Fund, Parent (or the Representative, in connection with a release of cash from the Representative Fund) shall deposit, or cause to be deposited, for the benefit of the Company Securityholders:
(i)with Wilmington Trust, N.A. or such other Person as Parent may select (the “Exchange Agent”), the cash consideration payable to the Company Securityholders (other than holders of Closing In The Money Options that are subject to Tax withholding) and the holders of Company Convertible Notes pursuant to Section 2.4(c), to be held by the Exchange Agent in accordance with the terms of the exchange agent agreement (the “Exchange Agent Agreement”) to be executed at or prior to the Closing by Parent and the Exchange Agent;
(ii)in the Post-Closing Payroll Account, the cash consideration payable to holders of Closing In The Money Options that are subject to Tax withholding, to be administered by Parent or the Surviving Entity and the applicable payroll processor in accordance with Section 2.4 above and applicable Laws;
(iii)with respect to the Closing Payment only, with the Escrow Agent, the portion of the Closing Payment comprised of Parent Common Shares payable to FASC, the Sale Bonus Recipients and the Company Securityholders pursuant to Section 2.4(c), to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. Any Parent Common Shares that are deposited with the Escrow Agent pursuant to this Section 2.6(a)(iii) shall be treated by Parent and its Affiliates as issued and outstanding capital stock of Parent, and shall be held by the Escrow Agent as a book position registered in the name Wilmington Trust, N.A., as Escrow Agent FBO Traverse Beneficiaries, in trust for the account and benefit of FASC, the Sale Bonus Recipients and the applicable Company Securityholders. Notwithstanding the foregoing, Parent shall not so deposit with the Escrow Agent any Parent Common Shares retained by Parent pursuant to the terms of any Restriction Agreement, which Parent Common Shares shall be paid out (if at all) in accordance with the terms of the applicable Restriction Agreement.
(b)The Company shall deliver (which may be done electronically) as soon as is reasonably practicable following the Agreement Date, to each Person who is a holder of Company Convertible Notes and/or a Company Securityholder as of immediately prior to the Effective Time a letter of transmittal in substantially the form attached hereto Exhibit G (a “Letter of Transmittal”), together with the Information Statement, a Support Agreement (with respect to Company Securityholders only), an Investor Questionnaire (with respect to Company Securityholders only) and all other documents, information and agreements that such Person will need to review, complete, execute and/or deliver in connection with the Mergers. Payments of Merger Consideration (including the Closing Payment, any Post-Closing Payment and/or any releases of all or any portion of the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Representative Fund (if any)) shall be made only to those Persons who are entitled to receive such payments under Section 2.4 hereof and who deliver (i) a duly completed and validly executed Investor Questionnaire (with respect to Persons who are to receive Merger Consideration in the form of Parent Common Stock only), (ii) a duly completed and validly executed Letter of Transmittal, and (iii) a duly completed and validly executed IRS Form W-9 from each such Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code and applicable IRS Form W-8 from each such Person that is not a “United States Person” (together with any other documents as Parent shall reasonably require) (such delivery, the “Payment Conditions”). Parent shall have no obligation to deliver, or cause to be delivered, any Merger Consideration to (w) any holder of Company Convertible Notes, (x) FASC, (y) any Sale Bonus Recipient or (z) any particular Company

4898-3834-0359.9

Securityholder until such Person has satisfied the Payment Conditions. For the avoidance of doubt, in the event that an applicable Person has not returned to the Company and Parent a fully executed and completed Investor Questionnaire on or before the IQ Cut-Off Time, such Person will be treated as an Unaccredited Investor for purposes of the calculation, payment and disbursement of the Closing Payment and any Earn-Out Amount (as the case may be).
(c)With respect to any Person eligible to receive payments or consideration in connection with the Mergers pursuant to Section 2.4 above that has not satisfied the applicable Payment Conditions on or prior to the Effective Time, an event causing a Post-Closing Payment or the release of all or any portion of the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Representative Fund, as applicable, then any portion of such payment or consideration that would otherwise be paid to such Person shall be held by Parent, the Exchange Agent or the Escrow Agent (as applicable), without interest, until such Person satisfies the applicable Payment Conditions, and Parent shall, promptly after the Payment Conditions are satisfied, and in any event, within ten (10) Business Days of the Payment Conditions being satisfied, pay to such Person all payments or consideration payable to such Person pursuant to Section 2.4 and shall instruct and cause the Exchange Agent and the Escrow Agent to pay to such Person all payments or consideration payable to such Person pursuant to Section 2.4. Notwithstanding the foregoing or any other provision of this Agreement, in no event shall the Escrow Agent, the Exchange Agent, Parent or the Surviving Entity, or any of their respective Affiliates, be liable to any Person for any amount properly (i) paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or (ii) disbursed or released upon the expiration of the Escrow Agreement or the Exchange Agent Agreement.
(d)From and after the Effective Time, no shares of Company Stock, Company Options, Company Warrants or Company Convertible Notes that were outstanding immediately prior to the Effective Time will be deemed to be outstanding and the Company Securityholders shall cease to have any rights with respect thereto except as provided in this Agreement or by applicable Law.
(e)At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Stock that was issued and outstanding prior to the Effective Time shall thereafter be made.
Section 2.7Dissenting Shares. If, in connection with the First Merger, any holder of Company Stock shall have demanded and perfected their appraisal rights in accordance with Section 262 of the DGCL, none of such Dissenting Shares shall be converted into a right to receive the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in this Agreement, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). In the event that any holder of Company Stock fails to make an effective demand for payment or fails to perfect his, her or its appraisal rights as to his, her or its shares of Company Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.3(a)(iii) in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall deliver to the holder thereof, following the satisfaction of the Payment Conditions, the Merger Consideration to which such holder of Company Stock would have been entitled under this Agreement (at the time(s) and in the form(s) set forth in this Agreement) with respect to such shares. The Company shall give Parent (a) prompt written notice (and in no event more than twenty-four (24) hour notice) of (i) any demand received by the Company for payment for Dissenting Shares in accordance with the DGCL, and (ii) any withdrawals of any such demand and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company agrees that, except with Parent’s prior written consent, the Company shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for payment in connection with the exercise of appraisal rights.
Section 2.8Tax Withholding. Each of Parent, the Surviving Corporation, the Surviving Entity, the Exchange Agent and/or the Escrow Agent (as applicable) shall be entitled to deduct and

4898-3834-0359.9

withhold, or cause to be deducted and withheld, from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement (including any Post-Closing Payment or any release of all or any portion of the Adjustment Escrow Fund, the Indemnification Escrow Fund and/or the Representative Fund), the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.9Estimated Closing Statement; Post Closing Adjustment.
(a)At least four (4) days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Statement. The Estimated Closing Statement shall be prepared by the Company in good faith in accordance with the Accounting Principles and, to the extent relating to Net Working Capital, in a manner consistent with the calculation of Net Working Capital set forth on Exhibit H hereto, and shall be certified as such by the Company’s chief executive officer. The Company shall provide Parent and its accounting and financial staff, auditors and advisors reasonable access to the books and records of the Company and the Subsidiaries (and their respective accounting and financial staff and advisors) in connection with Parent’s review thereof. The Company shall consider in good faith changes requested by Parent to the Estimated Closing Statement, and shall make such modifications thereto as are necessary to update the information thereon and to take into account comments thereto provided by Parent. To the extent that the Estimated Closing Statement (after giving effect to any changes or modifications thereto as contemplated by the preceding sentence) is reasonably satisfactory to Parent, the Estimated Closing Indebtedness Amount, the Estimated Unpaid Transaction Expenses, the Estimated Pre-Closing Taxes, the Estimated Closing Cash Amount, the Estimated Net Working Capital (and, based thereon, the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Shortfall), the Estimated Merger Consideration and the Closing Payment as applicable, set forth on the Estimated Closing Statement (as so changed or modified) shall be used for purposes of calculating the Base Cash Consideration and the Estimated Closing Adjustment Amount. Neither any comments or changes proposed by Parent to the Estimated Closing Statement nor Parent’s acceptance of the Estimated Closing Statement for purposes of satisfying the closing condition in Section 7.2(p) shall be deemed to be an agreement by Parent that the Estimated Closing Statement is accurate or complete and shall not affect, in any manner whatsoever, Parent’s rights pursuant to this Section 2.9.
(b)Within ninety (90) days after the Closing Date, Parent shall deliver to the Representative a statement (the “Parent Closing Statement”), which Parent Closing Statement shall be prepared by Parent in good faith in accordance with the Accounting Principles and, to the extent relating to Net Working Capital, in a manner consistent with the calculation of Net Working Capital set forth on Exhibit H hereto, and shall be certified by an executive officer of Parent. The Parent Closing Statement shall set forth Parent’s calculation of the following: (i) the Closing Indebtedness Amount; (ii) the Unpaid Transaction Expenses; (iii) the Unpaid Pre-Closing Taxes; (iv) the Closing Cash Amount; (v) the Net Working Capital and, based thereon, the Net Working Capital Surplus or the Net Working Capital Shortfall, as applicable; and, based on the foregoing, Parent’s calculation of the Closing Adjustment Amount (the “Parent Closing Adjustment Amount”).
(c)If the Representative wishes to object to any information contained on the Parent Closing Statement or Parent’s calculation of the Parent Closing Adjustment Amount, the Representative shall deliver to Parent, within thirty (30) days after the date of delivery of the Parent Closing Statement by Parent, a written notice (the “Disputed Items Notice”) specifying the items to which the Representative objects and the basis therefor in reasonable detail and setting forth the Representative’s proposed modifications to the Parent Closing Statement and the Representative’s proposed Closing Adjustment Amount. If the Representative does not deliver a Disputed Items Notice to Parent within thirty (30) days after the date of delivery of the Parent Closing Statement, the Parent Closing Adjustment Amount set forth in the Parent Closing Statement will be final and binding upon the parties for purposes of this Section 2.9.
(d)If the Representative timely delivers a Disputed Items Notice in accordance with Section 2.9(c), the Representative and Parent will attempt in good faith to resolve the disputed items set

4898-3834-0359.9

forth thereon (the “Agreed Adjustments”). If the Representative and Parent resolve some (but not all) of the disputed items, the agreed upon portions of the Parent Closing Statement and the Parent Closing Adjustment Amount related thereto, as modified to give effect to the Agreed Adjustments, will be final and binding upon the parties for purposes of this Section 2.9. If the Representative and Parent resolve all of the disputed items, the Parent Closing Adjustment Amount, as modified to give effect to the Agreed Adjustments, will be final and binding upon the parties for purposes of this Section 2.9.
(e)If the Representative and Parent are unable to agree upon the resolution of all disputed items within thirty (30) days after delivery of the Disputed Items Notice, the Representative and Parent will engage Deloitte or, if such firm is unable or unwilling to act, to an independent, nationally recognized accounting firm mutually agreed upon by the Representative and Parent (in either case, the “Accounting Firm”) to resolve the disputed items specified in the Disputed Items Notice that the Representative and Parent were not able to resolve prior to such engagement (the “Unresolved Disputed Items”). The Accounting Firm shall act as arbiter, shall issue a final and binding resolution with respect to only Unresolved Disputed Items and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The Accounting Firm will resolve the Unresolved Disputed Items in accordance with the Accounting Principles and the terms and conditions of this Agreement (including, without limitation, if an Unresolved Disputed Item relates to Net Working Capital, in a manner consistent with the calculation of Net Working Capital set forth on Exhibit H). The determination of the Accounting Firm as to the Unresolved Disputed Items will be made within sixty (60) days after being selected and will be final and binding upon the parties for purposes of this Section 2.9. The fees, costs and expenses of the Accounting Firm will be borne by the Representative (on behalf of the Company Securityholders from the Representative Fund or, if the Representative Fund has been fully depleted, from the Company Securityholders on a joint and several basis), on the one hand, and Parent, on the other, in inverse proportion as each party may prevail (based on the disputed items as resolved by the Accounting Firm as compared to the disputed items proposed by such party), as determined by the Accounting Firm, or, if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne and paid fifty percent (50%) by the Representative (on behalf of the Company Securityholders from the Representative Fund or, if the Representative Fund has been fully depleted, from the Company Securityholders on a joint and several basis) and fifty percent (50%) by Parent. The Parent Closing Adjustment Amount, after giving effect to any Agreed Adjustments pursuant to Section 2.9(d) and/or the resolution of Unresolved Disputed Items by the Accounting Firm pursuant to this Section 2.9(e), as and if applicable, shall be referred to herein as the “Final Closing Adjustment Amount.”
(f)In the event that the Estimated Closing Adjustment Amount exceeds the Final Closing Adjustment Amount (the amount of such excess, the “Closing Adjustment Overpayment”), the Closing Adjustment Overpayment shall be owed to Parent, and Parent shall be entitled to recover an amount equal to the Closing Adjustment Overpayment from the Adjustment Escrow Fund (subject to the final sentence of this clause (f)). The Representative and Parent shall execute a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Parent an amount equal to the Closing Adjustment Overpayment from the Adjustment Escrow Fund within five (5) Business Days after the determination of the Final Closing Adjustment Amount. Parent’s sole source of recovery for any Closing Adjustment Overpayment shall be the Adjustment Escrow Fund, and the aggregate amount that Parent may recover for any Closing Adjustment Overpayment is the lesser of (i) the Closing Adjustment Overpayment or (ii) the Adjustment Escrow Amount.
(g)In the event that the Final Closing Adjustment Amount exceeds the Estimated Closing Adjustment Amount (the amount of such excess, the “Closing Adjustment Underpayment”), the Closing Adjustment Underpayment shall be owed to the Company Securityholders in accordance with Section 2.4(f)(ii) hereof (subject to the final sentence of this clause (g)). In such case, Parent shall, within ten (10) Business Days after the later to occur of (x) the determination of the Final Closing Adjustment Amount or (y) delivery by the Representative of the Updated Distribution Waterfall in respect of the Closing Adjustment Underpayment, pay or cause to be paid to the Company Securityholders (through the Exchange Agent or the Post-Closing Payroll Account, as applicable) an aggregate amount of cash equal to such Closing Adjustment Underpayment in accordance with the provisions of Section 2.4(f)(ii); provided, however that the aggregate amount that the Company Securityholders may recover for any Closing

4898-3834-0359.9

Adjustment Underpayment is the lesser of (i) the Closing Adjustment Underpayment or (ii) the Adjustment Escrow Amount.
(h)In the event that the amount of any Closing Adjustment Overpayment does not exceed the amount of the Adjustment Escrow Fund, as soon as reasonably practicable following the determination of Final Closing Adjustment Amount, the Representative and Parent shall execute a joint instruction to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Fund (less any Closing Adjustment Overpayment) for payment to the Company Securityholders in accordance with Section 2.4(f)(ii) hereof (an “Adjustment Escrow Release”). In such case, Parent shall within ten (10) Business Days following the later to occur of (x) such Adjustment Escrow Release by the Escrow Agent or (y) delivery by the Representative of the Updated Distribution Waterfall in respect of the Adjustment Escrow Release, pay or cause to be paid to each Company Securityholder (through the Exchange Agent or the Post-Closing Payroll Account, as applicable) the portion of the Adjustment Escrow Release to which he, she or it is entitled pursuant to Section 2.4(f)(ii).
(i)With respect to this Section 2.9, each party hereto shall make available to the other parties and, if applicable, the Accounting Firm, such books and records (in electronic format, if applicable), personnel and other information as any of the foregoing may reasonably request to prepare and review the Estimated Closing Statement (and the various amounts set forth therein), the Parent Closing Statement (and the various amounts set forth therein) or any Unresolved Disputed Items submitted to the Accounting Firm.
Section 2.10Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, the Subsidiaries, Parent, the Surviving Entity, and the Company Securityholders and their respective officers, directors and managers shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Mergers and to carry out the purposes and intent of this Agreement.
Section 2.11Tax Consequences. The Mergers are intended to be treated as a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Income Tax Regulations Sections 1.368-2(g) and 1.368-3(a). Provided that the Restricted Owners shall have complied with their obligations under the final sentence of Section 7.2(l), the parties shall not (a) knowingly take any action (or knowingly fail to take any action) if such action (or failure) would be reasonably likely to cause the Mergers (taken together) to fail to so qualify, or (b) take a reporting position that is inconsistent with that intention, unless otherwise required following a determination within the meaning of Section 1313 of the Code. None of the parties to this Agreement makes any representation regarding whether the Mergers will so qualify. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.
Section 2.12Earn-Out.
(a)Earn-Out Amount. The Company Securityholders shall have a contingent right to receive additional consideration, with an aggregate value equal to the Earn-Out Amount, which shall be payable, if at all, upon the achievement of the applicable measurements and in the amounts determined pursuant to Schedule 2.12 (or as otherwise set forth in this Section 2.12). In the event that the Earn-Out Amount is to be paid, each Company Securityholder will be entitled to receive his, her or its portion of such payment as is allocated in accordance with Section 2.4(d) above, subject to, and paid in accordance with, Section 2.12(c). No Company Securityholder shall be entitled to receive, and shall not receive, any portion of the Earn-Out Amount unless and until, and only to the extent, the requirements specified for the payment thereof as set forth on Schedule 2.12 are achieved as set forth thereon (or as otherwise set forth in this Section 2.12).

4898-3834-0359.9

(b)Determination of Earn-Out Amount.
(i)Within seventy-five (75) days after the Earn-Out Measurement Date, Parent shall deliver to the Representative a statement (the “Earn-Out Statement”), executed by Parent, setting forth Parent’s good faith calculation of the Earn-Out Amount.
(ii)If the Representative wishes to object to any information contained in the Earn-Out Statement, the Representative shall deliver to Parent, within thirty (30) days after the date of delivery of the Earn-Out Statement by Parent, a written notice (the “Earn-Out Dispute Notice”) specifying the items to which the Representative objects and the basis therefor in reasonable detail and setting forth the Representative’s proposed modifications to the Earn-Out Statement. Parent shall, and shall cause the Surviving Entity to, provide the Representative and its accounting and financial staff, auditors and advisors reasonable access to the books and records of the Surviving Entity and its and their accounting and financial staff, auditors and advisors in connection with the Representative’s review thereof. If the Representative does not deliver the Earn-Out Dispute Notice to Parent within thirty (30) days after the date of delivery of the Earn-Out Statement, Parent’s calculation of the Earn-Out Amount will be final and binding upon the parties for purposes of this Section 2.12.
(iii)If the Representative timely delivers the Earn-Out Dispute Notice in accordance with Section 2.12(b)(ii), the Representative and Parent will attempt in good faith to resolve the disputed items set forth thereon (the “Agreed Earn-Out Adjustments”). If the Representative and Parent resolve some (but not all) of the disputed items, the agreed upon portions of the Earn-Out Statement and the Earn-Out Amount related thereto, as modified to give effect to the Agreed Earn-Out Adjustments, will be final and binding upon the parties for purposes of this Section 2.12. If the Representative and Parent resolve all of the disputed items, the Earn-Out Statement and the Earn-Out Amount, as modified to give effect to the Agreed Earn-Out Adjustments, will be final and binding upon the parties for purposes of this Section 2.12.
(iv)If the Representative and Parent are unable to agree upon the resolution of all disputed items within thirty (30) days after delivery of the Earn-Out Dispute Notice, the Representative and Parent will engage the Accounting Firm or, if such firm is unable or willing to act, to an independent, nationally recognized accounting firm mutually agreed upon by the Representative and Parent to resolve the disputed items specified in the Earn-Out Dispute Notice that the Representative and Parent were not able to resolve prior to such engagement (the “Unresolved Earn-Out Disputed Items”). The Accounting Firm shall act as an arbiter, shall issue a final and binding resolution with respect to only Unresolved Earn-Out Disputed Items and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The determination of the Accounting Firm as to the Unresolved Earn-Out Disputed Items will be made within sixty (60) days after being selected, will be final and binding upon the parties for purposes of this Section 2.12, and will be used for purposes of calculating the Earn-Out Amount. The fees, costs and expenses of the Accounting Firm will be borne by the Representative (on behalf of the Company Securityholders from the Representative Fund or, if the Representative Fund has been fully depleted, from the Company Securityholders on a joint and several basis), on the one hand, and Parent, on the other, in inverse proportion as each party may prevail (based on the disputed items as resolved by the Accounting Firm as compared to the disputed items proposed by such party), as determined by the Accounting Firm, or, if the Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne and paid fifty percent (50%) by the Representative (on behalf of the Company Securityholders from the Representative Fund or, if the Representative Fund has been fully depleted, from the Company Securityholders on a joint and several basis) and fifty percent (50%) by Parent. The Earn-Out Statement, and the Earn-Out Amount set forth therein, after giving effect to any Agreed Earn-Out Adjustments pursuant to Section 2.12(b)(iii) and/or the resolution of Unresolved Earn-Out Disputed Items by the Accounting Firm pursuant to this Section 2.12(b)(iv), as and if applicable, shall be referred to herein as the “Final Earn-Out Amount.”

4898-3834-0359.9

(c)Payment of Earn-Out Amount. Following the final determination of the Final Earn-Out Amount in accordance with Section 2.12(b) above, Parent shall, within ten (10) Business Days after the later to occur of (x) the determination of the Final Earn-Out or (y) delivery by the Representative of the Updated Distribution Waterfall in respect of the Final Earn-Out Amount, pay or cause to be paid the Earn-Out Amount as follows: (i) to the Sale Bonus Recipients (in the manner and form set forth on Schedule 2.4(f)(iii)) an aggregate amount equal to the portion of the Earn-Out Amount to which the Sale Bonus Recipients are entitled pursuant to their respective Sale Bonus Agreements (less applicable withholding taxes); (ii) to FASC (in the manner and form set forth on Schedule 2.4(f)(iii)) an aggregate amount equal to the portion of the Earn-Out Amount to which FASC is entitled pursuant to its engagement letter with the Company; and (iii) the balance to the Company Securityholders in accordance with Section 2.4(f)(iii) above, which Earn-Out Amount shall be allocated amongst such Company Securityholders in accordance with Section 2.4(d) and Section 2.4(f)(iii) above. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, the portion of the Earn-Out Amount available for distribution to the Company Securityholders pursuant to clause (iii) hereof shall be reduced by the portion of the Earn-Out Amount that is paid to the Sale Bonus Recipients and FASC pursuant to clauses (i) and (ii) hereof.
(d)Earn-Out Limitations and Conditions. The contingent right of each Company Securityholder to receive his, her or its allocable portion of the Earn-Out Amount (if any), (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws; (ii) will not be represented by any form of certificate or separate instrument; (iii) does not represent an ownership interest in Parent, the Surviving Corporation, the Surviving Entity or any of their Affiliates and will not entitle any Company Securityholder to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to any holder of securities; (iv) is not redeemable; and (v) may not be sold, assigned, transferred, pledged, gifted, conveyed or otherwise disposed of except by operation of law, pursuant to the laws of descent and distribution or a transfer by a Company Securityholder to a trust established for estate planning purposes and any transfer in violation thereof shall be null and void. Except with respect to the common law duty of good faith and fair dealing, the contingent right of the Company Securityholders to receive the Earn-Out Amount (if any) does not create any express or implied fiduciary or special relationship among Parent, the Surviving Corporation, the Surviving Entity or their respective Affiliates and any Company Securityholder or create any express or implied fiduciary, special or other duties on the part of Parent, the Surviving Corporation, the Surviving Entity or their respective Affiliates to any Person.
(e)Right to Conduct Business. The Company Securityholders agree and acknowledge that: (i) Parent and the Surviving Entity may, from time to time, make business decisions and take actions, in each case that are commercially reasonable to Parent’s business as a whole, in the conduct of the business of Parent, the Surviving Entity and their respective Affiliates following the Closing, including decisions and actions that may have an adverse impact on the achievement or maximization of the Earn-Out Amount; (ii) neither Parent nor the Surviving Entity will have any duty or obligation to any Person (including any Company Securityholder) to operate the Surviving Entity in a manner designed to maximize the likelihood of the payment of the Earn-Out Amount or the amount thereof; and (iii) following the Effective Time, all decisions with respect to the Surviving Entity shall be made by Parent and the Surviving Entity in their sole and exclusive discretion, subject to the following sentence. The Company Securityholders hereby acknowledge and agree that they shall not have, and hereby waive, the right to claim any lost earnings or other damages as a result of such decisions so long as the actions were not taken by Parent in bad faith for the principal purpose of preventing the achievement of the Earn-Out Amount. Nothing contained in this Section 2.12 or elsewhere in this Agreement shall (x) grant or be construed to grant any Person other than Parent any right to make or participate in any decisions with respect to any aspect of the operation of the Surviving Entity or its business following the Closing or (y) preclude Parent or the Surviving Entity from selling or causing the sale of any Company Offering, business, business unit or division or any asset or assets of the Surviving Entity, including outside of the ordinary course of business; provided, however, that, in the event that, prior to 11:59 p.m. Mountain Time on the Earn-Out Measurement Date, (1) the Surviving Entity, the Business or all or substantially all of the assets thereof is acquired by an unaffiliated third party purchaser (whether by virtue of a merger, equity sale, asset sale or other similar transaction), then the maximum Earn-Out Amount (i.e., $33.4 million) shall be deemed fully earned hereunder, and (2) the Business’s marketing solutions platform, urgent care business and/or core platform (but not all or substantially all assets of the

4898-3834-0359.9

Business) is acquired by an unaffiliated third party purchaser, then the calculation of the Earn-Out Amount pursuant to Schedule 2.12 shall take into account such transaction(s) with the manner provided for in Schedule 2.12. For the avoidance of doubt, the proviso in the immediately preceding sentence shall not be triggered (and no acceleration or payment of any Earn-Out Amount shall be triggered) in the event Parent is sold, undergoes a change of control or is otherwise taken private.
(f)Right of Set-off. Notwithstanding any other provision in this Section 2.12, the payment of the Earn-Out Amount (if any) shall be subject to Parent’s set-off rights in Section 9.6(c).
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES
The Company hereby represents and warrants to Parent and the Merger Subs that the statements contained in this Article 3 are correct and complete as of the Agreement Date except as otherwise set forth in the schedules prepared by the Company and attached to this Agreement (the “Disclosure Schedules”), which Disclosure Schedules are incorporated by reference herein. The Disclosure Schedules shall be arranged in Sections corresponding to the numbered and lettered Sections of this Article 3, and the disclosures in any Section of the Disclosure Schedules shall provide information regarding, and qualify only, the corresponding numbered and lettered Section of this Article 3, unless and to the extent that (a) cross references to other Sections are set forth in the Disclosure Schedules or (b) it is reasonably apparent by the face of the disclosure that such disclosure qualifies one or more of the numbered or lettered Sections of this Article 3. For purposes of this Agreement, a document shall be deemed to have been “made available” to Parent only if it has been posted in the electronic data site maintained on the “Datasite” cloud platform on behalf of the Company in connection with the Mergers (the “Virtual Data Room”) no later than two (2) Business Days prior to the Agreement Date (and has not been subsequently removed or modified prior to the Agreement Date).
Section 3.1Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on the Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, licensed or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary. Schedule 3.1(a) sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has made available to Parent true and complete copies of its organizational and governance documents, including the Charter, its bylaws and all preferred financing documents currently in effect, including all amendments thereto (collectively, the “Charter Documents”). The Company is not in violation of any of its Charter Documents and none of the terms or provisions set forth in this Agreement constitute a default, violation or breach of any Charter Document. Schedule 3.1(b) sets forth a list as of the Agreement Date of all of the current officers and directors of the Company.
Section 3.2Subsidiaries.
(a)Other than the Subsidiaries, the Company does not currently have, and has never had, any subsidiaries. No Subsidiary currently has, and has never had, any subsidiaries. There is no obligation, contingent or otherwise, on the part of either the Company or any Subsidiary to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.
(b)The India Subsidiary is a private limited company duly formed, validly existing and in good standing under the laws of India. The India Subsidiary has all requisite private limited company power and authority to own, operate and lease its assets and properties. The India Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character

4898-3834-0359.9

of the properties owned, leased, licensed or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary. Schedule 3.2(b) sets forth each jurisdiction in which the India Subsidiary is qualified or licensed to do business. The India Subsidiary has made available to Parent true and complete copies of its organizational and governance documents currently in effect, including all amendments thereto. The India Subsidiary is not in violation of any of its organizational or governance documents and none of the terms or provisions set forth in this Merger Agreement constitute a default, violation or breach of any such organizational or governance documents. The India Subsidiary is in compliance with applicable Laws, including, without limitation, any and all requirements to make regulatory filings under the Indian Companies Act, 2013 and the foreign exchange laws of India. Schedule 3.2(b) sets forth a list as of the Agreement Date of all of the current officers and directors of the India Subsidiary.
(c)Schedule 3.2(c) sets forth the number, class and beneficial owner of all issued and outstanding equity securities of the India Subsidiary as of the Agreement Date, and no equity securities of the India Subsidiary will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.2(c). All issued and outstanding equity securities and Equity Interests of the India Subsidiary (i) have been duly authorized and validly issued, are fully paid and nonassessable, including by way of delivery of duly stamped and executed share certificates to each of the holders of such equity securities of the India Subsidiary, (ii) were offered, issued, sold and delivered by the India Subsidiary in compliance with applicable Law, the formation, organizational and governance documents of the India Subsidiary, and all requirements set forth in applicable Contracts, and (iii) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the organizational and governance documents of the India Subsidiary or any Contract to which the Company or the India Subsidiary is a party.
(d)The U.S. Subsidiary is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The U.S. Subsidiary has all requisite limited liability company power and authority to own, operate and lease its assets and properties. The U.S. Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, licensed or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary. Schedule 3.2(d) sets forth each jurisdiction in which the U.S. Subsidiary is qualified or licensed to do business. The U.S. Subsidiary has made available to Parent true and complete copies of its formation and governance documents currently in effect, including all amendments thereto. The U.S. Subsidiary is not in violation of any of its formation or governance documents and none of the terms or provisions set forth in this Agreement constitute a default, violation or breach of any such formation or governance documents. Schedule 3.2(d) sets forth a list as of the Agreement Date of all of the current officers and managers of the U.S. Subsidiary.
(e)Schedule 3.2(e) sets forth the number, class and beneficial owner of all issued and outstanding Equity Interests of the U.S. Subsidiary as of the Agreement Date, and no Equity Interests of the U.S. Subsidiary will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.2(f). The Company owns and, at all times since the Company’s acquisition of the Equity Interests of the U.S. Subsidiary on August 12, 2022, has owned (directly or indirectly) 100% of the issued and outstanding Equity Interests in the U.S. Subsidiary. There is no outstanding (i) equity appreciation right, option, restricted equity, “phantom” equity or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of the U.S. Subsidiary or (ii) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any Equity Interest of the U.S. Subsidiary, any security or debt convertible into or exchangeable for any Equity Interest of the U.S. Subsidiary or obligating the U.S. Subsidiary to grant, extend or enter into any such equity appreciation right, option, restricted equity, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right of the U.S. Subsidiary. There is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of the U.S. Subsidiary.
(f)All issued and outstanding Equity Interests of the U.S. Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) were offered, issued, sold and

4898-3834-0359.9

delivered by the U.S. Subsidiary in compliance with applicable Law, the organizational and governance documents of the U.S. Subsidiary, and all requirements set forth in applicable Contracts, and (iii) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the formation and governance documents of the U.S. Subsidiary or any Contract to which the Company or the U.S. Subsidiary is a party.
(g)The U.S. Subsidiary does not hold title to, or have any interest in, any other assets whatsoever other than 1% of the fully-diluted Equity Interests of the India Subsidiary. As of the date hereof, the U.S. Subsidiary has no employees and does not engage any independent contractors or consultants, nor has the U.S. Subsidiary had any employees, independent contractors or consultants within the three (3) year period prior to the Agreement Date.
(h)Immediately prior to its dissolution on February 27, 2023, and for the one (1) year period prior to its dissolution, C2b Solutions had no operations, assets or liabilities.
Section 3.3Power, Authorization and Validity.
(a)Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action, subject only to receipt of the Stockholder Approval.
(b)Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, the Merger Subs and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (clauses (i) and (ii), the “General Enforceability Exceptions”).
(c)Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of the entire board of directors, or by a unanimous written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Mergers and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Securityholders and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Securityholders the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Securityholders for adoption (such board approval in clauses (i) through (v), the “Board Approval”).
(d)Required Vote of Company Securityholders. The affirmative vote or consent of the Requisite Stockholders are the only votes or consents of the holders of any class or series of Company Stock necessary to adopt or approve this Agreement, the Mergers, and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby (such vote or consent, the “Stockholder Approval”). Upon receipt of the Stockholder Approval, no further vote or consent of the holders of any class or series Company Stock is necessary to adopt this Agreement and approve the Mergers, the Company Ancillary Agreements, the transactions contemplated hereby and thereby and the other matters set forth in the Written Consent.
Section 3.4Capitalization of the Company; Liquidation Waterfall; Indebtedness.

4898-3834-0359.9

(a)Authorized, Issued and Outstanding Company Stock. The authorized capital stock of the Company consists solely of: (i) 6,246,450 shares of Company Preferred Stock (of which there are currently 5,899,047 shares of Company Preferred Stock issued and outstanding); and (ii) 12,500,000 shares of Company Common Stock (of which there are currently 4,158,925 shares of Company Common Stock issued and outstanding, of which 273,243 are shares of Company Restricted Stock. The Company Preferred Stock is comprised of: 711,645 shares of Company Preferred Stock that have been designated “Series A-1 Company Preferred Stock” (of which there are currently 711,645 shares of Series A-1 Company Preferred Stock issued and outstanding), 607,640 shares of Company Preferred Stock that have been designated “Series A-2 Company Preferred Stock” (of which there are currently 607,640 shares of Series A-2 Company Preferred Stock issued and outstanding), 939,194 shares of Company Preferred Stock that have been designated “Series A-3 Company Preferred Stock” (of which there are currently 939,194 shares of Series A-3 Company Preferred Stock issued and outstanding), 590,500 shares of Company Preferred Stock that have been designated “Series A-4 Company Preferred Stock” (of which there are currently 588,255 shares of Series A-4 Company Preferred Stock issued and outstanding), 1,610,471 shares of Company Preferred Stock that have been designated “Series B Company Preferred Stock” (of which there are currently 1,610,471 shares of Series B Company Preferred Stock issued and outstanding), 612,000 shares of Company Preferred Stock that have been designated “Series B-2 Company Preferred Stock” (of which there are currently 609,736 shares of Series B-2 Company Preferred Stock issued and outstanding), and 1,175,000 shares of Company Preferred Stock that have been designated “Series C Company Preferred Stock” (of which there are currently 832,106 shares of Series C Company Preferred Stock issued and outstanding). The number and class and series of issued and outstanding shares of Company Stock held by each Company Securityholder as of the Agreement Date is set forth on Schedule 3.4(a), no shares of Company Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a), and no shares of Company Stock will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a), except for (i) shares of Company Common Stock issued upon the conversion of shares of Company Preferred Stock that are issued and outstanding on the Agreement Date, (ii) shares of Company Common Stock issued upon the exercise of outstanding Company Options listed on Schedule 3.4(c), (iii) shares of Company Stock issued upon the exercise of any Company Warrants listed on Schedule 3.4(d), and/or (iv) shares of Company Common Stock issued upon the conversion of any Company Convertible Notes listed on Schedule 3.4(e). The Company does not hold any treasury stock and does not otherwise own any shares of Company Stock. All issued and outstanding shares of Company Stock (x) have been duly authorized and validly issued, are fully paid and nonassessable, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to vesting, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law or any Contract to which the Company is a party, other than the Company’s Charter Documents. There is no Liability for dividends accrued and unpaid by the Company. Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock. Except as set forth on Schedule 3.4(a), the Company has not promised or otherwise committed (whether in writing or verbally, and whether in an offer letter, employment agreement, other Contract or otherwise) to make a grant to any Person of (i) an Equity Interest of the Company or (ii) an option or warrant to purchase any Equity Interest of the Company, which Equity Interest has not been issued or which option or warrant has not been granted, as of the Agreement Date.
(b)Company Restricted Stock. Schedule 3.4(b) sets forth a list of all Company Restricted Stock outstanding as of the Agreement Date, including (i) the name of the holder of such Company Restricted Stock, (ii) the number of shares of Company Restricted Stock held by each such holder, (iii) the date of grant applicable to such Company Restricted Stock and (iv) the vesting schedule applicable to such Company Restricted Stock. Except as set forth on Schedule 3.4(b), each grantee of Company Restricted Stock timely filed an election with the Internal Revenue Service under Section 83(b) of the Code with respect to each such grant. The Company deducted and withheld, and paid over to the applicable Governmental Authority, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, and the Company complied with all reporting requirements under applicable Tax Law, with respect to the grant (in the case of Company Restricted Stock with respect to which a timely Section 83(b) election was made) or vesting (in the case of Company Restricted Stock with respect to which no timely Section 83(b) election was made) and timely reported. No shares of Restricted Stock will be accelerated (either fully or partially) in connection with, or prior to, Closing, except to the extent set forth on Schedule 3.4(b).

4898-3834-0359.9

(c)Company Options. The Company has reserved an aggregate of 2,096,243 shares of Company Common Stock for issuance pursuant to the Company Equity Plan (including shares subject to outstanding Company Options). As of the Agreement Date, a total of 1,365,429 shares of Company Common Stock are subject to outstanding Company Options, 910,345 of which were vested and exercisable as of the Agreement Date. None of the outstanding Company Options may be exercised prior to vesting. Schedule 3.4(c) sets forth, as of the Agreement Date, for each Company Option: (i) the name of the holder thereof, (ii) the exercise price per share of Company Stock, (iii) the number of shares of Company Common Stock subject to such Company Option, (iv) the date of grant, and (v) the extent such Company Option is vested as of the Agreement Date. No Company Options will be accelerated (either fully or partially) in connection with, or prior to, Closing, except to the extent set forth on Schedule 3.4(c). True, complete and correct copies of the Company Equity Plan and the standard agreements under the Company Equity Plan have been made available to Parent. No agreement for Company Options or shares of Company Common Stock under the Company Equity Plan fails to conform to such standard agreement(s) under the Company Equity Plan. Neither the Company Equity Plan nor any such agreements have been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Equity Plan or such agreements in any case from those made available to Parent. The terms of the Company Equity Plan permit the treatment of Company Options as provided herein, without the consent or approval of any Company Optionholders, the Company Securityholders or any other Person other than the board of directors of the Company, which board approval was obtained prior to the execution and delivery of this Agreement by the Company. No Company Options are subject to any right of rescission, right of first refusal or presumptive right. All Company Options have been issued and granted in accordance with the terms of the Company Equity Plan and in compliance with applicable Law and all requirements set forth in applicable Contracts. No Company Option has been granted with an exercise price less than fair market value of a share of Company Common Stock on the date on which the grant of such Company Option was by its terms to be effective. No Company Options are “out of the money” in connection with the transactions contemplated by this Agreement (meaning that in no event will the formulas set forth in Section 2.3(a)(iv)(1) or Section 2.3(a)(iv)(2) (assuming that payment of the maximum Earn-Out Amount is achieved) render an amount of $0 (zero) or less than $0 (zero) with respect to any Company Option). All Company Options that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company, except to the extent set forth on Schedule 3.4(c). Each exercise of Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Equity Plan, all Contracts applicable to such Company Options and all applicable Laws.
(d)Company Warrants. As of the Agreement Date, 252,328 shares of Company Stock are issuable upon the exercise of outstanding, unexercised Company Warrants. Schedule 3.4(d) sets forth a complete and correct list of all outstanding Company Warrants as of the Agreement Date, including with respect to each such warrant: (i) the number of shares, class and series of Company Stock, as applicable, subject to such Company Warrant; (ii) the name of the holder; (iii) the grant date; (iv) the exercise or purchase price of such Company Warrants; and (v) the expiration date of each such Company Warrant. All issued and outstanding Company Warrants (x) have been duly authorized and validly issued, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to vesting, forfeiture, any right of rescission, right of first refusal ore preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company is a party. The Company Warrants were not issued pursuant to any compensatory agreement.
(e)Company Convertible Notes. As of the Agreement Date, Company Convertible Notes with original principal amounts equal to $5,457,604.70 in the aggregate, are currently outstanding. Schedule 3.4(e) sets forth a complete and correct list of all outstanding Company Convertible Notes as of the Agreement Date, including with respect to each such note: (i) the original principal amount of such Company Convertible Note; (ii) the name of the holder; (iii) the grant date; (iv) the interest rate; (v) the maturity date thereof; and (vi) a description of any liquidation or other payment preference due in connection with each Company Convertible Note in connection with the Mergers. All issued and outstanding Company Convertible Notes (x) have been duly authorized and validly issued, (y) were offered, issued, sold and delivered by the Company in compliance with applicable Law, the Company’s Charter Documents, and all requirements set forth in applicable Contracts, and (z) are not subject to

4898-3834-0359.9

forfeiture, any right of recission, right of first refusal or preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company is a party. The Company Convertible Notes were not issued pursuant to any compensatory arrangement.
(f)No Other Rights. Except for the Company Options listed on Schedule 3.4(c), the Company Warrants listed on Schedule 3.4(d), the Company Convertible Notes listed on Schedule 3.4(e) and the conversion rights of the Company Preferred Stock, there is no outstanding (x) stock appreciation right, option, restricted stock, “phantom” stock or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any security of either the Company or any Subsidiary or (y) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to purchase or otherwise acquire any share of Company Stock, any security or debt convertible into or exchangeable for Company Stock or obligating either the Company or any Subsidiary to grant, extend or enter into any such stock appreciation right, option, restricted stock, “phantom” stock, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated in accordance with Section 8.2(l), there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of either the Company or any Subsidiary.
(g)Liquidation Waterfall.
(i)The Merger will constitute a Deemed Liquidation Event (as defined in the Charter). The Charter provides that, in the event of a Deemed Liquidation Event:
(A)each holder of Series B/C Company Preferred Stock shall be entitled to receive, on a pari passu basis, before any payment shall be made to the holders of other series of Company Preferred Stock or shares of Company Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the applicable Series B/C Original Purchase Price (as defined in the Charter) applicable to such share plus any dividends declared but unpaid thereon, or (B) such amount per share as such holder would have received had the applicable series of Series B/C Company Preferred Stock been converted into Common Shares pursuant to Article Fourth, Section B.2.1.3 of the Charter immediately prior to such Deemed Liquidation Event (the amount so payable to the holders of Series B/C Company Preferred Stock, the “Series B/C Liquidation Amount”, with the Series B/C Liquidation Amount referenced in clause (A) being the “Series B/C OIP Liquidation Amount” and the Liquidation Amount referenced in clause (B) being the “Series B/C As-Converted Liquidation Amount”);
(B)each holder of Series A Company Preferred Stock shall be entitled to receive, on a pari passu basis, after payment has been made in respect of the Series B/C Liquidation Amount but before any payment shall be made to the holders of shares of Company Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the applicable Series A Original Purchase Price (as defined in the Charter) applicable to such share plus any Accrued Dividends ((as defined in the Charter) thereon (whether or not declared) plus any dividends declared but unpaid thereon, or (B) such amount per share as such holder would have received had the applicable series of Series A Company Preferred Stock been converted into Common Shares pursuant to Article Fourth, Section B.2.1.3 of the Charter immediately prior to such Deemed Liquidation Event (the amount so payable to the holders of Series A Company Preferred Stock, the “Series A Liquidation Amount”, with the Series A Liquidation Amount referenced in clause (A) being the “Series A OIP Liquidation Amount” and the Liquidation Amount referenced in clause (B) being the “Series A As-Converted Liquidation Amount”); and

4898-3834-0359.9

(C)each holder of Company Common Stock shall be entitled to receive, on a pari passu basis, after payment has been made in respect of the Series B/C Liquidation Amounts and the Series A Liquidation Amounts, the remaining consideration payable in respect of such Deemed Liquidation Event, pro rata based on the number of shares of Company Common Stock held by each such holder.
(ii)With respect to the Closing Payment to be made pursuant to Section 2.4(c) hereof, the Preferred Liquidation Amounts in respect of all series of Company Preferred Stock shall be the Preferred OIP Liquidation Amount applicable to such series of Company Preferred Stock.
(iii)In the event that an Earn-Out Amount is paid pursuant to the terms of Section 2.12 hereof, it is possible that the Preferred Liquidation Amount in respect of the Series B Company Preferred Stock, the Series A-3 Company Preferred Stock, the Series A-2 Company Preferred Stock and/or the Series A-1 Company Preferred Stock may cease to be the Preferred OIP Liquidation Amount applicable to such series of Company Preferred Stock and, instead, may become the Preferred As-Converted Liquidation Amount applicable to such series of Company Preferred Stock. In all cases (regardless of whether or not any Earn-Out Amount is paid pursuant to the terms of Section 2.12 hereof), the Preferred Liquidation Amount in respect of the Series C Company Preferred Stock, Series B-2 Company Preferred Stock and the Series A-4 Company Preferred Stock shall remain the Preferred OIP Liquidation Amount applicable to such series of Company Preferred Stock.
(iv)All Company Warrants issued by the Company in respect of its Series C Preferred Stock are Out Of the Money Company Warrants.
(h)Indebtedness. Schedule 3.4(h) sets forth a true, correct and complete list of all Indebtedness of the Company and the Subsidiaries as of the Agreement Date, including, for each item of Indebtedness, the Contract(s) governing such item of Indebtedness. True, correct and complete copies of all such Contract(s) have been made available to Parent. All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Indebtedness. [***].
Section 3.5No Conflict; Consents.
(a)Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the performance of the Company’s obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment, violation of (with or without notice or lapse of time, or both), acceleration of any obligation or loss of any benefit, or constitute a default, or require the consent (other than the Company’s board of director approval and Written Consents contemplated hereby), release, waiver or approval of, or notice to, any third party, under: (i) any provision of any Charter Documents as currently in effect (or any provisions of any similar governing documents of any Subsidiary), (ii) any Law applicable to the Company and/or any Subsidiary or any of their respective assets or properties, (iii) any Company Material Contract to which the Company and/or any Subsidiary is a party or to which the Company and/or any Subsidiary or any of their respective assets or properties are bound, (iv) any Governmental Permit, (v) any privacy policy, terms of use or terms of service of the Company and/or any Subsidiary, or (vi) any judgment, decree or order to which the Company is subject.
(b)Except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and (ii) as may be required under the HSR Act, neither the Company, any Subsidiary nor any of the Company Securityholders are required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, release or authorization from, any Person or Governmental Authority in connection with the Mergers, this Agreement, the Company Ancillary Documents or the performance of the Company’s obligations hereunder and thereunder.

4898-3834-0359.9

Section 3.6Litigation. Except Actions disclosed on Schedule 3.6, there is no, and during the past five (5) years there has not been any, Action pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary (or against any officer, director, direct or indirect equity holder, independent contractor, employee or agent of the Company or any Subsidiary in his, her or its capacity as such or relating to his, her or its employment, services or relationship with the Company or any Subsidiary, as applicable). To the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a valid basis for the commencement of such Action. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company, any Subsidiary or any of their respective assets or properties. Neither the Company nor any Subsidiary has any Action pending against any Governmental Authority or any other Person. In the event that any such Actions are disclosed or required to be disclosed on Schedule 3.6, (i) no such Actions have or are reasonably expected to have a Material Adverse Effect on the Company, any Subsidiary or the Business and (ii) complete, true and accurate copies of all pleadings, correspondence and other documents relating to such Actions have been made available to Parent.
Section 3.7Taxes.
(a)Tax Returns, Taxes and Audits.
(i)Each of the Company and each Subsidiary (A) has, other than as disclosed on Schedule 3.7(a)(i), properly completed and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by them for which payment was due (whether or not shown on any Tax Return), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date in accordance with GAAP and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portion thereof through the Closing Date in accordance with GAAP, (D) has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, (E) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established, and (F) since the Balance Sheet Date, has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement. Each of the Company and each Subsidiary has made available to Parent correct and complete copies of all federal, state and foreign income Tax Returns and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and/or any Subsidiary, in each case filed or received for all taxable years remaining open under the applicable statute of limitations. Neither the Company nor any Subsidiary has been advised in writing that (x) any of their respective Tax Returns (federal, state or other) have been or are being audited or are currently under examination, or (y) any deficiency in assessment or proposed judgment to its federal, state or other Taxes exists.
(ii)No Tax Claim is currently pending or, to the Knowledge of the Company, threatened. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary (as applicable) does not file Tax Returns that any of them is or may be required to file any Tax Return in that jurisdiction.
(iii)No Tax liens are currently in effect against any of the assets of the Company or any Subsidiary, other than liens for Taxes not yet delinquent. There is not in effect any waiver by the Company or any Subsidiary of any statute of limitations with respect to any Taxes and neither the Company nor any Subsidiary has agreed to any extension of time for filing any Tax Return that has not been filed. Neither the Company nor any Subsidiary has consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.
(iv)Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or

4898-3834-0359.9

portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any applicable Law) executed before Closing; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any applicable Law); (D) installment sale or open transaction disposition made before Closing; (E) prepaid amount received before Closing; (F) election under Section 108(i) of the Code; or (G) election under Section 965(h) of the Code.
(v)Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(vi)Neither the Company nor any Subsidiary has distributed Equity Interests of another Person, or had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
(b)Withholding. All Taxes that each of the Company or any Subsidiary is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, securityholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.
(c)Tax Status and Indemnification Obligations.
(i)Neither the Company nor any Subsidiary is now, and has ever been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Subsidiary has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person, other than its current affiliated group (other than a Contract the primary purpose of which does not relate to Taxes).
(ii)Neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company or any Subsidiary) (A) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements where the primary purpose is not related to Taxes, such as leases, licenses or credit agreements), (B) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (C) as a transferee or successor.
(iii)Neither the Company nor any Subsidiary has been a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. The Company has at all times during its existence been classified for purposes of federal income Tax and all state and local income Tax as a C corporation. The U.S. Subsidiary has at all times during its existence been classified for purposes of federal income tax and all applicable state and local income Tax as an entity disregarded as separate from its owner. The Company uses, and has always used, the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.
(iv)Neither the Company nor any Subsidiary is, nor has either ever been, the beneficiary of any Tax exemption or Tax holiday.
(v)Neither the Company nor any Subsidiary has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.
(vi)Except with respect to the operations of the India Subsidiary in India, neither the Company nor any Subsidiary (A) has, and has ever had, a permanent establishment in

4898-3834-0359.9

any country other than the country in which it is organized and resident, (B) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is, and has ever been, subject to Tax in a jurisdiction outside the country in which it is organized or resident, or (D) is required to register in any jurisdiction for VAT purposes pursuant to applicable Law.
(vii)None of the assets of the Company nor any Subsidiary (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is tax-exempt bond financed property under Section 168(g)(5) of the Code, (iii) is tax-exempt use property within the meaning of Section 470(c)(2) or Section 168(h) of the Code, (iv) is subject to a motor vehicle operating lease under Section 7701(h) of the Code or any predecessor provision, or (v) is treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.
(viii)The Company is not subject to any limitation under Section 197(f)(9) of the Code on its ability to amortize any “Section 197 intangible” as defined by Section 197(d)(1) of the Code and no assets of the Company constitute “Section 197(f)(9) intangibles” within the meaning of U.S. Treasury Regulations Section 1.197-2(h)(1)(i).
(d)Tax Matters Relating to the India Subsidiary. The India Subsidiary has filed all required returns, estimates, information statements and reports (collectively, “India Returns”) with respect to Taxes required to be filed by it as per the timelines prescribed under applicable Law. All such India Returns as advised by the tax advisors were at the time filed, materially complete and correct. All Taxes which the India Subsidiary is required to withhold or collect have been withheld or collected and have been paid over to or will be paid over to the proper Governmental Authority as required and within applicable stipulated timelines. The India Subsidiary has not extended the time for the filing of any Tax Return or the assessment of deficiencies or waived any statute of limitations for any year, which extension or waiver is still in effect. No taxing authority having jurisdiction over the India Subsidiary is now assessing or has threatened to assert against the India Subsidiary any deficiency or claim for additional Taxes. The provisions and contingent liability for Taxes reflected in the Company Financial Statements that relate to the India Subsidiary are adequate to cover any Tax Liabilities of the India Subsidiary in respect of its business, properties and operations during the periods covered by the financial statements and all prior periods. All Taxes due and payable by the India Subsidiary have been paid. With respect to each Contract to which the India Subsidiary is a party and which either attracts stamp duty in any relevant jurisdiction or requires to be stamped with a particular stamp denoting that no duty is payable or that such instrument has been produced to a Tax authority in any jurisdiction: (i) such instrument has been produced to the relevant Tax authority; (ii) such Contract has been properly stamped, where relevant for the correct sum; and (iii) the India Subsidiary and each counterparty to that Contract has duly paid all stamp duty and interest, fines and penalties thereon respectively payable by it or them in accordance with the provisions of any agreement between them and applicable Law.
(e)No Tax Shelters. Neither the Company nor any Subsidiary has (i) any, and has ever had any, disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law or (ii) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction that is substantially similar to any of those transactions.
(f)Transfer Pricing. The Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
Section 3.8Related Party Transactions. Except for (i) Company Benefit Arrangements disclosed on Schedule 3.17(h) and the Company’s obligations thereunder, and (ii) the Contracts listed on

4898-3834-0359.9

Schedule 3.8, neither the Company nor any Subsidiary is a party to any Contract with, or indebted, either directly or indirectly, to any Company Securityholder or any of the current or former officers, directors or employees of either the Company or any Subsidiary (collectively, the “Related Parties”) or any of their respective relatives or Affiliates. Neither the Company nor any Subsidiary currently has any loans outstanding (as a lender or borrower) with any of the Related Parties or any of their respective relatives or Affiliates. To the Knowledge of the Company, none of the Related Parties, nor any immediate family member of a Related Party, has a direct ownership interest of more than five percent (5%) of the equity ownership of any firm or corporation that does business with, has any contractual arrangement with, or is a competitor of the Company, any Subsidiary or the Business. All Contracts to which each of the Company and any Subsidiary is a party are on arms’ length terms.
Section 3.9Company Financial Statements; Undisclosed Liabilities.
(a)Schedule 3.9 sets forth true, correct and complete copies of the Company Financial Statements. The Company Financial Statements: (i) are derived from the Books and Records of the Company and each Subsidiary (as the case may be), (ii) fairly present in all material respects the financial condition of the Company and each Subsidiary (as the case may be) at the dates therein indicated and the results of operations and cash flows of the Company and each Subsidiary for the periods shown therein, (iii) with respect to the financial statements relating to the Company and the U.S. Subsidiary, have been prepared in accordance with GAAP (except that the interim Company Financial Statements are subject to normal recurring year-end adjustments, the effect of which are not, individually or in the aggregate, material, and the absence of notes); and (iv) with respect to the financial statements relating to the India Subsidiary, have been prepared in accordance with the accounting policies of the India Subsidiary and Indian GAAP including the accounting standards notified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules 2014.
(b)Neither the Company nor the U.S. Subsidiary has any Liabilities, except for (i) those specifically set forth and adequately reserved against on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business and (A) do not relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, or any environmental liability or (B) do not result in obligations in the aggregate in excess of $25,000 and (iii) Transaction Expenses. The India Subsidiary has no Liabilities, except for those that are set forth and adequately reserved against on its balance sheet as of the Balance Sheet Date or that were incurred after the Balance Sheet Date in the Ordinary Course of Business and do not relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, or any environmental liability. All reserves established by the Company and the U.S. Subsidiary that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP and are adequate. All reserves established by the India Subsidiary have been established in accordance with Indian GAAP (including accounting standards notified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules 2014) and are adequate. Neither the Company nor the U.S. Subsidiary has any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
Section 3.10Title to Properties. The Company and the Subsidiaries collectively have good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of the assets and properties (whether real, personal, tangible, or intangible and including those shown on the Company Balance Sheet) used or held for use in, or necessary for, the operation of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company or any Subsidiary, or otherwise used in the Business, have been regularly maintained, are in good operating condition and satisfactory repair (normal wear and tear excepted), are suitable for the uses for which they are intended, and are sufficient for the continued operation of the Business (in the manner conducted prior to the Agreement Date) following the Closing. All leases of real or personal property to which either the Company or any Subsidiary is a party are in full force and effect and afford the Company or any such Subsidiary a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full.

4898-3834-0359.9

Section 3.11Absence of Certain Changes. Since December 31, 2023, the Business has been operated in the Ordinary Course of Business and there has not been any change, event or occurrence that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect with respect to the Company, any Subsidiary or the Business. Since December 31, 2023, there has not been (with respect to the Company, any Subsidiary or the Business, as applicable) any:
(a)except for the amendment to the Charter filed with the Delaware Secretary of State on January 10, 2025, amendment or change in any of the Charter Documents of the Company or any of the formation, organizational or governance documents of any Subsidiary;
(b)incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Indebtedness;
(c)acceleration or release of any vesting condition with respect to (i) any Equity Interest or (ii) the right to exercise any right to purchase or otherwise acquire any Equity Interest, or any acceleration or release of any right to repurchase Equity Interests upon a securityholder’s termination of employment or services with it or pursuant to any right of first refusal;
(d)payment or discharge of any of their Liabilities except for (i) Liabilities shown on either the balance sheet dated December 31, 2023 included within the Company Financial Statements or incurred in the Ordinary Course of Business after December 31, 2023 or (ii) Transaction Expenses;
(e)purchase, license, sale, grant, assignment or other disposition or transfer, or any Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights, Licensed IP and other intangible assets), properties or goodwill, other than the non-exclusive license of its Company Offerings to its customers pursuant to Standard EULAs and the non-exclusive license of Company Intellectual Property Rights to its vendors and suppliers in the Ordinary Course of Business;
(f)damage, destruction or loss of any material property or material asset having an individual value exceeding $10,000, whether or not covered by insurance, except ordinary wear and tear;
(g)declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its Equity Interests (including any Company Stock), or any split, combination or recapitalization of its Equity Interests (including any Company Stock) or any direct or indirect redemption, purchase or other acquisition of any Equity Interests or any change in any right, preference, privilege or restriction of any of its outstanding Equity Interests (other than repurchases of Company Stock in accordance with the Company Equity Plan or applicable Contracts in connection with the termination of service of employees or other service providers, in each case in effect on the Agreement Date and disclosed in the Disclosure Schedules);
(h)issuance of Equity Interests or any securities convertible or exchangeable for Equity Interests or promises or commitments with respect to the issuance of Equity Interests or any such convertible securities (other than shares of Company Common Stock issued upon exercise of Company Options or the grant of Company Options in the Ordinary Course of Business);
(i)creation or acquisition of any subsidiary or the acquisition of any shares or other securities of, or any direct or indirect Equity Interest in, any Person;
(j)hiring, termination or resignation of any officer, director, employee, independent contractor, agent or other service provider (solely to the extent any such independent contractor, agent or other service provider is a natural person or an entity wholly-owned by a natural person) or receipt by the Company or any Subsidiary of any notice with respect to any such resignation;
(k)change or increase in (or promise to change or increase) the compensation or benefits payable or to become payable to any current or former officers, directors, employees, independent contractors, agents, or other service providers (solely to the extent any such independent contractor, agent or other service provider is a natural person or an entity wholly-owned by a natural

4898-3834-0359.9

person) or change or increase in or promise to change or increase, or any new commitment to provide any bonus, commission, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) with respect to any of such officers, directors, employees, independent contractors, agents or other service providers except as required by applicable Law or a written Contract in effect as of the Agreement Date and previously made available to Parent and disclosed in the Disclosure Schedules;
(l)Liability incurred by or to any Related Party, except for normal and customary compensation and expense allowances payable to officers and employees in the Ordinary Course of Business;
(m)loan, advance or capital contribution to, or any investment in, any Person (other than the advancement of travel expenses to employees in the Ordinary Course of Business);
(n)(i) entering into, amendment of, relinquishment, termination or nonrenewal of any Company Material Contract or Company Benefit Arrangement except as required by such Company Material Contract or Company Benefit Arrangement, or Law, or (ii) any default under such Company Material Contract or Company Benefit Arrangement;
(o)except as covered by the preceding clause (n), entering into of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $50,000 for any single Contract (or $200,000 in the aggregate among all Contracts that are below $50,000) (other than such Contracts entered into in the Ordinary Course of Business), or acceleration, termination, modification, or cancellation of any Contract (or series of related Contracts) involving more than $50,000 (or $200,000 in the aggregate among all Contracts that are below $50,000);
(p)making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Business (other than with Parent and other than with respect to Contracts entered with customers of the Company or any Subsidiary (as the case may be) in the Ordinary Course of Business);
(q)adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;
(r)settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; amendment to or filing of any Tax Return; making of, change in, or revocation of any election in respect of Taxes; adoption, change in, or revocation of any accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets; surrender any right to claim a refund of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(s)(i) deferral of the payment of any accounts payable other than in the Ordinary Course of Business, (ii) offering any new discount, rebate, credit, accommodation or other benefit to any customer (whether or not made in order to accelerate or induce the collection of any receivable) other than in the Ordinary Course of Business or (iii) extension or acceleration of collection or payment terms with customers or vendors;
(t)Action threatened or initiated by or against, or Action or threatened Action settled or otherwise resolved by, either the Company or any Subsidiary;
(u)capital expenditure made by the Company or any Subsidiary in excess of $25,000;
(v)entering into any new line of business; or

4898-3834-0359.9

(w)any entry or commitment to enter into, any Contract to do any of the things described in the preceding clauses (a) through (v) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).
Section 3.12Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 sets forth a list of each Contract of the following types to which either the Company or any Subsidiary is a party or by which either the Company, any Subsidiary or any of their respective assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:
(a)any Contract providing for payments (whether fixed, contingent or otherwise) by or to either the Company or any Subsidiary in an aggregate annual amount of $50,000 or more;
(b)Reserved;
(c)any lead generation, dealer, distributor, reseller, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Offering or provide marketing services (including referral partners) for the foregoing;
(d)any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Intellectual Property Rights (A) by either the Company or any Subsidiary for any other Person or (B) for either the Company or any Subsidiary by any other Person, including, in the case of each of clauses (A) and (B), any joint development, and other than, in the case of clause (B), Company Employee Agreements, (ii) provides for the assignment or other transfer of any ownership interest in Intellectual Property Rights (1) to either the Company or any Subsidiary from any other Person or (2) by either the Company or any Subsidiary to any other Person, other than, in the case of clause (1), Company Employee Agreements, (iii) includes any grant of a license to access or use any Intellectual Property Right to any other Person by either the Company or any Subsidiary (other than, with respect to this subsection (iii) only, non-exclusive licenses granted to the end users or customers of the Business in the Ordinary Course of Business pursuant to the standard end user agreement(s) of either the Company or any Subsidiary, copies of which have been made available to Parent) (“Standard EULAs”), or (iv) includes any grant of a license to access or use any Intellectual Property Right either to the Company or any Subsidiary by any other Person (other than, with respect to this subsection (iv) only, licenses for (x) Open Source Software listed in Schedule 3.14(l) and (y) Commercially Available Software);
(e)any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;
(f)any Company Employee Agreement or other Contract for or relating to the employment by the Company or any Subsidiary of any director, manager, officer, or employee (other than employee offer letters and confidentiality agreements based on the Company’s template forms thereof (copies of which have been made available to Parent) to which no changes have been made (other than the employee’s name, address, job title, and base salary/bonus amount));
(g)any Contract involving any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive compensation or any equity purchase, option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal (other than employee offer letters, stock option award agreements, or restricted stock award agreements based on the Company’s template forms thereof (copies of which have been made available to Parent) to which no changes have been made (other than the employee’s name, address, job title, base salary/bonus amount, number of options or shares of restricted stock granted, exercise price (if applicable), vesting criteria (if applicable) and grant dates));
(h)any Contract involving any severance, sale bonus, change-of-control, retention or similar payments or benefits;

4898-3834-0359.9

(i)any Contract with any advisor, consultant, independent contractor, leased employee, intern and/or volunteer pursuant to which the Company and/or any Subsidiary has paid in calendar year 2024, or will pay in calendar year 2025, in either case in excess of $75,000;
(j)any Contract relating to or evidencing any Indebtedness or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company or any Subsidiary, including any Contract that contains an earn-out or other similar contingent payment or obligation;
(k)any Contract that expressly restricts the Company or any Subsidiary from (i) engaging in any aspect of their respective businesses (including exclusivity provisions), (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) soliciting potential employees, independent contractors or other suppliers, vendors or customers, (v) subcontracting with any Person or (vi) using, accessing, transferring or storing any data outside of the United States, or any restriction on the use of technology, agents or personnel located outside of the United States;
(l)any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests (including Company Stock) or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such Equity Interests (including Company Stock), other securities or options, warrants or other rights for the foregoing, other than those Contracts in substantially the form of the standard agreement evidencing the grant of Company Options under the Company Equity Plan made available to Parent;
(m)any Contract with any labor union or any collective bargaining agreement or similar Contract with the employees of the Business;
(n)any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled);
(o)(i) any Contract that includes an obligation by the Company or any Subsidiary to indemnify any other Person against any claim of infringement or violation of any Intellectual Property Rights, and (ii) any other Contract of guarantee, indemnification or any similar commitment with respect to the Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii), Standard EULAs or if such indemnification obligations are subject to limitations on liability that do not exceed an amount equal to the fees paid to the Company or any Subsidiary, respectively, in the twelve (12) months prior to such claim arising;
(p)any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, any securities of any entity, or any significant assets of a business or entity or any Contract that contains an earn-out or other similar contingent payment or obligation;
(q)any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person;
(r)any non-disclosure Contract or other Contract concerning the use or disclosure of Proprietary Information by, to, or from the Company or any Subsidiary that either (i) is not on the Company’s or any Subsidiary’s standard form of non-disclosure Contract that has been made available to Parent or (ii) does not (A) expire within five (5) years of the Agreement Date, (B) limit the use and disclosure of the confidential and Proprietary Information of the Company and/or any Subsidiary (as applicable) solely for the purposes of evaluating, negotiating or consummating a commercial relationship, and (C) require third parties that receive the confidential and Proprietary Information of the Company and/or any Subsidiary (as applicable) to return or destroy such information upon termination of discussions, the end of the term or upon the written request of the Company and/or any Subsidiary;
(s)any (i) lease or license with respect to material tangible personal property with aggregate lease/license payments due in any 12-month period thereunder exceeding $10,000, and (ii) real property lease or license;

4898-3834-0359.9

(t)any Contract with any Governmental Authority, university, college or research center;
(u)all Contracts that require the Company or any Subsidiary to develop, improve or customize (i) any Company Offering or (ii) other functionality, product, service, Software or technology of the Business, unless, in each case, such development, improvement or customization has been fully completed and all related obligations under such Contract have been fully satisfied by the Company or any Subsidiary (as applicable);
(v)all Business Associate Agreements (which shall include whether the Company or any Subsidiary is acting as the Business Associate or as a subcontractor Business Associate or whether a Person is acting as a subcontractor Business Associate to the Company or any Subsidiary);
(w)all Contracts to provide or deliver any Company Offering or other products of the Business, or to support or maintain any Company Offering or other product of the Business, on, in conjunction with, or interoperating with any Third-Party Platform, which Third-Party Platform is not currently fully interoperable with such Company Offering or other product or service or with respect to which the Company or any Subsidiary must undertake any efforts to create such interoperability;
(x)all Contracts that require the Company or any Subsidiary to provide support for, customize or develop any third-party product, service or platform;
(y)all Contracts that are subject to an outstanding offer, bid, tender or proposal which by the acceptance or other act of some other Person would give rise to any contract, obligation or arrangement otherwise covered by this Section 3.12;
(z)all source code escrow Contracts or any other Contract (or any Contract obligating the Company or any Subsidiary, as applicable, to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Company Software, or that will otherwise result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Software to any Person;
(aa)all cloud infrastructure vendor Contracts for the hosting of a Company Offering; or
(ab)any Contract not otherwise listed above that is material to the Company, any Subsidiary or their respective businesses, operations, financial conditions, properties or assets.
True, correct and complete copies of each Company Material Contract (including schedules, exhibits and amendments thereto), or summaries of any oral Company Material Contract, have been made available to Parent.
Section 3.13No Default. Each of the Company Material Contracts is (i) in full force and effect, (ii) a valid and binding obligation of the Company or any Subsidiary (as applicable) and, to the Knowledge of the Company, the other parties thereto, and (iii) enforceable in accordance with its terms, subject to the General Enforceability Exceptions. There exists no breach or default or event of default under any Company Material Contract on the part of the Company or any Subsidiary (as applicable) or, to the Knowledge of the Company, with respect to any other contracting party, and there has not occurred any event, occurrence, condition or act (other than entering into this Agreement or consummating the Mergers, which are covered by Section 3.5(a)), with respect to the Company or any Subsidiary (as applicable) or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would or would reasonably be expected to (1) become a default, event of default or breach under any Company Material Contract, or (2) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary (as applicable) under any Company Material Contract, or (C) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor any Subsidiary

4898-3834-0359.9

has received any written, or, to the Knowledge of the Company, oral notice or other communication regarding (i) any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract or (ii) whether a counterparty to any Company Material Contract has commenced or is anticipated to commence a process for the re-procurement of such Company Material Contract or the negotiation of the underlying pricing or tariffs payable to the Company or any Subsidiary under any such Company Material Contract.
Section 3.14Intellectual Property.
(a)Schedule 3.14(a) sets forth a true, correct and complete list of all (i) Registered Company Intellectual Property Rights, and (ii) material unregistered Marks and Copyrights owned or purported to be owned by, or exclusively licensed to, the Company or any Subsidiary. For each item of Registered Company Intellectual Property Rights, Schedule 3.14(a) lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdictions in which such item is issued, registered or pending, (C) the issuance, registration or application dates and numbers of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.
(b)All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within 120 days after the Agreement Date. No issuance or registration obtained and no application filed by the Company or any Subsidiary for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or any Subsidiary has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. None of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, or opposition proceeding.
(c)The Company and the Subsidiaries (collectively) are the sole and exclusive owners of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, the Company or any Subsidiary (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances (other than Permitted Encumbrances). Either the Company or a Subsidiary (as applicable) has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. The Company and each Subsidiary (as applicable) has all necessary written license agreements in place between each other in order to permit the Company and each such Subsidiary to exploit all Intellectual Property Rights in the Owned Company IP, correct and complete copies of which have been made available to Parent. Neither the Company nor any Subsidiary has granted any exclusive license with respect to any Owned Company IP. No Owned Company IP is subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any manner, the use, transfer, or, (except for non-exclusive licenses listed in Schedule 3.12(d)(iii) and Standard EULAs in each case that would restrict the ability of the Company or any Subsidiary to grant exclusive licenses) licensing thereof by either the Company or any Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property Rights or Company Offering. All Company Intellectual Property Rights that are not Owned Company IP (“Licensed IP”) are validly licensed either to the Company or a Subsidiary pursuant to (A) licenses contained in the Contracts listed on Schedule 3.12(d), (B) with respect to Commercially Available Software, the licensor’s standard form end user license agreement, or (C) Open Source Software licenses listed in Schedule 3.14(l). The Company and the Subsidiaries (collectively) have (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Business.

4898-3834-0359.9

(d)All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person. All Licensed IP is (or, upon Closing, will be) freely sublicensable to Parent, or the rights of the Company or any Subsidiary in such Licensed IP may otherwise be extended to Parent without restriction and without payment of any kind to any third Person (other than license fees or similar fees that the Company or any Subsidiary (as applicable) would have had to pay in any event under the terms of the applicable Contracts even without any such sublicense or extension of rights to Parent).
(e)The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights that are used in or are necessary, and are sufficient, to enable the Company and the Subsidiaries to conduct the Business as it currently is conducted and as currently proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering and satisfaction of all related obligations under all Contracts of the Company and any Subsidiary. Additionally, the Business, as it is currently conducted and as currently proposed to be conducted, has all Intellectual Property Rights (including, without limitation, sufficient rights to content, including CPT codes and other third-party content including, without limitation, third-party assessments), facilities, personnel, experience and expertise sufficient in quality and quantity in order to timely and fully complete the development of Company Offerings in accordance with any Contracts.
(f)Neither the conduct of the Business as it is currently conducted or currently contemplated to be conducted, nor any Company Offering (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using without authorization, or otherwise violating any Intellectual Property Rights of any third Person or (ii) to the Knowledge of the Company, has been or is constituting (and, when conducted following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction. No Mark owned or used either by the Company or any Subsidiary in the conduct of the Business infringes, or, to the Knowledge of the Company, is infringed by or is confusingly similar to, any other Mark not owned by the Company or a Subsidiary or to which the Company or a Subsidiary does not have a valid and enforceable license to use such Mark in connection with the conduct of the Business.
(g)Neither the Company nor any Subsidiary has received any written notice from any Person (i) alleging any infringement, misappropriation, misuse, violation, dilution or unauthorized use or disclosure of any Intellectual Property Rights or unfair competition or (ii) challenging the ownership, use, validity or enforceability of any Owned Company IP. There is no basis for any Person to make any such allegation, invitation, or challenge. Neither the Company nor any Subsidiary has any reason to believe that any such claim is or may be forthcoming. Neither the Company nor any Subsidiary is in violation of the terms of any license agreement to access or use, or granting a right to access or use, any Intellectual Property Rights.
(h)To the Knowledge of the Company, no Person is infringing, misappropriating, misusing or violating any Company Intellectual Property Rights or Company Offering. Neither the Company nor any Subsidiary has made any written claim against any Person alleging any of the foregoing.
(i)Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Parent, the Company, any Subsidiary, any Company Securityholder or any of their respective Affiliates granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted either by the Company or any Subsidiary on or prior to the Closing Date under Intellectual Property Rights held by either the Company or any Subsidiary (as applicable) as of the Closing Date) or being required to provide any source code for any Company Offering to any third Person (including any requirement to provide source code for any Company Offering pursuant to any source code escrow agreement) or (ii) Parent, the Company, any Subsidiary, any Company Securityholder or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company and/or any Subsidiary in the absence of this Agreement or the transactions contemplated hereby.

4898-3834-0359.9

(j)Each of the Company and each Subsidiary has taken commercially reasonable measures to protect all Proprietary Information of the Business and all Proprietary Information of any third Person in the possession or control of the Business with respect to which either the Company or any Subsidiary has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, director, advisor, consultant, and independent contractor of the Business that has been involved in the authorship, invention, conception, enhancement, modification or other development of any Owned Company IP has entered into an enforceable written non-disclosure and invention assignment Contract with the Company or any Subsidiary (as applicable) containing: (i) a present, irrevocable assignment to the Company or any Subsidiary (as applicable) of all right, title and interest in and to all such Intellectual Property Rights developed by such employee, consultant, independent contractor, or director in the scope of his, her or its employment or engagement with the Business and (ii) confidentiality provisions protecting such Intellectual Property Rights and all trade secrets and other Proprietary Information of the Company or any Subsidiary (including any information of any Person that the Company is obligated to maintain as confidential) to which such Person may have access (an “Invention Assignment Agreement”) in a form made available to Parent prior to the Agreement Date. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights created by the founders of the Company for or on behalf of or in contemplation of the Business prior to their commencement of employment with the Company have been duly and validly assigned to the Company.
(k)Schedule 3.14(k) sets forth a true and correct list of all third party Software (other than Open Source Software set forth on Schedule 3.14(l)) that is (i) incorporated or embedded in or linked or bundled with any Company Software or (ii) except for Commercially Available Software, otherwise used by the Business (and, for each item required to be listed in subschedules (i) or (ii), the name of the licensor or owner of the Software and the Contract under which Software is licensed). None of the source code or related materials for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees and independent contractors of the Business who have entered into written confidentiality obligations with the Company or a Subsidiary with respect to such source code or related materials. Further, neither the Company nor any Subsidiary is required to provide any source code for any Company Software to any third Person and no third Person has any right to receive, access or use the source code of any Company Offering. Neither the Company nor any Subsidiary is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating either the Company or any Subsidiary to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Company Software, or that will otherwise result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Offering to any Person. Other than Commercially Available Software licensed from Microsoft Corporation, the aggregate fees for Commercially Available Software did not exceed $50,000 in any periods included in the Financial Statements and the aggregate projected fees for Commercially Available Software did not exceed $50,000 for the fiscal year that ended December 31, 2024 and will not exceed $50,000 for the fiscal year ending December 31, 2025.
(l)Schedule 3.14(l) sets forth a list of all Open Source Software that is included, incorporated or embedded in, linked to, combined or distributed or made available with, or used in the delivery or provision of, any Company Software or any Company Offering, and accurately describes (i) Company Software or Company Offerings (if any) to which each such item of Open Source Software relates or if such item is used internally by or on behalf of the Business, and (ii) the manner in which such Open Source Software was incorporated, linked or otherwise used. Schedule 3.14(l) also lists (or provides a link to) the applicable license for each such item of Open Source Software. The Company and each Subsidiary fully complies with all license terms applicable to any item of Open Source Software disclosed, or required to be disclosed, in Schedule 3.14(l). No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with or used in the delivery or provision of any of the Software of the Company or any Subsidiary or any Company Offering, in each case, in a manner that (i) violates any Intellectual Property License applicable to such Open Source Software, (ii) subjects any Company Offering to any Copyleft License or that requires or purports to require the licensing of any Company Intellectual Property Rights, or any portion of any Company Offering other than such unmodified Open Source Software, for the purpose of making

4898-3834-0359.9

derivative works, (iii) requires or purports to require the disclosure or distribution in source code form of any portion of a Company Offering other than such unmodified Open Source Software, (iv) imposes any restriction on the consideration to be charged for the distribution of any Company Offering, or (v) creates obligations for either the Company or any Subsidiary with respect to a Company Offering or grants to any third Person, any rights or immunities.
(m)The Company Software and Company Offerings are free from any material defect or bug, or material programming, design or documentation error. None of the Company Software or Company Offerings contains any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to (i) disrupt or damage any use of the Company Software or Company Offerings or related computer systems; (ii) erase, destroy or corrupt any files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or Software in contravention of such technical security measures.
(n)No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP or otherwise made available either to the Company or any Subsidiary for any other purpose. No Governmental Authority or any university, college or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned Company IP.
(o)No Contract pursuant to which the Company or any Subsidiary is obligated to provide maintenance, support or other, similar services with respect to a Company Offering obligates Parent, the Company, any Subsidiary or the Surviving Entity, after the Effective Time, to provide any improvement, enhancement, change in functionality, additional functionality or other alteration or addition to the performance of any Company Offering other than error corrections and upgrades if and when made available to customers of the Business generally. Neither the Company nor any Subsidiary has granted any third Person (other than independent contractors engaged by the Company) the right to furnish support or maintenance services with respect to any Company Offering to any other Person. Neither the Company nor any Subsidiary has undertaken any joint development or similar activities with any other Person.
(p)All Company Offerings that are Software are solely hosted on systems or servers that are either owned by the Company or a Subsidiary, or controlled by either the Company or a Subsidiary through a cloud infrastructure vendor. Neither the Company nor any Subsidiary distributes to customers or end users any Software for local or on-premises installation on such customers’ or end users’ equipment or devices.
Section 3.15Privacy and Data Protection.
(a)The Company and each Subsidiary has provided accurate and complete disclosures with respect to their respective privacy policies and privacy practices, including providing all types of notice and obtaining all types of consent and/or authorization required of Company or any Subsidiary by HIPAA and any other applicable Privacy Law and/or mandated of Company or any Subsidiary by any contractual obligations to which the Company and any Subsidiary are subject. Such disclosures have not contained any material omissions related to the privacy policies and privacy practices of the Company or any Subsidiary. Except as set forth on and described in Schedule 3.15(a), no Contract other than Business Associate Agreements to which the Company or any Subsidiary is a party requires either the Company or any Subsidiary to submit, provide, obtain or maintain certifications or audits (including, without limitation, HITRUST certification, SOC1/2/3 audit reports, security risk assessments, vulnerability scans and/or penetration tests) by any third party that is not a Governmental Authority.
(b)The Company, the Subsidiaries and, to the Knowledge of the Company, each of their respective subcontractors and agents who store, maintain, transmit or have routine access to Personal Information, PHI, or User Data currently comply and, at all times during the six (6) years prior to the Closing, have complied (i) in all material respects with all applicable Privacy Laws; (ii) in all material respects with all of the then current policies and practices of the Company and any Subsidiary (as applicable) regarding privacy and data security; and (iii) with all contractual obligations to which the

4898-3834-0359.9

Company and any Subsidiary are subject relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Business of Personal Information or User Data). Neither the Company nor any Subsidiary has received any claim or complaint regarding its or its agents’ collection, use or disclosure of any Personal Information, PHI or User Data). Except as is set forth on Schedule 3.15(b), neither the Company, nor any Subsidiary nor, to the Knowledge of the Company, any of their respective subcontractors and agents collects, stores, uses, accesses, discloses or transfers Personal Information, PHI or User Data outside of the United States of America.
(c)Schedule 3.15(c) identifies all sources (including customers or employees) of Personal Information, PHI and User Data collected by or maintained by or on behalf of the Business (and the process by which such Personal Information, PHI or User Data is collected) and sets forth (i) all places, whether physical or electronic, where Personal Information and User Data is stored, (ii) which of the Company, any Subsidiary or their respective subcontractors or agents maintain such storage, and (iii) the data security policies that have been, or should have been pursuant to contractual obligations of the Company or any Subsidiary, adopted and maintained with respect to such storage.
(d)Neither the Company, nor any Subsidiary nor, to the Knowledge of the Company, any Business Associate of the Company or any Subsidiary has suffered any Breach of Unsecured Protected Health Information (as such terms are defined at 45 C.F.R. § 164.402) involving PHI. There have not been any actual or alleged incidents of, or claims or Actions related to, data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information, PHI, or User Data, whether held by the Company, any Subsidiary or any of any of their respective subcontractors, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Neither the Company nor any Subsidiary has notified, or been required by any applicable Privacy Laws to notify, any Person of any data security breach or incident involving Personal Information, PHI, or User Data. Neither the Company nor any Subsidiary has received any correspondence relating to, or notice of, any Actions, claims, investigations or alleged violations of, any applicable Privacy Laws with respect to Personal Information, PHI, or User Data from any Person, there is no such ongoing Action, claim, investigation or allegation, and there are no facts or circumstances which could form the basis for any such Action, claim, investigation or allegation.
(e)No investigation, inspection, audit or other proceeding involving allegations of any violation of HIPAA, Healthcare Laws or other Privacy Laws is threatened, pending, or, to the Knowledge of the Company, contemplated by any Governmental Authority or other third party against the Company, any Subsidiary or any of their respective subcontractors who store, maintain, transmit or have routine access to Personal Information, PHI, or User Data.
(f)The Company and each Subsidiary has implemented commercially reasonable, though in no event less than industry standard, organizational, physical, administrative and technical measures compliant with requirements of (i) applicable Privacy Laws and Healthcare Laws; (ii) all existing contractual obligations to which the Company and any Subsidiary are subject; and (iii) all written policies adopted by the Company and any Subsidiary, to protect the integrity, security and operations of the IT Systems, transactions executed thereby, and Company Data, including protecting against loss, damage, destruction, or unauthorized or unlawful access, use, modification, disclosure or other misuse. The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business, including reasonable and appropriate back-up and disaster recovery procedures, the Company and the Subsidiaries (collectively) own or have valid and enforceable rights to use all IT Systems and in the twenty-four (24) months prior to the Closing, there have been no material failures, crashes, security breaches, or other adverse events affecting the IT Systems. The Company and each Subsidiary has taken commercially reasonable actions to protect the integrity of and to otherwise safeguard the IT Systems and the Company Data stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties and there has been no such misuse or unauthorized use, access, disclosure or modification.
(g)The transfer of Personal Information, PHI, and User Data in connection with the transactions contemplated by this Agreement will not violate any of the Contracts of the Company or any

4898-3834-0359.9

Subsidiary or applicable Privacy Laws, including, but not limited to, HIPAA, Healthcare Laws or the privacy policies of the Company as they currently exist or as they existed at any time during which any of the Personal Information, PHI, or User Data was collected or obtained by or on behalf of the Company or any Subsidiary.
(h)In connection with each third party servicing, outsourcing, processing, or otherwise using Personal Information, PHI, or User Data, the Company or a Subsidiary (as applicable) has contractually obligated each such third party, including through the use of Business Associate Agreements where required of the Company or the Subsidiary, to (i) comply with applicable Privacy Laws and Healthcare Laws with respect to Personal Information, PHI, and User Data, (ii) act only in accordance with the instructions of the Company or any Subsidiary (as applicable), (iii) take reasonable and appropriate steps to protect and secure Personal Information, PHI, and User Data from unauthorized disclosure, (iv) restrict use of Personal Information, PHI and User Data to those uses authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v)  return or adequately dispose or destroy the Personal Information, PHI and User Data.
(i)Except for disclosures required by Law, authorized by or made to the provider of Personal Information or User Data, or provided for in the Contracts of Company or any Subsidiary listed in Schedule 3.15(i), neither the Company nor any Subsidiary has shared, sold, rented or otherwise made available, or communicated orally, in writing or by electronic or other means to third parties any Personal Information or User Data.
(j)Neither the Company nor any Subsidiary collects or otherwise processes any payment and/or credit card data and is not otherwise subject to the Payment Card Industry – Data Security Standards.
(k)The Company and each Subsidiary has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the IT Systems and products of the Business (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available to Parent true and accurate copies of all Information Security Reviews; and (iv) timely installed Software security patches and other fixes to identified technical data security vulnerabilities.
(l)Neither the Company nor any Subsidiary has ever used web scraping, bots, spiders, indexing or similar methods or technology to collect data from the websites, online services or applications of any other Person. The Company has not directly or indirectly used credentials of any other Person to use or access any Third-Party Platform. Neither the Company nor any Subsidiary has, nor has the Company nor any Subsidiary received any written (or, to the Knowledge of the Company, oral) notice that any of them are in violation, breach or default of any Contract to which Company or any Subsidiary is subject (including, without limitation, any website’s terms of use or privacy policy to which Company or any Subsidiary is subject) concerning the collection of data from websites, online services or applications of any other Person, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a violation, breach or default.
(m)Neither the Company nor any Subsidiary obtains any data from any other Person except for User Data. The Company and each Subsidiary (i) uses User Data solely for the benefit of such customer that provided the data and in accordance with the terms of such customer’s Contract with Company or any Subsidiary and (ii) does not disclose User Data (whether aggregated, de-identified or otherwise modified) to any Person except for such customer’s employees, subcontractors and agents, as requested by customer, or as otherwise explicitly permitted in the Contract with such customer. Neither the Company nor any Subsidiary performs data aggregation or de-identifies User Data except as set forth on Schedule 3.15(m) and in all instances, in accordance with applicable Privacy Laws and applicable Contracts to which Company or any Subsidiary is subject.
(n)The Company and each Subsidiary has all right, title and interest in and to data needed to fully and timely fulfill their respective contractual obligations to the Company’s and/or any

4898-3834-0359.9

Subsidiary’s data licensee clients without additional data cleansing, migration, normalization or other substantial effort to prepare such data before usage or delivery.
Section 3.16Compliance with Laws.
(a)The Company and each Subsidiary are, and have at all times in the six (6) years prior to the Closing been, in compliance in all material respects with all Laws applicable to or binding on them, their respective assets or properties or the Business. Neither the Company nor any Subsidiary has received any written notice (or, to the Knowledge of the Company, any oral notice) asserting any actual, alleged, possible or potential non-compliance with any Laws relating to the Company, any Subsidiary or the operation of the Business.
(b)The Company and each Subsidiary holds all permits, certifications, licenses, registrations and approvals from, and has made all filings with, Governmental Authorities that are required to be held to conduct the Business in compliance with applicable Law and applicable Contracts (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit, including as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.
(c)The Company and each Subsidiary are, and have been for the six (6) years prior to the Closing, in compliance in all material respects with all Healthcare Laws. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any Subsidiary of any Healthcare Law. All quality reporting practices are and have been conducted in accordance with any Contract obligations to which Company or any Subsidiary are subject related to quality reporting or attestation.
(d)The Company maintains a corporate compliance program consistent with the U.S. Department of Health and Human Services Office of Inspector General voluntary “General Compliance Program Guidance,” issued November 2023, and has at all times conducted its operations in accordance with such compliance program in all material respects.
(e)Neither the Company nor any Subsidiary employs or contracts with any healthcare professionals or other healthcare providers to provide professional, medical or other healthcare or similar items, services or goods to or on behalf of the Company or any Subsidiary.
(f)During the six (6) years prior to the Closing, neither the Company nor any Subsidiary has received any written communication, notice, citation, suspension, revocation, limitation or warning from any Governmental Authority regarding: (i) any actual or alleged violation of, or failure to comply with, any Healthcare Law; or (ii) any actual or alleged obligation of the Company or any Subsidiary to undertake any remedial, corrective or response action of any nature of any such actual or alleged violation or failure to comply with any Healthcare Law. There is no civil, criminal, regulatory, administrative or other proceeding or audit pending or threatened in writing against the Company or any Subsidiary regarding any alleged violation of any Healthcare Law. There are no restrictions upon the Company or any Subsidiary that have resulted from conduct by the Company or any Subsidiary in violation of any Healthcare Law. Neither the Company nor any Subsidiary is now nor has never (i) been the subject of any third party audit or investigation and, to the Knowledge of the Company, there is no such audit or investigation threatened with respect to any alleged violation of Healthcare Law by the Company or any Subsidiary; (ii) been involved in or named as a defendant in any Action under the Civil or Criminal False Claims Act; or (iii)  received or is currently responding to any search warrant, subpoena, or civil investigative demand from any Governmental Authority with respect to any alleged violation of Healthcare Law by the Company or any Subsidiary.

4898-3834-0359.9

(g)Neither the Company, nor any Subsidiary nor any Company Securityholder with a direct or indirect ownership interest of five percent (5%) or more of the Company, nor any officer, manager, director, agent or employee of the Company or any Subsidiary has made any voluntary or self-disclosure to any Governmental Authority of any potential non-compliance with any Healthcare Law. Neither the Company nor any Subsidiary is or has been subject to any corrective action plan, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar undertaking with or imposed by any Governmental Authority arising from any alleged violation of any Healthcare Law.
(h)Neither the Company, nor any Subsidiary nor any Company Securityholder with a direct or indirect ownership interest of five percent (5%) or more of the Company, nor any officer, manager, director, agent or employee of the Company or any Subsidiary has been excluded, suspended or debarred from participation in any Federal Health Care Program, the System for Award Management, or FDA program, or is or has been subject to any Action that could reasonably be expected to result in debarment, suspension, or exclusion. Neither the Company, nor any Subsidiary nor any Company Securityholder with a direct or indirect ownership interest of five percent (5%) or more of the Company, nor any officer, manager, director, agent or employee of the Company or any Subsidiary, has been convicted of, formally charged with or investigated for a Federal Health Care Program-related, System for Award Management-related, or FDA program-related material offense. Neither the Company nor any Subsidiary has arranged nor contracted with (by employment or otherwise) any Person that has been convicted of or pled guilty or nolo contendere to any federal or state criminal offense, been fired or subject to any disciplinary action under any state rules of professional conduct, or is or was ever excluded from participation in a Federal Health Care Program, System for Award Management, or FDA program for the provision of items or services for which payment may be made under such program(s). No exclusion, suspension, or debarment claims or other Actions relating to the Company or any Subsidiary are pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or against any Company Securityholder with a direct or indirect ownership interest of five percent (5%) or more of the Company, nor any officers, managers directors, employees, or agents of the Company or any Subsidiary.
(i)Schedule 3.16(i) sets forth a list of all patient, consumer, or customer complaints made to the Company and/or any Subsidiary about the Company Offerings within the five (5) years prior to the Closing.
(j)Schedule 3.16(j) sets forth a list of (i) all “Business Associate Agreements” that differ in any material respect from the Company’s or any Subsidiary’s template Business Associate Agreement (true, correct and complete copies of which has been made available to Parent); and (ii) all subcontractor Business Associate Agreements.
Section 3.17Employees and ERISA.
(a)Schedule 3.17(a)-1 accurately lists all current employees of the Company and each Subsidiary as of the Agreement Date, and Schedule 3.17(a)-2 accurately lists all former employees of the Company and each Subsidiary whose employment ended on or after January 1, 2023, and for each such current or former employee (as the case may be), his or her: (i) employer entity, (ii) job position or title, (iii) annualized base salary or hourly wage (as applicable), (iv) annual commission opportunity or bonus potential in calendar year 2024, (v) classification as full-time, part-time, intern, temporary or seasonal, (vi) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (vii) as of December 31, 2024, accrued but unused vacation balance and any other type of paid time off balance, (viii) visa type (if any), (ix) date of hire and (with respect to former employees) termination date, (x) work location, (xi) severance entitlements, if any, (xii) leave status (including anticipated return to work date), (xiii) any other compensation for which the employee is eligible; and (xiv) other than (i) severance amounts to be paid to those employees set forth on Schedule 5.7(a)(i) and any Declining Employees or (ii) retention bonus amounts to be paid to the Short-Term Hires set forth on Schedule 5.7(a)(iv), the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. All employees of the Company and the Subsidiaries (as applicable) are employed at will (which means that either the Company or the applicable Subsidiary (as applicable) can terminate

4898-3834-0359.9

the employment relationship at any time, with or without notice, and for any or no reason or cause, and without any further liability on behalf of the Company or any Subsidiary). Schedule 3.17(a)-3 accurately lists all current (as of the Agreement Date) and former (engaged on or after January 1, 2023) independent contractors, consultants, leased workers and volunteers of the Company and each Subsidiary (solely to the extent any such independent contractor or consultant is a natural person or an entity wholly-owned by a natural person) , and any other individual who provides services to the Company or any Subsidiary and is classified other than as an employee, and for each such individual, his or her: (A) engaging entity, (B) fee or compensation arrangements, (C) commencement date and end date of agreement (if applicable), (D) service location; (E) description of services provided; (F) average hours worked per week; (G) notice required to terminate the relationship, (H) total amount of fees paid by the Company or the applicable Subsidiary in calendar year 2024; and (I) an indication of whether a written independent contractor or other written agreement exists setting forth terms and/or conditions of the individual’s engagement with the Company or the applicable Subsidiary. The Company has made available to Parent all Contracts that the Company or any Subsidiary has signed with the individuals/entities listed on Schedule 3.17(a)-3.
(b)True, complete, correct and accurate details of the bonus schemes, commission schemes and other incentive schemes (if any, and including equity incentives) applicable to any of the employees of the Company and/or any Subsidiary are set forth on Schedule 3.17(b).
(c)In respect of each employee and independent contractor, the Company and each Subsidiary have performed all obligations and duties in all material respects they are required to perform under contract (including without limitation payment of all accrued wages, salaries and bonuses) or applicable Law.
(d)The Company and each Subsidiary have each correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other applicable Laws. All employees of the Company and each Subsidiary are, and have been since their respective start of employment, legally permitted to be employed by the Company or a Subsidiary (as applicable) in the jurisdiction in which such employee has been and is employed by the Company or a Subsidiary (as applicable). All independent contractors providing services to the Company or any Subsidiary have been properly classified and paid as independent contractors for purposes of applicable foreign, federal and state Tax Laws, Laws applicable to employee benefits, wage and hour Laws, and other Laws. Neither the Company nor any Subsidiary has any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements for the protection of the Company and/or any Subsidiary providing for the confidentiality of Proprietary Information or assignment of inventions).
(e)Neither the Company, any Subsidiary nor any of their respective ERISA Affiliates: are liable for any (i) arrears of wages or any Taxes or any penalty for failure to comply with any Law; or (ii) payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company or any Subsidiary (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy.
(f)Neither the Company nor any Subsidiary is a party to or currently negotiating any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union. There is no, and in the past three (3) years there has been no pending, or to the Knowledge of the Company, threatened, labor dispute, work slowdown, work stoppage, or strike involving the Business, nor has there been any investigation by a Governmental Authority involving the Business. To the Knowledge of the Company, no employee or independent contractor of the Company or any Subsidiary currently intends to terminate his or her employment or engagement, and no employee or independent contractor of the Company or any Subsidiary has received an offer to join a business that may be competitive with the Business. Neither the Company nor any Subsidiary has, within the past five (5) years, been a party to any Action, or received written notice (or, to the Knowledge of the Company, oral notice) of any threatened or pending Action, in which either the Company or any Subsidiary was, or is, alleged to have violated any Contract or Law,

4898-3834-0359.9

including but not limited to any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification or workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees. There is no pending, threatened, and for the past five (5) years neither the Company nor any Subsidiary has received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations.
(g)In the past three (3) years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other Law in respect of the Business, and neither the Company nor any Subsidiary has been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law. During the ninety (90) day period preceding the date hereof, no employee or non-employee service provider of the Company or any Subsidiary has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.
(h)No employee or independent contractor of the Company or any Subsidiary is in violation of (i) any material term of any employment or independent contractor Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or independent contractor to be employed by or to render services to the Business or to use Proprietary Information of others. The employment of any employee or engagement of any independent contractor by the Company or any Subsidiary (as applicable) does not subject either of them to Liability, including but not limited to Liability to any third party.
(i)Within the past five (5) years, neither the Company nor any Subsidiary has been a party to a settlement agreement with a current or former employee or independent contractor that relates in any way to allegations of sexual harassment or sexual misconduct, and to the extent that any other settlement agreements with a current or former employee or independent contractor have been entered into, neither the Company nor any Subsidiary has any outstanding Liabilities thereunder or in connection therewith. Within the past five (5) years, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company or any Subsidiary.
(j)Schedule 3.17(j) sets forth a true, complete and correct list of every Company Employee Plan and each Company Employee Agreement (each a “Company Benefit Arrangement” and collectively, the “Company Benefit Arrangements”). True, complete and correct copies of the following documents, with respect to each Company Benefit Arrangement, where applicable, have previously been made available to Parent: (i) all documents embodying or other governing such Company Benefit Arrangement (or for unwritten Company Benefit Arrangement a written description of the material terms of such arrangement); (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) all applicable non-discrimination test results or safe harbor participant notices for the preceding three (3) plan years; and (vii) all non-routine correspondence within the three (3) years preceding the Closing Date to and from any state or federal agency related to such Company Benefit Arrangement.
(k)The Insperity multiple employer 401(k) Plan is the only Company Employee Plan that is intended to qualify under Section 401(a) of the Code to which the Company or any ERISA Affiliate has any current or potential liability. Such 401(k) Plan has received a favorable opinion letter from the IRS with respect to such qualification, and with respect to the participation of the employees of the Company and each Subsidiary in such 401(k) Plan, there has been no action, inaction or other failure that is the responsibility of the Company or a Subsidiary under the agreement between the Company and Insperity that has required or would require self-corrections or IRS filings under the IRS Employee Plans Compliance Resolution System.
(l)Each Company Benefit Arrangement is and has been maintained and administered in accordance with its terms and with applicable Laws and regulations including without limitation ERISA, the Code, and the Affordable Care Act. There has been no nonexempt “prohibited

4898-3834-0359.9

transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or any of its ERISA Affiliates, or any employee, officer, owner or other party to which the Company or any of its ERISA Affiliates would owe an obligation to indemnify, could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No litigation or governmental administrative proceeding, audit or other proceeding or Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. There has been no breach of fiduciary duties under Section 404 of ERISA with respect to any Company Benefit Arrangement by any employee, director, or owner of the Company or of any of its ERISA Affiliates. All payments and/or contributions of the Company or any Subsidiary required to have been timely made with respect to all Company Benefit Arrangements have been made, and all such payments and/or contributions not yet required to be made have been accrued in accordance with the terms of the applicable Company Benefit Arrangement, applicable Law and GAAP. Each Company Benefit Arrangement that is a group health plan within the meaning of Section 5000(b)(1) of the Code has been operated in compliance in all respects with (i) the notice and continuation requirements of Section 4980B of the Code, Title I of ERISA and similar state group health plan continuation laws, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Patient Protection and Affordable Care Act, as amended. Notwithstanding the foregoing, with respect to any Company Benefit Arrangement which is sponsored or maintained by the Insperity professional employer organization, the preceding representations of this subsection (l) only apply to the extent of any action, inaction or other failure (if any) that would be the responsibility of the Company or a Subsidiary under the agreement between the Company and Insperity.
(m)Neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute or has or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) a Multiemployer Plan or any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, or (ii) except with respect to any employee benefit plan maintained by a professional employer organization, any funded welfare benefit plan within the meaning of Section 419 of the Code,  any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has ever incurred any Liability under Title IV of ERISA.
(n)None of the Company Benefit Arrangements: (i) provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law); or (ii) provide health, life or long-term disability benefits that are not fully insured through an insurance contract (other than a health flexible spending or medical savings account).
(o)No Company Benefit Arrangement is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No Company Benefit Arrangement has resulted or would, if operated in accordance with its terms, result in the payment by any participant therein of interest or additional tax on nonqualified deferred compensation under Section 409A(a)(1)(B) of the Code. Neither the Company, any Subsidiary nor any ERISA Affiliate has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, consultant or other service provider for any tax incurred by such service provider, including under Section 409A or 4999 of the Code.
(p)The Company and/or a Subsidiary (as applicable) has the right under the terms of each Company Employee Plan to terminate such plan (or with respect to any Company Employee Plan maintained by a professional employer organization, withdraw from participation in such plan) without the consent of any other party, and no additional contributions would be required to effect properly such termination. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses.

4898-3834-0359.9

(q)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any person under any Company Benefit Arrangement, (ii) increase any benefits otherwise payable under any Company Benefit Arrangement or confer any rights in the event of a change of control or other extraordinary transaction to any employee or consultant, contractor or salesperson, (iii) other than as contemplated by Section 3.4(c), result in any acceleration of the time of payment or vesting of any such benefits (other than with respect to any Company Benefit Arrangement terminated pursuant to Section 5.7(c)), (iv) result in the imposition on any person of an excise tax under Section 4999(a) of the Code or result in the payment of any amount that will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or (v) will result in payment of any statutory benefits in respect of the employees.
(r)Except as set forth on Schedule 3.17(r), no Company Benefit Arrangement is subject to the laws of any jurisdiction outside the United States. To the Knowledge of the Company, any Company Benefit Arrangement subject to the laws of any jurisdiction outside the United States (i) complies with all applicable law of such jurisdiction (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is funded to the full extent required by applicable Law and has been accrued for on the Company Financial Statements to the full extent required by applicable generally accepted accounting principles and (iv) if required to be registered, has been registered with the appropriate Governmental Authorities and has been maintained in good standing with the appropriate Governmental Authorities.
(s)The Company and each Subsidiary has complied with all Laws relating to employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, non-harassment, non-discrimination, immigration (including immigration related hiring practices and benefits), wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational health and safety.
(t)Neither the Company nor any Subsidiary has received any notice concerning, and there is not and has never been, any activities or proceedings of any labor union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees and within the prior twelve (12) months, no such activities or proceedings are or were underway nor has the Company or any Subsidiary been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof.
(u)The Company and each Subsidiary each has complied with any obligation any of them has pursuant to a Contract, policy, Law, or otherwise to provide severance payments and/or benefits to any current or former employee, independent contractor or other worker who is currently providing or previously provided services to the Company or any Subsidiary.
(v)The Company and each Subsidiary has properly and timely completed an I-9 form for every employee hired since November 1986 as required by the Immigration Reform and Control Act of 1986.
(w)Neither the Company nor any Subsidiary has received any notices or other correspondence from any government agency, including but not limited to U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security, Homeland Security Investigations and Immigration and Customs Enforcement, relating to the employment authorization of employees or employer’s compliance with the requirements of the Immigration Reform and Control Act of 1986, including but not limited to Notices of Inspection, Notices of Suspect Documents, Notices of Intent to Fine, Social Security “no match” letters.
(x)No employees of the Company or any Subsidiary are currently sponsored for non-immigrant or immigrant visa status by the Company or any Subsidiary.
(y)All employees and independent contractors of the Company and any Subsidiary have current and proper permission to work and remain in the country in which they are currently

4898-3834-0359.9

employed or engaged. Each employee of the Company or any Subsidiary whose regular work location is in the United States is authorized under applicable Law to work in the United States and, in connection therewith, the Company and each Subsidiary are in compliance with all applicable immigration Laws, rules and regulations. Neither the Company nor any Subsidiary has violated the Immigration Reform and Control Act of 1986, including non-compliance with the form I-9 requirements.
Section 3.18Books and Records.
(a)The Company and each Subsidiary has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records of the Business (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company and each Subsidiary since the formation of such entities. At the Closing, the minute books, equity transfer books and other Books and Records will be in the possession of the Company or a Subsidiary (as applicable).
(b)Schedule 3.18(b) sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and any Subsidiary maintain accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
Section 3.19Insurance. The Company and each Subsidiary maintain the policies of insurance and bonds set forth on Schedule 3.19, which include all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Business, correct and complete copies of which have been made available to Parent (“Insurance Policies”). Schedule 3.19 sets forth (a) the name of the insurer under each such Insurance Policy, the entity that is the named insured under each such Insurance Policy, the type of Insurance Policy, policy number and the term and amount of coverage thereunder, and (b) all claims made under such Insurance Policy, or any other policy, within the prior five (5) years. There is no claim pending under any of such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such Insurance Policies have been timely paid, and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. All such Insurance Policies remain, and will remain immediately following the Closing (with respect to Insurance Policies of the India Subsidiary only), in full force and effect, and, to the Knowledge of the Company, no insurance provider has threatened to terminate or increase the premium with respect to, any of such Insurance Policies. Neither the Company nor any Subsidiary has any self-insurance or co-insurance programs. Neither the Company nor any Subsidiary has named any additional insureds under its Insurance Policies and is not required to do so under any Contract.
Section 3.20Environmental Matters. The Company and each Subsidiary is and at all times has been in compliance in all material respects with all Environmental Laws. Neither the Company’s nor any Subsidiary’s operations require or have required any Governmental Permits or other governmental authorizations required under Environmental Laws. Neither the Company nor any Subsidiary currently does nor historically has generated, used, stored, treated, mixed, handled, transported, disposed of, recycled, emitted, discharged or released any wastewater, air emissions, stormwater, or Hazardous Material, including without limitation any medical waste or universal waste. To the Knowledge of the Company, there are no Hazardous Materials present on, in, under, migrating to, or migrating from any current or former real property owned, leased, or used by the Company, any Subsidiary or the Business. Neither the Company nor any Subsidiary has received any written notice (or, to the Knowledge of the Company, any oral notice or reasonable basis for such notice) or other written communication, whether from a Governmental Authority, citizens group, employee, neighboring property owners, or otherwise, (i) that the Company or any Subsidiary is not or has not been in compliance with any Environmental Law, (ii) that the Company or any Subsidiary is liable or responsible for any Liability under any Environmental Law, or (iii) requesting any investigation, remediation, mitigation or other documentation or otherwise regarding the potential presence of any Hazardous Material on, in, under, migrating to, or migrating from any current or former real property owned, leased, or used by the Company or any Subsidiary, or

4898-3834-0359.9

(iv) regarding any potential Liability for any Hazardous Material generated, transported or disposed by the Company or any Subsidiary or any alleged or actual violation of any Environmental Law.
Section 3.21Customers and Vendors.
(a)As of the Agreement Date, no Company Customer has terminated or cancelled its relationship with the Company, any Subsidiary or the Business. Neither the Company nor any Subsidiary has issued any material credits or made any material payments to a Company Customer pursuant to service level agreements or similar obligations in a Contract with respect to uptime, latency, support or maintenance. All Company Customers are current in their payment of invoices and neither the Company nor any Subsidiary has, and since January 1, 2022 has had, any material disputes with any Company Customer that remain unresolved. Schedule 3.21(a) sets forth the top twenty-five (25) customers of the Business based on revenue during the twelve-month period ending on the Balance Sheet Date (each a “Significant Customer”). Since January 1, 2022, neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, oral or other notice or indication from any Significant Customer that such customer (i) is materially dissatisfied with the Business, (ii) will not continue as a customer of the Business, (iii) plans to stop or materially decrease the amount of business done with the Company or any Subsidiary, or (iv) intends to terminate, breach or request a material modification to existing Contracts with the Company or any Subsidiary. There are no warranty claims made, requests for service credits or refunds requested by any Significant Customer with respect to any Company Offerings except for normal warranty claims and refunds consistent with past history or in the Ordinary Course of Business.
(b)Schedule 3.21(b) sets forth the top twenty-five (25) vendors and suppliers of products and services to the Business based on amounts paid or payable by the Company or any Subsidiary to such vendors and suppliers during the twelve-month period ending on the Balance Sheet Date (each a “Significant Vendor”). The Company and each Subsidiary each are current in their respective payments consistent with the payment schedule for such Significant Vendor established and agreed in the Ordinary Course of Business to all Significant Vendors. Neither the Company nor any Subsidiary has, and since January 1, 2022 has had, any material dispute concerning Contracts with or products and/or services provided by any Significant Vendor. Since January 1, 2022, neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, oral or other notice or indication from any Significant Vendor that such vendor or supplier (i) is materially dissatisfied with the Business, (ii) shall not continue as a vendor or supplier to the Business, (iii) plans to stop or materially decrease the amount of business done with the Business or (iv) intends to terminate, breach or not renew existing Contracts with the Company or any Subsidiary.
(c)The Company Offerings are only provided to third parties under the terms of the warranty set forth in the Standard EULAs as described in Schedule 3.21(c), and the Company Offerings have, at all times, conformed and complied in all material respects with respect to such terms of warranty.
(d)Schedule 3.21(d) sets forth a complete and correct list of all credits issued to Company Customers within the past two (2) years and a description of the circumstances related to such credit issuance. The Company has not entered into any Contract relating to the settlement or other resolution of any Action or threatened Action by a Company Customer.
(e)Schedule 3.21(e) sets forth a complete and correct list of each country (other than the United States) where one or more Company Customers is located.
Section 3.22Accounts Receivable and Accounts Payable.
(a)Schedule 3.22(a) sets forth an accurate and complete aging of the accounts receivable of the Company and each Subsidiary as of the Agreement Date, both in the aggregate and by customer. All such accounts receivable derive from bona fide sales transactions entered into in the Ordinary Course of Business, are free of Encumbrances (other than Permitted Encumbrances) and are payable on the terms and conditions set forth in the applicable Contract. As of the Agreement Date, no such accounts receivable are subject to asserted claims by, or any other disputes with, customers.

4898-3834-0359.9

(b)The accounts payable of the Company and each Subsidiary reflected in the Company Balance Sheet (or accrued since the date of the Company Balance Sheet) arose from bona fide arm’s length transactions in the Ordinary Course of Business, and no such account payable or note payable is delinquent in its payment. Since the date of the Company Balance Sheet, the Company and each Subsidiary have each paid its respective accounts payable in the Ordinary Course of Business.
Section 3.23Anti-Corruption and Anti-Bribery Laws.
(a)Neither the Company, any Subsidiary nor any of their respective directors, managers, officers or employees, nor, to the Knowledge of the Company, any of the Company’s or any Subsidiary’s respective agents, independent contractors or other representatives, or any other Person associated with or acting for or on behalf of the Business, has, directly or indirectly, in connection with the conduct of any activity of the Business: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any foreign government official, candidate for public office, political party or political campaign (or any official of such party or campaign) (each a “Foreign Person”), for the purpose of (A) influencing any Foreign Person, (B) inducing such Foreign Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Foreign Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.
(b)The Company and each Subsidiary has established and maintains policies, procedures and internal controls designed to ensure compliance with the FCPA, the Bribery Act and all other applicable anti-corruption and/or anti-bribery Laws.
Section 3.24Trade Compliance.
(a)Neither the Company nor any Subsidiary has, at any time, exported or re-exported any Company Offerings or proprietary technical data outside of the United States or India. The Company Software is classified as EAR99.
(b)Neither the Company nor any Subsidiary has been required to be registered or submit reports under, or hold any Governmental Permits with respect to, any Trade Control Laws. The Company and each Subsidiary is and, at all times in the past five (5) years has been, in compliance in all material respects with all applicable Trade Control Laws and other applicable U.S. and non-U.S. Laws and regulations related to the exportation or importation of Company Offerings, or other Software, hardware, articles, technology, technical data, and services. Neither the Company, any Subsidiary nor any of their respective employees, officers, managers or directors, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any Subsidiary, is currently, or has been at any time during the past five (5) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Destination, or (iii) otherwise in violation of applicable Trade Control Laws in any material respect. Neither the Company nor any Subsidiary currently maintains, and during the past five (5) years has maintained, (i) brokers, distributors, resellers, agents, or sales or marketing representatives in any jurisdiction outside of the U.S., or (ii) brokers, distributors, resellers, agents, or sales or marketing representatives outside the U.S. who sell or engage in business for the Company outside the U.S. In the past five (5) years, neither the Company nor any Subsidiary has (x) received from any Governmental Authority any written notice or inquiry; (y) made any voluntary or involuntary disclosure to a Governmental Authority; or (z) conducted any internal investigation or audit, in each case of clauses (x)-(z) immediately above, concerning any alleged violation of Trade Control Laws. There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any Subsidiary has violated any Trade Control Law. Neither the

4898-3834-0359.9

Company nor any Subsidiary has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.).
Section 3.25Real Estate.
(a)Schedule 3.25(a) sets forth details of all land controlled, leased, subleased, licensed, used or occupied by the Company and/or a Subsidiary (as applicable) (collectively, the “Properties”). Neither the Company nor any Subsidiary has ever owned fee title to any real property.
(b)Each of the Properties is in a good and substantial state of repair and condition and fit for its current use.
(c)The Company and each Subsidiary, and any subtenant(s) of the Company and/or Subsidiary, have timely paid any and all rent and all other sums payable under the Contracts in respect of the Properties on or prior to the due dates for payment, and there is no rent review under the Contracts of the Properties currently in progress. The Company and each Subsidiary, and any subtenant(s) of the Company and/or Subsidiary, have timely complied in all material respects with the terms of the Contracts relating to each Property and, to the Knowledge of the Company, there are no defaults or .subsisting disputes or material breaches of obligations relating to any of the Properties by either the Company, each Subsidiary, and any landlords or subtenant(s) of the Company and/or Subsidiary. To the Knowledge of the Company, the existing use of the Properties by the Company and/or a Subsidiary, and any subtenant of the Company and/or a Subsidiary, is the lawful permitted use and all necessary consents to such existing use (if any) have been obtained.
(d)Neither the Company nor any Subsidiary: (i) is expecting to have to expend any substantial sum of money in respect of the Properties (other than rent payable under the Contracts) prior to the termination of the applicable Contracts; or (ii) have any existing or contingent Liability in respect of other property formerly owned or occupied by it under any Contract or as a surety for the obligations of any other person in relation to any property.
Section 3.26No Brokers. Other than FASC, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company, any Subsidiary or the Business in connection with the Mergers, this Agreement or any of the transactions contemplated hereby.
Section 3.27COVID-19. Neither the Company nor any Subsidiary has experienced any material business interruptions or material Liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures, including those caused by: (i) disruptions to the supply chains applicable to the Business, (ii) the failure of the agents and service providers of the Business to timely perform services, (iii) labor shortages, (iv) any material reductions in demand, (v) any claim of force majeure by the Company, any Subsidiary or any counterparty with respect to any Contract to which the Company or any Subsidiary is a party, (vi) any default under a contractual obligation set forth in any Contract to which the Company or any Subsidiary is a party, (vii) non-fulfillment of services, (viii) restrictions on the operations of the Business, (ix) any reduction of hours of operations or reduced aggregate labor hours, or (x) the failure of either the Company or any Subsidiary to comply with any COVID-19 Measures.
Section 3.28Disclosure. No representation or warranty or other statement made by the Company, any Subsidiary or any of the Company Representatives in this Agreement, the Disclosure Schedules, the certificates delivered pursuant to this Agreement or the Company Ancillary Agreements contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
Section 3.29No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN (A) THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), (B) ANY COMPANY ANCILLARY

4898-3834-0359.9

AGREEMENT OR (C) ANY CERTIFICATES DELIVERED PURSUANT HERETO OR THERETO, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY OR ITS BUSINESS INCLUDING (I) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR (III) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PARENT OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.29 OR OTHERWISE, NOTHING SHALL LIMIT OR IMPAIR PARENT’S REMEDIES OR RIGHTS, OR BE DEEMED TO BE A WAIVER OF, ANY CLAIMS OF OR RELATED TO FRAUD.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
Parent and each Merger Sub represent and warrant to the Company and the Company Securityholders as follows:
Section 4.1Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and each Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or either Merger Sub’s ability to consummate the Mergers or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.
Section 4.2Power, Authorization and Validity.
(a)Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Each Merger Sub has all requisite corporate or limited liability company power and authority (as the case may be) to enter into, execute, deliver and perform its respective obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Merger Sub of this Agreement and each of the Merger Sub Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate or limited liability action on the part of such Merger Sub (as the case may be). Parent is the sole stockholder of Merger Sub I and the sole member of Merger Sub II. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
(b)Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or

4898-3834-0359.9

obtained by Parent or either Merger Sub to enable Parent and the Merger Subs to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (to be entered into by the applicable Merger Sub (as to such Merger Sub)) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or the Merger Subs would not reasonably be expected to result in a material adverse effect on Parent’s or the Merger Subs’ ability to consummate the Mergers or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (as to the Merger Subs), (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) any filings required under applicable securities Laws.
(c)Enforceability. This Agreement has been duly executed and delivered by Parent and each Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the General Enforceability Exceptions. This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by the Merger Subs are, or when executed by the applicable Merger Sub shall be, assuming the due authorization, execution and delivery by the Company or the other Persons hereto or thereto, valid and binding obligations of such Merger Sub, enforceable against such Merger Sub in accordance with their respective terms, subject to the General Enforceability Exceptions.
Section 4.3No Conflict.
(a)Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements (in the case of Parent) or any of the Merger Sub Ancillary Agreements (to be entered into by the applicable Merger Sub (as to such Merger Sub)) by Parent or the applicable Merger Sub, nor the consummation of the Mergers or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (a) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub I or the certificate of formation or limited liability company agreement of Merger Sub II, each as currently in effect, (b) any Law applicable to Parent, either Merger Sub or any of their respective assets or properties or (c) any judgment, decree or order to which Parent or either Merger Sub is subject.
(b)Except for (i) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and (ii) as may be required under the HSR Act, neither Parent nor the Merger Subs are required to give any notice to, make any declaration, filing or registration with, or obtain any consent, approval, release or authorization from, any Person or Governmental Authority in connection with the Mergers, this Agreement, the Parent Ancillary Documents, the Merger Sub Ancillary Documents or the performance of Parent’s and the Merger Subs’ obligations hereunder and thereunder.
Section 4.4Parent Shares; Cash Resources. All shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth under any Restriction Agreement or under the Securities Act and any other applicable Law. Parent has sufficient cash resources to pay the cash portion of the Merger Consideration to be paid to the Company Securityholders pursuant to the terms hereof.
Section 4.5Parent SEC Reports. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC from and including February 22, 2024 through the Agreement Date (the “Parent SEC Reports”) is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and

4898-3834-0359.9

none of the Parent SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.
ARTICLE 5

COVENANTS
Section 5.1Advise of Changes. During the time period from the Agreement Date until the earlier to occur of (x) the Effective Time or (y) the termination of this Agreement in accordance with the provisions of Article 8 (the “Executory Period”), the Company shall promptly advise Parent in writing of: (a) any breach of any covenant or obligation of the Company or any Company Securityholder pursuant to this Agreement or any Company Ancillary Agreement; (b) any Material Adverse Effect with respect to the Company, any Subsidiary, any Company Securityholder or the Business; or (c) any change, event, circumstance, condition or effect that would cause, or reasonably be expected to cause, any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied; provided, however, that the delivery of any notice by the Company pursuant to this Section 5.1 shall not be deemed to amend or supplement the Disclosure Schedules and shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit the right of Parent or any other Parent Indemnified Party to indemnification under Article 9 or any right of Parent to claim a failure of a condition to Closing set forth in Section 7.1 or Section 7.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1.
Section 5.2Conduct of Business. During the Executory Period, the Company shall and shall cause each of the Subsidiaries to (and the Company Securityholders shall cause the Company to), continue to conduct the Business in the Ordinary Course of Business (except as otherwise expressly contemplated by this Agreement) and, notwithstanding the foregoing, the Company shall not (and shall cause the Subsidiaries not to), without Parent’s prior written consent: (i) take any action that, had it been taken after the Balance Sheet Date but before the execution of this Agreement, would have been required to be disclosed in the Disclosure Schedules pursuant to Sections 3.11; provided that, to the extent any provision of Section 3.11 refers to a Company Material Contract, Company Employee Agreement or Company Employee Plan, such provision shall be deemed to apply to any Company Material Contract, Company Employee Agreement or Company Employee Plan as well as any Contract, plan, policy or other instrument that would have been a Company Material Contract, Company Employee Agreement or Company Employee Plan had it been entered into or adopted by the Company or any Subsidiary (as the case may be) as of the Agreement Date; or (ii) enter into any Contract with any direct customer of the Company, any Subsidiary or the Business or any indirect customer of the Company, any Subsidiary or the Business through a reseller to the extent that such direct or indirect customer is located outstide of the United States. Neither the Company nor any Subsidiary may (and the Company Securityholders shall not permit or direct the Company or any Subsidiary to) distribute any Cash and Cash Equivalents following the Measurement Time.
Section 5.3Approval of Company Securityholders.
(a)The Company shall use its commercially reasonable best efforts to obtain and deliver to Parent within twenty-four (24) hours following the execution and delivery hereof a true, correct and complete executed copy of the Written Consent evidencing the Stockholder Approval.
(b)As soon as is reasonably practicable following the execution and delivery of this Agreement, the Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting Support Agreements from all Company Securityholders (other than Major Stockholders who are delivering Support Agreements in connection with the execution of this Agreement) and soliciting approval of the matters set forth in the Written Consent in order to consummate the Mergers and the other transactions contemplated hereby, as well as to facilitate Parent’s proposed issuance of the Parent Common Stock in the First Merger in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and applicable exemptions under state securities Laws. The Information Statement shall include, among other things, a

4898-3834-0359.9

description of the terms of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby, the requisite notice of appraisal rights under the DGCL and the unanimous recommendation of the board of directors of the Company to the Company Securityholders to vote in favor of the approval and adoption of this Agreement, the Mergers, the other transactions contemplated hereby and the other matters set forth in the Written Consent. The Company will send the Information Statement to each Company Securityholder in connection with soliciting such solicitation and approval in accordance with applicable Law. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable comments suggested in connection therewith. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Securityholders such amendment or supplement. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent.
Section 5.4No Other Negotiations.
(a)During the Executory Period, the Company shall not (and shall not cause or permit any Subsidiary to), and the Company Securityholders with knowledge regarding the Mergers shall not, authorize, encourage or permit any of their respective officers, directors, managers, employees, equityholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, consider, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal to the vote of any Company Securityholders. For purposes of the preceding sentence, Company Securityholders will be deemed to have knowledge regarding the Mergers upon the Company’s delivery of the Information Statement pursuant to Section 5.3(b). The Company and each Subsidiary will, and will cause the Company Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its representatives) to any data room (virtual or actual, and including the Virtual Data Room) containing any non-public information with respect to the Company and/or any Subsidiary in connection with an Acquisition Proposal. If any Company Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company or any Subsidiary is obligated pursuant to this Section 5.4(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached its obligations under this Section 5.4(a).
(b)During the Executory Period, the Company shall promptly (but in any event, within twenty-four (24) hours) notify Parent orally and in writing after receipt by the Company or any Subsidiary (or, to the Knowledge of the Company, by any Company Representative), of any (i) Acquisition Proposal, (ii) inquiry, expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) notice that any Person is considering making an Acquisition Proposal or (iv) request for non-public information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Parent and its representatives. Unless it will result in the Company breaching obligations under a non-disclosure agreement executed prior to November 27, 2024, such notice shall

4898-3834-0359.9

describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.
(c)With respect to the Persons with whom discussions or negotiations concerning a potential transaction of the nature described in the definition of “Acquisition Proposal” have been terminated, the Company shall (and shall cause each Subsidiary to) use commercially reasonable efforts to obtain the return or destruction of, in accordance with the terms of any applicable confidentiality agreement, any Proprietary Information previously furnished to any such Person by the Company, any Subsidiary or any of the Company Representatives. The Company shall not (and shall cause the Subsidiaries not to) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party, without the prior written consent of Parent.
Section 5.5Access to Information. Unless requested by Parent, no modifications or alterations shall be made to the contents of the Virtual Data Room following the date that is two (2) Business Days prior to the Agreement Date. Within one (1) Business Day following the Agreement Date, the Company will deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on the Agreement Date. During the Executory Period, the Company shall (and the Company Securityholders shall cause the Company and the Subsidiaries to) provide Parent and its agents and advisors (including, without limitation, the R&W Policy underwriters and their respective advisors) reasonable access to the files, books, records, Contracts, personnel and offices of the Company and the Subsidiaries, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Company, any Subsidiary and the Business, subject to the terms of the Confidentiality Agreement.
Section 5.6Satisfaction of Conditions Precedent; Antitrust Matters.
(a)During the Executory Period, the Company shall (and shall cause the Subsidiaries to) use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 7.1 and 7.2, and Company shall (and shall cause the Subsidiaries to) use commercially reasonable efforts to cause the Mergers and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In furtherance of, and without limiting, the foregoing, the Company shall use its commercially reasonable efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, Written Consents and Support Agreements executed by each Company Securityholder and investor questionnaires substantially in the form attached as Exhibit P hereto (the “Investor Questionnaires”), executed and completed by each Company Securityholder.
(b)During the Executory Period, Parent shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 7.1 and 7.3, and Parent shall use commercially reasonable efforts to cause the Mergers and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
(c)The Parent and the Company filed a Notification and Report Form with the U.S. Federal Trade Commission and the U.S. Department of Justice concerning clearance for the Transaction under the HSR Act on or around December 20, 2024 (the “HSR Submission”). No party hereto shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals under the HSR Act that relate to the Transaction. Without limiting the generality of the foregoing, each of the parties hereto shall use all commercially reasonable efforts to:
(i)respond as expeditiously as possible to any inquiries by any Governmental Authority regarding the HSR Submission and substantially comply as expeditiously as possible with all voluntary requests from any Governmental Authority for additional information or documents, including information and documents requested under the HSR Act;

4898-3834-0359.9

(ii)not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Authority not to consummate the Transaction, except, in each case, with the prior consent of the other parties hereto; and
(iii)resist and avoid the imposition of any order or the taking of any action (including legislative, administrative or judicial action) that would restrain, alter or enjoin the Transaction contemplated by this Agreement.
(d)Each of the Company and Parent shall promptly inform the other of any material communication received by such party from any Governmental Authority in respect of the HSR Submission or any investigation by any Governmental Authority related to the Transaction. In response to any inquiries or voluntary requests by any Governmental Authority, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Parent or the Company before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transaction contemplated hereunder (but, for the avoidance of doubt, not including any disclosure which is not permitted by Law) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each of Parent and the Company shall give notice to the other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. In the event that any Governmental Authority so requests, the parties agree that Parent and the Company may withdraw and refile the HSR Submission one time, pursuant to 16 C.F.R. § 803.12. Notwithstanding the foregoing, Parent shall determine the strategy to be pursued for obtaining, and lead the effort to obtain, all necessary actions or nonaction from Governmental Authorities in connection with the Transaction contemplated by this Agreement and the Company and its owners shall take all reasonable actions to support Parent in connection therewith; provided that Parent shall consult with the Company and consider in good faith its views in advance of making any decision with respect to such strategy. The Company and Parent may, as they deem advisable, designate any competitively sensitive materials provided to the other party as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to any employees, officers, or directors of the recipient without the advance written consent of the other parties providing such materials.
(e)Notwithstanding anything to the contrary herein, in no event shall anything in this Agreement require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates (including, following the Closing, the Company and the Subsidiaries); (ii) take, or agree to take any action that, in Parent’s good faith judgment would adversely and materially affect (x) the strategic benefits sought by Parent in effecting the Transaction contemplated hereby or (y) any line of business, results of operations, assets or financial condition of Parent or any of its Affiliates (including, following the Closing, the Company or the Business) either independently or taken as a whole; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
(f)Notwithstanding anything to the contrary herein, in no event shall anything in this Agreement require any party hereto to: (i) terminate, amend or assign existing relationships and contractual rights and obligations of the Company or any Subsidiary or of Parent or any of its Affiliates, (ii) amend, assign or terminate existing licenses or other agreement of the Company or any Subsidiary or of Parent or any of its Affiliates and enter into such new licenses or other agreement, (iii) litigate (or defend) against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any Law or otherwise seeking to prevent its consummation, or (iv) proceed with or respond to a “second request” (Request for Additional Information and Documentary Material) under the HSR Act.

4898-3834-0359.9

Section 5.7Certain Employee Benefits Matters.
(a)The following provisions apply to the employees of the Company and its Subsidiaries:
(i)During the Executory Period, Parent (or one of Parent’s designated Affiliates) shall offer employment (effective as of the Effective Time) to those employees of the Company and the Subsidiaries (other than the India Subsidiary) as are determined by Parent in its sole discretion (the “Offered Employees”). Employees who will not be designated as Offered Employees are set forth on Schedule 5.7(a)(i) attached hereto. During the Executory Period, Parent (or one of Parent’s designated Affiliates) shall issue Employment Documents to each Offered Employee (other than the Key Employees, who shall have executed and delivered Employment Documents concurrently with the execution of this Agreement), and the Company shall use its commercially reasonable efforts in assisting Parent (or one of Parent’s designated Affiliates) to secure fully completed and executed Employment Documents (which Employment Documents shall be conditioned upon the occurrence of the Closing) from each Offered Employee, including, to the extent permitted by applicable Law or Contract, by providing Parent necessary information relating to any such individual’s employment arrangement with the Company. During the Executory Period, the Company shall provide Parent (or one of Parent’s designated Affiliates) with access to and information about the employees of the Company and the Subsidiaries, in order to facilitate Parent’s offers of employment and enrollment in benefit plans of Parent (or one of Parent’s designated Affiliates) that are conditioned upon the occurrence of the Closing.
(ii)On the Closing Date, the Company shall terminate the employment of each employee of the Company and shall pay such employee’s final wages (through Insperity) in accordance with applicable Laws.
(iii)The Company shall use (and the Company Securityholders shall cause the Company to use) its commercially reasonable efforts to ensure that each such terminated employee who (A) is not an Offered Employee, as set forth on Schedule 5.7(a)(i) or (B) is an Offered Employee but who does not accept such offer of employment from Parent (or Parent’s designated Affiliate) (such Offered Employee, a “Declining Employee”) delivers, prior to the Closing, a general release of claims in favor of Parent, the Company and its Affiliates, in a form reasonably acceptable to Parent; provided further that the final wages and pre-Closing bonus amounts due and payable with respect to each such employee, as well as fifty percent (50%) of the severance or separation pay required to secure such general release from each such employee, shall constitute a Closing Employee Payment and a Transaction Expense hereunder.
(iv)Those Offered Employees set forth on Schedule 5.7(a)(iv) (the “Short Term Hires”) shall receive offers of employment from Parent (or one of Parent’s designated Affiliates) through June 30, 2025. If a Short-Term Hire does not accept such offer of employment, he or she shall be deemed to be a Declining Employee per clause (iii) above. Any Short Term Hire that accepts such offer of employment will be eligible to receive a retention bonus, in the amount set forth on Schedule 5.7(a)(iv), if he or she remains employed by Parent (or one of Parent’s designated Affiliates) as of June 30, 2025 and executes and delivers a general release of claims in favor of Parent, the Company and its Affiliates, in a form reasonably acceptable to Parent upon separation. Fifty percent (50%) of the retention bonus amount required to secure such general release from such employee shall constitute a Closing Employee Payment and a Transaction Expense hereunder.
(b)For purposes of any benefit plan, program or arrangement maintained for benefit of any Offered Employees who accept the offer of employment from Parent (or Parent’s designated Affiliate) in subparagraph (a) above, each such employee shall receive credit for service with the Company or any Subsidiary prior to the Closing Date (except where doing so would cause a duplication of benefits), to the extent such service is reflected in records of the Company or the Subsidiaries and recognized under the corresponding employee benefit plan of the Company or any Subsidiary, for eligibility to participate and vesting and, but only with respect to calculation of the amount of any

4898-3834-0359.9

severance payments, vacation, sick and paid time off, for benefit accrual purposes. Parent shall also use commercially reasonable efforts to (x) cause any and all pre-existing conditions (or actively at work or similar limitations), eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such employees and their eligible dependents and (y) provide such employees with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year to the extent reflected in records of the Company or any Subsidiary for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans, programs or arrangements in which they are eligible to participate after the Closing Date.
(c)The Company shall, and shall cause each Subsidiary to, instruct and arrange with the relevant provider to spin-off and terminate the Subsidiary’s portion of, and participation in, the professional employer 401(k) Plan in which such Subsidiary participates, effective as of no later than the day immediately preceding the Closing Date, and with respect to any other Company Benefit Arrangements (including, without limitation, any Company Benefit Arrangement intended to meet the requirements of Code Section 125 and the Company Equity Plan) terminate or provide a notice of withdrawal from participation with respect to any plan sponsored by a professional employer organization, any such termination or withdrawal to be effective as of no later than the day immediately preceding the Closing Date or such other date as may be mutually agreed in writing by the Company and Parent, (each a “Terminated Benefit Plan”) (unless Parent provides written notice to the Company no later than two (2) Business Days prior to the Closing Date that any such 401(k) Plan or other Company Benefit Arrangement shall not be terminated). The Company shall provide Parent with evidence that such Terminated Benefit Plan(s) have been terminated in the manner provided in the preceding sentence by appropriate actions pursuant to resolutions of the board of directors of the Company or any applicable committee thereof. The manner, form and substance of such actions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed, but such review and approval shall not diminish the Company’s obligation pursuant to the preceding sentences to terminate (or cause the termination of) such Company Benefit Arrangements effectively. In the event that termination of any Terminated Benefit Plan triggers any liquidation charges, surrender charges, or other fees, then such charges or fees shall be deemed to be Transaction Expenses.
(d)The provisions contained in this Section 5.7 are for the sole benefit of the respective parties hereto and no current or former employee, director, manager, independent contractor, consultant, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 5.7, express or implied, shall be construed or interpreted to (i) create any right, benefit or remedy of any nature whatsoever, including any right to continued employment or service, under or by reason of this Agreement, in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Arrangement or employee benefit plan of Parent, the Company, any Subsidiary, the Surviving Entity or any of their respective Affiliates, or (ii) amend any Company Benefit Arrangement or employee benefit plan of Parent or any of its Affiliates (including, following the Closing, the Company, any Subsidiary and the Surviving Entity). Nothing in this Section 5.7 shall be construed or interpreted to limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company, any Subsidiary and the Surviving Entity) to amend or terminate any employee benefit plan pursuant to its terms.
Section 5.8Repayment of Indebtedness. As soon as practicable following the Agreement Date, the Company shall (and the Company Securityholders shall cause the Company to) obtain, in each case in form and substance reasonably acceptable to Parent, (i) pay-off letters from the applicable banks or other lenders (including all holders of Company Convertible Notes) with respect to all Indebtedness of the Company and each Subsidiary set forth on Schedule 5.8, which pay-off letters shall provide for the release of all Encumbrances relating to such Indebtedness (if any) following satisfaction of the terms contained in such pay-off letters, (ii) UCC-3 termination statements or authorization of Parent, the Company, any Subsidiary, and/or the Surviving Entity (or their respective legal counsel) to file UCC-3 termination statements terminating the security interests of each Person holding a security interest in the assets of the Company or any Subsidiary, (iii) forms of notices of termination for any account control agreements entered into in connection with any Indebtedness, (iv) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office (or comparable foreign governmental offices outside of the U.S.) in

4898-3834-0359.9

connection with any Indebtedness, and (v) forms of notices of termination for any landlord or bailee waivers executed in connection with any Indebtedness ((i)-(v), collectively, the “Indebtedness Pay-Off Documentation”).
Section 5.9Director and Officer Indemnification. Parent agrees (and after the Effective Time shall cause the Surviving Entity to ensure) that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the past and present directors and officers of the Company and any Subsidiary (collectively, the “D&O Indemnified Parties”), as provided in the indemnification agreements with each director of the Company set forth on Schedule 5.9, the Company’s Charter Documents and in the formation and governance documents of each of the Subsidiaries each in effect immediately prior to the Effective Time, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would affect adversely the rights thereunder of the D&O Indemnified Parties, unless such modification shall be required by Law. Prior to the Closing Date, the Company shall procure a policy of tail insurance coverage for D&O Indemnified Parties, in a form reasonably acceptable to the Company and Parent, which shall provide such D&O Indemnified Parties with coverage for six (6) years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “D&O Tail Policy”). The parties shall maintain the D&O Tail Policy in full force and effect in accordance with its terms following the Closing. Notwithstanding Section 11.11, the provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, together with his or her heirs and representatives and are in addition to, and not in substitution of, any other right that any such Person may have by contract or otherwise.
Section 5.10Other Insurance Tail Policy. Prior to the Closing Date, the Company will use commercially reasonable efforts to procure policies of tail insurance coverage, in form reasonably acceptable to Parent, which shall extend the coverage under the Company’s existing errors and omissions / cyber insurance policy for three (3) years following the Effective Time with respect to claims arising out of errors or omissions occurring at or prior to the Effective Time.
Section 5.11Agreements Concerning Sale Bonus Payments. In accordance with Section 2.4(c)(iii), following the Closing, Parent shall remit and pay to each Sale Bonus Recipient (net of applicable withholding amounts), and to the relevant Governmental Authorities entitled thereto, the amount of the Closing Sale Bonus Payments relating to each such Sale Bonus Recipient following Parent’s receipt of a general release of claims, in substantially the form attached as Exhibit J hereto, executed by such Sale Bonus Recipient and not subsequently revoked within seven (7) days thereafter. For the avoidance of doubt, no Closing Sale Bonus Payment will be made to any Sale Bonus Recipient that fails to deliver an executed general release of claims within twenty-one (21) days after receipt thereof or that revokes such release within seven (7) days following such delivery. Parent shall remit and pay all applicable Sale Bonus Payments (net of applicable withholding amounts) to the eligible Sale Bonus Recipients no later than the second payroll date following the date that is seven (7) days after the expiration of the aforesaid twenty-one (21) day period.
Section 5.12Reserved.
Section 5.13Parachute Payments. Prior to the Closing Date, the Company shall submit to a vote of the holders of Company Stock the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments or benefits that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code. Such vote shall be undertaken in a manner that establishes the disqualified individual’s right to the payment or other compensation, including adequate disclosure to all holders of Company Stock of all material facts concerning all such payments or benefits and any needed waiver by the disqualified individual(s) of such payments or benefits. The Company shall upon request of Parent provide advance copies of all materials needed to effectuate such vote, or an analysis demonstrating that no such disqualified individual could receive such parachute payments, for Parent’s review and approval, which review and approval shall not

4898-3834-0359.9

be unreasonably withheld or delayed, but which review and approval shall not diminish the Company’s obligations under the first two (2) sentences of this Section.
ARTICLE 6

AGREEMENTS RELATING TO PARENT COMMON STOCK
Section 6.1Private Placement. Parent intends to issue shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and an exemption from qualification under the laws of the State of Utah and other applicable state securities laws. The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such exemptions.
Section 6.2Restrictions on Transfer. The shares of Parent Common Stock issued pursuant to this Agreement shall be subject to the restrictions on Transfer set forth in this Article 6. Such shares of Parent Common Stock constitute “restricted securities” under the Securities Act, and may not be Transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall also be conditioned on compliance with applicable state and foreign securities laws. Each Company Securityholder who receives shares of Parent Common Stock and every transferee or assignee of any such shares from any Company Securityholder shall be bound by and subject to the terms and conditions of this Article 6, and Parent may require, as a condition precedent to the issuance or Transfer of any shares of Parent Common Stock, that any recipient, transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article 6. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any shares of Parent Common Stock that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so Transferred. Before effecting any Transfer of shares of Parent Common Stock, Parent may require an opinion of counsel in form and substance satisfactory to Parent to the effect that any proposed transfer or resale of such shares is in compliance with the Securities Act and any applicable state securities laws.
Section 6.3Legends. Each certificate or book-entry notation representing any shares of Parent Common Stock issued hereunder shall bear the following legend (in addition to any other legends required by law, Parent’s certificate of incorporation or bylaws or any other agreement to which any such Company Securityholder is a party):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4898-3834-0359.9

ARTICLE 7

CONDITIONS TO CLOSING OF THE FIRST MERGER
Section 7.1Conditions to Each Party’s Obligation to Effect the First Merger. The respective obligations of Parent, Merger Sub I and the Company to effect the First Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
(a)Governmental Approvals. All permits, authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority as may be required to consummate the Mergers shall have been filed, occurred or been obtained, other than (i) the filing of the First Certificate of Merger and the Second Certificate of Merger in accordance with the terms of Section 2.1 and (ii) any filings required under applicable securities Laws.
(b)No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Mergers on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers on the terms and conditions set forth herein illegal.
(c)HSR Submission. The waiting period applicable to the HSR Submission (including, without limitation, any withdrawal and refiling thereof) under the HSR Act will have expired or been terminated.
(d)Stockholder Approval. The Stockholder Approval shall have been obtained and such approval shall remain in full force and effect.
Section 7.2Additional Conditions to Obligations of Parent and Merger Sub I. The obligations of Parent and Merger Sub I to effect the First Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub I), to the extent permitted by Law:
(a)Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Company Fundamental Representations shall be true and correct in all respects, (ii) each of the representations and warranties of the Company, other than the Company Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) each of the representations and warranties of the Company, other than the Company Fundamental Representations, that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects; and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.
(c)No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to the Company, any Subsidiary, any Company Securityholder, or the Business, and Parent shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.
(d)No Actions. There shall be no Action of any nature pending or threatened by any Person against Parent, either Merger Sub, the Company, any Subsidiary, or any of their respective Affiliates, or any of their respective properties, officers, managers or directors, or any order entered or

4898-3834-0359.9

other legal action taken by any Governmental Authority of competent jurisdiction, (i) arising out of, relating to, challenging or seeking to prohibit this Agreement, the Mergers or any of the other transactions contemplated by this Agreement or (ii) limiting or restricting, or seeking to limit or restrict, (A) Parent’s ownership of the Surviving Entity or its securities or assets, or (B) the conduct or operation of the Business by Parent or the Surviving Entity after the Second Effective Time.
(e)Threshold for Securityholder Action. The Company shall have received, and delivered to Parent, fully executed (and, in the case of the Investor Questionnaire, completed) (i) Written Consents, Support Agreements and Investor Questionnaires from Company Securityholders holding at least 95% of the Company Stock, (ii) Support Agreements and Investor Questionnaires from holders of Company Options representing at least 80% of the shares of Company Common Stock issuable upon the exercise of all Closing In The Money Options and (iii) Investor Questionnaires from all holders of Company Warrants.
(f)Dissenters’ Rights. The Company shall have provided evidence of the delivery of the Information Statement to all Company Securityholders in accordance with Section 5.3(b), and Company Securityholders holding not more than 5% of the Company Stock shall have exercised, or remain eligible to exercise, appraisal rights under Section 262 of the DGCL.
(g)Exchange Agent Agreement. The Exchange Agent shall have executed and delivered to Parent the Exchange Agent Agreement.
(h)Escrow Agreement. The Escrow Agent and the Representative shall have each executed and delivered to Parent the Escrow Agreement.
(i)Employment Matters. Not less than 90% of the U.S.-based Offered Employees as of the Agreement Date (calculated in a manner that is exclusive of the Key Employees) shall have executed and delivered all applicable Employment Documents to Parent and such Employment Documents shall remain in full force and effect, without any such Employment Document having been repudiated or purportedly revoked. Six (6) or fewer of the employees of the India Subsidiary that are employed by the India Subsidiary on the Agreement Date shall have tendered a resignation or otherwise indicated to the Company or any of its Subsidiaries a desire to resign or terminate their respective employment with the India Subsidiary.
(j)Reserved.
(k)Terminated Employee Payments. Parent shall have received evidence that (i) the Company has paid all final wages, bonuses, commissions, severance amounts and other employment-related payments to all employees listed on Schedule 5.7(a)(i) and all Declining Employees; and (ii) each of the employees listed on Schedule 5.7(a)(i) and each Declining Employee has duly executed and delivered a release agreement, in a form acceptable to Parent, containing a general release of claims in favor of Parent, each Merger Sub, the Company, any Subsidiary and their respective Affiliates.
(l)Restriction Agreements. Each of the Restricted Owners shall have executed and delivered the Restriction Agreements to Parent and such Restriction Agreements shall remain in full force and effect, without any such Restriction Agreement having been repudiated or purportedly revoked. Each Restricted Owner shall make an election under Section 83(b) of the Code with respect to the shares of Parent Common Stock subject to the Restriction Agreement within thirty (30) days after the Closing Date and shall provide a copy of such election to Parent.
(m)Reserved.
(n)Termination of Agreements. Each of the agreements identified on Schedule 7.2(n) shall have been terminated (in each case effective prior to or as of the Effective Time and in such a manner that neither Parent, the Surviving Corporation nor the Surviving Entity will be subject to or incur any claim or Liability under any such agreement following the Effective Time), and the Company shall have delivered evidence of such termination in form and substance reasonably acceptable to Parent.

4898-3834-0359.9

(o)Resignations of Managers, Directors and Officers. Each of the individuals holding the positions of a manager, director or officer of the Company or any Subsidiary (other than the India Subsidiary) in office immediately prior to the Effective Time shall have executed and delivered to Parent a resignation letter in the form attached hereto as Exhibit K. Each director of the India Subsidiary shall have executed and delivered to the India Subsidiary a resignation letter in the form attached hereto as Exhibit K.
(p)Estimated Closing Statement. The Company shall have delivered to Parent the Estimated Closing Statement (including the Closing Distribution Waterfall) in accordance with Section 2.9(a).
(q)Payment of Company Franchise Taxes; Company Good Standing Certificates. Parent shall have received (i) evidence reasonably satisfactory to Parent that the Company has paid all corporate franchise Taxes to the State of Delaware such that the Delaware Secretary of State will accept the Second Certificate of Merger for filing, (ii) with respect to each of the Company and the U.S. Subsidiary, a certificate of good standing from (A) the office of the Secretary of State of the State of Delaware, and (B) the office of the Secretary of State of each state or jurisdiction in which the Company and/or the U.S. Subsidiary, as applicable, is qualified to do business as a foreign corporation (with respect to the Company) or a foreign limited liability company (with respect to the U.S. Subsidiary), in the case of such certificates of good standing certifying, as of a date no more than ten (10) Business Days prior to the Closing Date, that the Company and the U.S. Subsidiary, as applicable, is in good standing in such jurisdiction.
(r)Company’s Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the existing Fourth Amended and Restated Certificate of Incorporation of the Company, as amended, and an attached copy of the existing certificate of formation of the U.S. Subsidiary, including in each case all amendments thereto, and stating that each such existing certificate has not otherwise been amended, modified, revoked or rescinded, (ii) an attached copy of the existing bylaws of the Company, and stating that such bylaws have not otherwise been amended, modified, revoked or rescinded, (iii) an attached copy of the current limited liability company agreement of the U.S. Subsidiary, including any amendments thereto, and stating that such limited liability company agreement of the U.S. Subsidiary has not been further amended, modified, revoked or rescinded, (iv) an attached copy of the resolutions of the board of directors of the Company evidencing the Board Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded, and (v) an attached copy of the Written Consents received from the holders of Company Stock, and stating that (x) such Written Consents constitute the Stockholder Approval and (y) the resolutions set forth in the Written Consents have not been amended, modified, revoked or rescinded.
(s)Termination of Company Equity Plan. The Company shall have taken such actions, and shall have obtained all such consents, as are required to terminate the Company Equity Plan after consultation with, and subject to the reasonable approval of, Parent.
(t)Termination of Terminated Benefit Plans. The Company shall have delivered to Parent satisfactory evidence of the termination or cancellation of all Terminated Benefit Plans in accordance with Section 5.7(c).
(u)Pay-Off Letters. Parent shall have received the Indebtedness Pay-Off Documentation, each in form and substance reasonably acceptable to Parent.
(v)Expense Invoices. Parent shall have received final invoices in respect of all Transaction Expenses (which invoices may be in summary form and need not include any time entries or similar detail), as well as a complete IRS Form W-9 from each recipient thereof.
(w)Deliveries of First Analysis Securities Corporation. Parent shall have received from FASC (i) a duly executed and completed Investor Questionnaire evidencing that FASC is an Accredited Investor, (ii) a duly executed Letter of Transmittal, (iii) a final invoice in respect of all Transaction Expenses due and owing to FASC in connection with the Transaction, (iv) a fully executed

4898-3834-0359.9

and completed IRS Form W-9 and (v) a document, in form and substance satisfactory to Parent, terminating that certain engagement letter agreement, dated as of November 2, 2022, by and between the Company and FASC.
(x)FIRPTA. Parent shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated as of the Closing Date and signed by an officer of the Company, and in form and substance set forth on Exhibit L hereto, certifying that the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time preceding the date of the certificate, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(y)Tail Policies. The Company shall have obtained the D&O Tail Policy and the other tail insurance policy described in Section 5.10 hereof.
(z)Sale Bonus Agreements. Evidence, reasonably acceptable to Parent, that the Company has distributed sale bonus agreements (inclusive of general releases), in substantially the form attached as Exhibit J hereto (the “Sale Bonus Agreements”), to all Sale Bonus Recipients. Additionally, each of the Sale Bonus Recipients shall have completed, executed and delivered to Parent an Investor Questionnaire.
(aa)Deliveries Relating to the India Subsidiary. The Company shall have delivered to Parent evidence reasonably acceptable to Parent that the Company has completed each of the items set forth on Schedule 7.2(aa).
(ab)Reserved.
(ac)Section 280G Parachute Payment Documentation. The Company shall have delivered executed copies of all waivers, stockholders votes, and other materials needed to effectuate the parachute payment vote described in Section 5.13, or shall have provided an analysis satisfactory to Parent demonstrating that no such disqualified individual could receive such parachute payments.
Section 7.3Additional Conditions to Obligations of the Company. The obligation of the Company to effect the First Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law:
(a)Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Parent Fundamental Representations shall be true and correct in all respects, (ii) each of the representations and warranties of Parent and the Merger Subs, other than the Parent Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) each of the representations and warranties of Parent and the Merger Subs, other than the Parent Fundamental Representations, that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.
(b)Performance of Obligations of Parent and Merger Subs. Parent and each Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.
(c)Escrow Agreement. Parent shall have executed and delivered to Representative the Escrow Agreement.
(d)Exchange Agent Agreement. Parent and the Exchange Agent shall have executed and delivered to Representative the Exchange Agent Agreement.

4898-3834-0359.9

ARTICLE 8

TERMINATION OF AGREEMENT
Section 8.1Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned, notwithstanding the delivery of Written Consents, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.
Section 8.2Unilateral Termination.
(a)Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Mergers or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Mergers on the terms and conditions contemplated by this Agreement illegal.
(b)Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the First Merger shall not have been consummated by 5:00 p.m. Mountain time on February 25, 2025 (the “Termination Date”) if the conditions to the terminating party’s obligations to Closing under Article 7 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 7 to be fulfilled or satisfied on or before such date.
(c)The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Effective Time if Parent or either Merger Sub has committed:
(i)a breach of any of their representations or warranties under Article 4 that are qualified by materiality or material adverse effect;
(ii)a material breach of any of their representations or warranties under Article 4 that are not so qualified by materiality or material adverse effect; or
(iii)a material breach of any of their covenants under this Agreement, and
(iv)(A) has not cured such breach within twenty (20) Business Days after the Company has given Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(c); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement.
(d)Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if the Company has committed:
(i)a breach of any of the Company Fundamental Representations or any of the Company’s representations and warranties under Article 3 that are qualified by materiality or material adverse effect;

4898-3834-0359.9

(ii)a material breach of any of its representations and warranties under Article 3 (other than any Company Fundamental Representations) that are not so qualified by materiality or material adverse effect; or
(iii)a material breach of any of its covenants under this Agreement, and
(iv)(A) has not cured such breach within twenty (20) Business Days after Parent has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.2(d); provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 7 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to Parent if Parent or either Merger Sub is at that time in material breach of this Agreement.
(e)Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if any event has occurred or any circumstance exists which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company, any Subsidiary or the Business.
(f)Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if executed Written Consents evidencing the Stockholder Approval are not delivered to Parent within twenty-four (24) hours after the execution and delivery of this Agreement by Parent, Merger Sub, the Company, and the Representative.
(g)Parent, by giving written notice to the Company, may terminate this Agreement in the event that the condition to Closing described in Section 7.1(c) hereof has not been satisfied on or before the date on which the waiting period applicable to the HSR Submission (including, without limitation, any withdrawal and refiling thereof, to be done (or not) in Parent’s discretion) under the HSR Act has expired or been terminated.
(h)Either Parent or the Company, upon written notice to the other, may terminate this Agreement if a Governmental Authority of competent jurisdiction has issued an order or any other action preliminarily or permanently enjoining or otherwise prohibiting the consummation of the Transaction contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(h) is not available to any party hereto whose material breach of any provision of this Agreement results in or causes such order or other action.
Section 8.3Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Merger Subs, the Company, the Subsidiaries, or their respective officers, directors, managers, stockholders, members or Affiliates; provided, however, that (a) the provisions of this Section 8.3, Article 11 and all applicable definitions shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from Liability in connection with any fraud or intentional breach prior to such termination.
ARTICLE 9

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES
Section 9.1Survival. If the First Merger is consummated, the representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or in any Schedules or Exhibits hereto, together with the certifications made with respect to such representations, warranties, covenants and agreements pursuant to Article 7 hereof, shall survive the Closing, and thereafter: (a) each Fundamental Representation shall survive until the sixth (6th) anniversary of the Closing Date; (b) each

4898-3834-0359.9

General Representation shall survive until the first (1st) anniversary of the Closing Date; and (c) the covenants and agreements shall survive for a period of ninety (90) days after the end of the period contemplated by their respective terms. Notwithstanding the foregoing, (x) the parties acknowledge and agree that with respect to any claims for indemnification pursuant to this Agreement, the survival periods set forth above shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable, (y) any Claim that is set forth in a Notice of Claim delivered in accordance with Section 9.4 and that is pending but unresolved on the date of the expiration of the applicable survival period set forth in the immediately preceding sentence may continue to be asserted and shall be indemnified against until fully and finally resolved and (z) the expiration of any representation, warranty, covenant or agreement shall not affect the rights of any Parent Indemnified Party, under this Article 9 or otherwise, to seek recovery of Losses arising out of any fraud, which rights will survive until the ninetieth (90th) day following the expiration of the statute of limitations applicable to such fraud.
Section 9.2Indemnification of Parent and Parent Indemnified Parties. From and after the Closing, each Company Securityholder shall severally (based on each such Company Securityholder’s Indemnification Pro Rata Share as of the Final Determination Date with respect to a particular Claim), and not jointly, indemnify and hold harmless each of Parent and its Affiliates (including, following the Effective Time, the Surviving Entity and the Subsidiaries) and its and their respective officers, managers, directors, agents, representatives, equityholders and employees (each hereinafter referred to individually as a “Parent Indemnified Party” and collectively as the “Parent Indemnified Parties”) from and against any and all Losses incurred by a Parent Indemnified Party, directly or indirectly (and whether arising out of a Third Party Claim, a direct claim, an enforcement action, an audit or a review), arising out of or resulting from or in connection with:
(a)any inaccuracy in, misrepresentation of, or breach of the representations and warranties of the Company set forth in this Agreement, any Company Ancillary Document, or in any certificate delivered by the Company or any Subsidiary in connection herewith;
(b)any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company, any Subsidiary or the Representative in this Agreement or in any Company Ancillary Agreement;
(c)any inaccuracies or errors in, or omissions from, the Estimated Closing Statement or the Example Distribution Waterfall, the Closing Distribution Waterfall and/or any Updated Distribution Waterfall;
(d)any claim asserted by any current, former or alleged securityholder (including any current, former or alleged holder of Equity Interests, convertible notes or other convertible loan arrangements of any type) of the Company or any Subsidiary or any Person who has any right or claim, directly or indirectly, with respect to ownership of any Company Stock or any other Equity Interests of the Company, or any Subsidiary (whether against the Company, any Subsidiary, the Surviving Entity, Parent, any Merger Sub, any Affiliate of the Company, or any officer, manager, director, employee, agent or representative of any of the foregoing) relating to any prior transactions concerning the capitalization or funding of the Company or any Subsidiary (including, without limitation, the issuance and sale of any Company Convertible Notes) and/or relating to this Agreement, any other agreement entered into in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby or thereby (including claims as to the amount, adequacy, fairness or allocation of the Merger Consideration or claims relating to any actual or alleged breach of fiduciary duties);
(e)the exercise by any Company Securityholder of appraisal rights under applicable Law, including any payment made with respect to any Dissenting Share to the extent that such payment exceeds the value of the amount that otherwise would have been payable pursuant to Article 2 upon the exchange of such Dissenting Share and the reasonable costs and expenses incurred in connection with defending against and resolving any claim with respect to Dissenting Shares;

4898-3834-0359.9

(f)any Indebtedness, Transaction Expenses and/or Pre-Closing Taxes to the extent not expressly taken into account in the calculation of the Base Cash Consideration or in the Final Closing Adjustment Amount; and
(g)the [***] and the [***], including without limitation, (i) the documents, representations, certifications, calculations and statements made by the Company, and of the Subsidiaries or any of their respective predecessors to the applicable lenders, any of the lender’s Affiliates, the [***] or any other Governmental Authority in connection therewith (and any inaccuracies or misrepresentation therein), (ii) [***], (iii) [***], and (iv) [***].
Section 9.3Limitations.
(a)No Company Securityholder shall be required to provide indemnification for Claims made solely under Section 9.2(a) unless the Parent Indemnified Party’s Losses for all such Claim(s) shall exceed $215,000 in the aggregate (the “Basket”) (it being agreed that the Basket is in the nature of a deductible). Notwithstanding anything to the contrary contained in this Agreement, the Basket shall not apply to Claims or Losses based upon, arising out of, with respect to or by reason of (i) a breach of or inaccuracy in any Company Fundamental Representation or (ii) any fraud.
(b)In no event shall the aggregate liability of the Company Securityholders, with respect to all Claims of indemnification made solely under Section 9.2(a), exceed the General Representation Cap with respect to claims made solely with respect to breaches of or inaccuracies in General Representations. Notwithstanding anything to the contrary contained in this Agreement, the General Representation Cap shall not apply to Claims or Losses based upon, arising out of, with respect to or by reason of (i) a breach of or inaccuracy in any Company Fundamental Representation or (ii) any fraud.
(c)Subject to Section 9.3(d), the aggregate liability of any Company Securityholder for all Claims under Section 9.2 shall be capped at an amount equal to (i) such Company Securityholder’s Indemnification Pro Rata Share multiplied by (ii) an aggregate amount equal to the Merger Consideration and other amounts (including amounts in respect of Company Convertible Notes) paid or payable to all Company Securityholders pursuant to this Agreement, as the same is finally determined pursuant to the terms of this Agreement.
(d)Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Company Securityholder who committed, participated in or had actual knowledge of fraud.
(e)Notwithstanding anything herein to the contrary, no Company Securityholder shall be obligated to indemnify for Losses under this Article 9 to the extent that such Losses were accrued for or counted as a liability in the calculation of the Final Closing Adjustment Amount (as such amount is finally determined pursuant to Section 2.9 hereof).
(f)In determining whether there has been a breach of or inaccuracy in any representation or warranty, as well as the amount of any Losses in respect thereof, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded (except for the materiality qualification set forth in Section 3.12(bb)).
(g)Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses incurred under this Article 9, there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by the Parent Indemnified Party(ies) (or any of their respective Affiliates) from any third-party insurer or other third party for such Losses (other than proceeds received under the R&W Policy and after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof), provided, however, that no Parent Indemnified Party shall have any absolute obligation to (i) seek recovery against any insurance policies (other than against the R&W Policy) or any unaffiliated third party, or (ii) obtain insurance coverage with respect to any particular matter.

4898-3834-0359.9

(h)The rights to indemnification set forth in this Agreement shall not be affected by any investigation conducted by or on behalf of Parent or any other Parent Indemnified Party, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the Agreement Date or the Closing Date), with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation or the existence of facts and circumstances that provide the basis for a Claim hereunder. No Parent Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Parent Indemnified Party to be entitled to indemnification hereunder.
Section 9.4Notice of Claim. A Parent Indemnified Party seeking indemnification hereunder shall give a written notice (a “Notice of Claim”) specifying the facts and details constituting the basis for its Claim and, the applicable provision(s) of this Agreement upon which the Parent Indemnified Party relies for its demand and a good faith estimate of the amount of the Claim, and provide all material documentation then available that is relevant to the Claim, to the Representative. If the Claim is not a Third Party Claim, the Representative shall have thirty (30) calendar days after delivery of the Notice of Claim to notify the Parent Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted Claim for indemnification. If no such objection is received by the Parent Indemnified Party within thirty (30) calendar days after delivery of the Notice of Claim, the Claim shall be deemed to be allowed and shall be deemed finally determined in favor of the Parent Indemnified Party. If an objection is received by the Parent Indemnified Party within thirty (30) calendar days after delivery of the Notice of Claim, the dispute shall be resolved in accordance with Section 9.6(a). If a Parent Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than a Parent Indemnified Party, the Parent Indemnified Party shall deliver a Notice of Claim to the Representative promptly after such assertion is actually known to the Parent Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by any such claimant (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Representative or any Company Securityholder is materially prejudiced thereby. Each of the parties hereto shall and shall cause their Affiliates (and their respective officers, directors, employees, consultants and agents) to make available to the other parties all relevant information in his, her or its possession relating to the underlying substance of any Notice of Claim.
Section 9.5Defense of Third Party Claims. Parent shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any Third Party Claim; provided that the Representative shall be entitled (on behalf of the Company Securityholders, at their expense), to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any such Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to Parent or any Parent Indemnified Party and subject to execution by the Representative of Parent’s standard non-disclosure agreement to the extent that such materials contain confidential or Proprietary Information. The reasonable costs and expenses incurred or paid by any Parent Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) of any such Third Party Claim, and the reasonable amounts paid or incurred in the settlement or other resolution of any such Third Party Claim, are recoverable by the Parent Indemnified Party as Losses pursuant to this Article 9 regardless of the outcome of such Third Party Claim, subject to the limitations on recovery in Section 9.3. Any amounts required to be paid or incurred by a Parent Indemnified Party pursuant to the final determination of a Governmental Authority presiding over any such Third Party Claim shall be deemed reasonable for purposes of this Section 9.5.
Section 9.6Determination of Claims; Payment of Claims.
(a)A Claim for indemnification under this Article 9 shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under the third (3rd) sentence of Section 9.4; (b) entry of any final judgment or award rendered by a court of competent jurisdiction and the expiration of time in which to appeal therefrom; or (c) the execution by the Representative and Parent of a mutually binding settlement agreement with respect to a Claim (the date of such final determination, the “Final Determination Date”).

4898-3834-0359.9

(b)Upon the final determination of a Claim in favor of a Parent Indemnified Party, the Parent Indemnified Party(ies) shall be entitled to, subject to the limitations contained in this Article 9, recover any amount owed under this Article 9 as follows:
(i)any Losses payable to a Parent Indemnified Party in respect of a claim for indemnification brought solely pursuant to Section 9.2(a) (other than claims relating to a Company Fundamental Representation) shall (A) first, be recoverable from the Indemnification Escrow Fund to the extent of available funds therein (in which case the Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such amount to the Parent Indemnified Party(ies) from the Indemnification Escrow Fund (or, if such amount exceeds the amounts then remaining in the Indemnification Escrow Fund, the entire remaining Indemnification Escrow Fund)), and (B) thereafter, be recoverable solely from the R&W Policy in accordance with the terms thereof;
(ii)any Losses payable to a Parent Indemnified Party in respect of a claim for indemnification brought solely pursuant to Section 9.2(a) that relates to an inaccuracy or breach of a Company Fundamental Representation shall (A) first, be recoverable from the Indemnification Escrow Fund to the extent of available funds therein (in which case the Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such amount to the Parent Indemnified Party(ies) from the Indemnification Escrow Fund (or, if such amount exceeds the amounts then remaining in the Indemnification Escrow Fund, the entire remaining Indemnification Escrow Fund)), (B) second, be recoverable from the R&W Policy in accordance with the terms thereof and (C) thereafter, be recoverable from the Company Securityholders (subject to the limitations set forth in this Article 9); and
(iii)any Losses payable to a Parent Indemnified Party in respect of a claim for indemnification pursuant to this Article 9 (other than claims addressed in clauses (i) and (ii) above) shall (A) first, be recoverable from the Indemnification Escrow Fund to the extent of available funds therein (in which case the Representative and Parent shall execute a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such amount to the Parent Indemnified Party(ies) from the Indemnification Escrow Fund (or, if such amount exceeds the amounts then remaining in the Indemnification Escrow Fund, the entire remaining Indemnification Escrow Fund)) and (B) thereafter, be recoverable from the Company Securityholders (subject to the limitations set forth in this Article 9).
To the extent that the Company Securityholders have payment obligations pursuant to this Section 9.6(b), each Company Securityholder shall, within five (5) Business Days following the date such amount is finally determined pursuant clause (a) above, pay in cash such Company Securityholder’s Indemnification Pro Rata Share of the amount owed to such Parent Indemnified Party(ies). The Representative hereby agrees to give notice to each Company Securityholder of such payment obligation within three (3) Business Days following the applicable Final Determination Date in accordance with clause (a) above.
(c)Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree, that in addition to any other right hereunder, if any amount is finally determined to be owed to any Parent Indemnified Party in accordance with this Section 9.6, then, subject to the limitations contained in Section 9.3, Parent may, in its sole discretion, from time to time elect to set-off any such amount from any portion of the Earn-Out Amount that is, or may become, payable pursuant to Section 2.12, including for the avoidance of doubt, if such Earn-Out Amount becomes payable following the expiration of any of the survival periods set forth in Section 9.1 hereof.
Section 9.7Indemnification Escrow Arrangements.
(a)The Indemnification Escrow Fund shall be available to indemnify the Parent Indemnified Parties for any Losses for which they are entitled to recover in accordance with the terms of this Article 9 and Article 10.

4898-3834-0359.9

(b)As soon as reasonably practicable following the date that is twelve (12) months following the Closing Date (the “Indemnification Escrow Expiration Date”), Parent and Representative, subject to Section 9.7(c), will jointly direct the Escrow Agent to release the portion of the Indemnification Escrow Fund, if any, that has not previously been delivered to the Parent Indemnified Party(ies) (less the portion of the Indemnification Escrow Fund having a value equal to the amount that may be necessary to satisfy all unresolved, unsatisfied or disputed Claims for Losses specified in any Notice of Claim delivered to the Representative before the Indemnification Escrow Expiration Date (based on the total maximum amount of Losses then being claimed by Parent Indemnified Parties in such unresolved, unsatisfied or disputed Claims)) for payment to the Company Securityholders in accordance with Section 2.4(f)(ii) hereof. If any Claim is unresolved, unsatisfied or disputed as of the Indemnification Escrow Expiration Date, then the Escrow Agent shall retain possession and custody of the portion of the Indemnification Escrow Fund with a value that equals the total maximum amount of Losses then being claimed by Parent Indemnified Parties in all such unresolved, unsatisfied or disputed Claims. Promptly following the resolution of any Claim, Parent and the Representative shall jointly direct the Escrow Agent to (i) disburse to the Parent Indemnified Party(ies) any amounts due and owing in respect of such resolution in the manner described in Section 9.6(b) and (ii) subject to Section 9.7(c), release any remaining amount relating to such resolved Claim for payment to the Company Securityholders in accordance with Section 2.4(f)(ii) hereof.
(c)With respect to each delivery of any portion of the Indemnification Escrow Fund to the Company Securityholders pursuant to Section 9.7(b) (the aggregate amount of such delivered portion, an “Indemnification Escrow Release”), Parent shall within ten (10) Business Days after the later to occur of (x) any such Indemnification Escrow Release or (ii) delivery by the Representative of the Updated Distribution Waterfall in respect of such Indemnification Escrow Release, pay or cause to be paid to the Company Securityholders (through the Exchange Agent or the Post-Closing Payroll Account, as applicable) an aggregate amount of consideration equal to such Indemnification Escrow Release in accordance with the provisions of Section 2.4(f)(ii).
Section 9.8Tax Consequences of Indemnification Payments. All payments (if any) made to a Parent Indemnified Party pursuant to any indemnification obligations under this Article 9 or pursuant to Article 10 will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.
Section 9.9No Right of Contribution. Notwithstanding anything to the contrary in this Agreement, no Company Securityholder shall have any right of contribution against Parent, the Company, any Subsidiary, the Surviving Entity or any other Parent Indemnified Party with respect to any obligations of, or Claims against, such Company Securityholder under or with respect to this Agreement or the transactions contemplated hereby (subject to Section 5.9 with respect to their capacity as a director and/or officer, but not as a Company Securityholder).
Section 9.10R&W Policy. It is acknowledged that Parent is entering into the R&W Policy and that, in connection therewith, Parent Indemnified Parties may make claims for the same Loss or series of related Losses under both this Article 9 and the R&W Policy. It is further acknowledged and agreed that the denial of any claim made by any Parent Indemnified Party under the R&W Policy shall not be construed as, or used as evidence that, such Parent Indemnified Party is not entitled to indemnification under this Article 9.
Section 9.11Exclusive Remedy. Except with respect to matters covered by Section 2.10 and Article 10, from and after the Closing, the remedies provided in this Article 9 shall be the sole and exclusive remedies of Parent and its Affiliates, representatives, successors and assigns for any and all Losses arising out of, relating to, or resulting from, any breach of any of the representations, warranties, covenants and agreements contained in this Agreement; provided, however, that nothing herein is intended to waive or otherwise limit (a) any claims for Losses arising out of, relating to, or resulting from fraud or (b) a party’s right to seek or obtain specific performance or any other equitable remedies to which a party may be entitled.

4898-3834-0359.9

ARTICLE 10

TAX MATTERS
Section 10.1Tax Returns.
(a)The Representative shall prepare or cause to be prepared at the Company Securityholders’ sole cost and expense including from the Representative Fund, all Tax Returns of the Company and each Subsidiary for Tax periods that end on or before the Closing Date that are required to be filed after the Closing Date (including, without limitation, Tax returns relating to the period beginning January 1, 2024, and ending on the Closing Date) (collectively the “Pre-Closing Tax Returns”). The Representative shall be authorized to engage the Company’s historical tax preparer to prepare the Pre-Closing Tax Returns; provided, however, that for each Pre-Closing Tax Return, the Representative shall furnish, no later than forty-five (45) days (or, in the case of a Tax Return that is not an income Tax Return, as soon as reasonably practicable) prior to the anticipated filing date for such Pre-Closing Tax Returns, a draft to Parent of all such Pre-Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Pre-Closing Tax Returns as may be reasonably requested by Parent for Parent’s review and comment, and the Representative shall not cause to be filed such Pre-Closing Tax Returns without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice and custom of the Company except as otherwise required by Law. The Representative shall (on behalf of the Company Securityholders) pay all Taxes required to be paid in respect of such Pre-Closing Tax Returns to the extent such Taxes were not expressly taken into account in the calculation of the Base Cash Consideration or in the Final Closing Adjustment Amount, and file or cause to be filed such Pre-Closing Tax Returns.
(b)Parent shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Company and the Subsidiaries that are required to be filed after the Closing Date, other than the Pre-Closing Tax Returns. In the case of a Tax Return relating to Taxes for a Straddle Period or as to which Taxes are otherwise the obligation of the Company Securityholders (“Post-Closing Tax Returns”), Parent shall prepare or cause to be prepared such Post-Closing Tax Returns in a manner consistent with past practice and custom of the Company except as otherwise required by Law. Parent shall furnish a draft to the Representative of all such Post-Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Tax Returns as may be reasonably requested by the Representative at least forty-five (45) days (or, in the case of a Tax Return that is not an income Tax Return, as soon as reasonably practicable) prior to the anticipated filing date for such Post-Closing Tax Returns. The Representative shall have the right to review and comment, and Parent shall not file such Post-Closing Tax Returns without the prior written consent of Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Not later than five (5) Business Days prior to the due date of the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 10.1(b), without duplication of, or prejudice to, the Parent Indemnified Parties’ rights to indemnification under Section 9.2, Parent shall be entitled to recover from the Indemnification Escrow Fund an amount with a value equal to the amount of Pre-Closing Taxes, to the extent not expressly taken into account in the calculation of the Base Cash Consideration or in the Final Closing Adjustment Amount, as jointly determined by Parent and the Representative reasonably and in good faith, due in respect of such Tax Returns, and Parent and the Representative will promptly deliver written instructions to the Escrow Agent instructing the Escrow Agent to deliver such amounts to Parent.
Section 10.2Cooperation. Parent and the Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and the Representative shall each retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the

4898-3834-0359.9

Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for Pre-Closing Tax Periods and the pre-Closing Straddle Period).
Section 10.3Tax Audits.
(a)If written notice of any Action or threatened Action with respect to Taxes of the Company or any Subsidiary (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to be liable, the notified party shall notify such other party or parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article 9 or this Article 10 except to the extent that such other party is actually and materially prejudiced thereby. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 10.3 directly conflicts with any provision of Article 9, this Section 10.3 shall govern.
(b)Parent shall have the right to control the conduct of any Tax Claim of the Company or any Subsidiary. To the extent a Tax Claim relates to Taxes attributable to a Pre-Closing Tax Period, Parent shall (i) keep the Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim and (iii) not settle such Tax Claim without the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), if the impact of the resolution of such Tax Claim or other compromise would give rise to a material amount of Pre-Closing Taxes; provided that the Representative shall be entitled, at its own cost and expense, to participate in any Tax Claim with respect to a Pre-Closing Tax Period.
Section 10.4Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne (i) with respect to the Mergers, fifty percent (50%) by the Company Securityholders and fifty percent (50%) by Parent. The Representative agrees to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which the Company Securityholders are so liable.
Section 10.5Tax Refunds. Any Tax refunds or credits that are received or otherwise applied by Parent, the Company, or the Surviving Entity that relate to Pre-Closing Tax Periods shall be for the account of each Company Securityholder except to the extent that such refunds were expressly taken into account in the calculation of the Base Cash Consideration or in the Final Closing Adjustment Amount. After the Closing, Parent, the Company, or the Surviving Entity shall, in Parent’s sole discretion, either (i) permanently release a portion of the Adjustment Escrow Fund or Indemnification Escrow Fund with a value equal to the amount of such refund or credit or (ii) pay over, or cause to be paid over, to the Representative (on behalf of the Company Securityholders) any refunds that relate to a Pre-Closing Tax Period within ten (10) Business Days after receipt or application thereof by Parent, the Company, or the Surviving Entity.
Section 10.6Post-Closing Actions. If Parent determines, in its good faith discretion, that it is in the best interest of the Surviving Entity to initiate voluntary disclosure agreements, initiatives and similar processes, including the filing and/or amendment of any Tax Returns or agreements, for the mitigation of any Company or Surviving Entity liability for sales and use Taxes, state income, franchise or gross receipts Tax and any similar or equivalent Taxes (any such tax, a “S/U Tax”) with respect to a Pre-Closing Tax Period (any such action, a “VDA Process”), then Parent shall promptly notify the Representative of such determination. Not less than ten (10) Business Days prior to actually filing a formal voluntary disclosure agreement or other Tax Return described in this Section 10.6, Parent shall give the Representative a right to review and comment thereon, and Parent shall consider in good faith any reasonable comments to such filings that are timely provided by the Representative and, prior to filing, any such filings shall require the prior written consent of the Representative (not to be unreasonably withheld or conditioned and provided that if no response is received by Parent from Representative on or before the third (3rd) Business Day prior to any filing deadline relating thereto, the Representative’s consent shall be deemed given). Parent shall control any such VDA Process; provided

4898-3834-0359.9

that Parent shall consult with the Representative in good faith with respect to any communications and/or requests from a state or local Tax authority with respect to a VDA Process.
ARTICLE 11

MISCELLANEOUS
Section 11.1Appointment of Representative.
(a)By voting in favor of the adoption of this Agreement, executing and delivering this Agreement or a Support Agreement and/or participating in the Mergers and receiving the benefits thereof, each Company Securityholder shall be deemed to have approved the designation of, and hereby designates, the Representative as the representative of the Company Securityholders and as the attorney-in-fact and agent for and on behalf of each Company Securityholder, to act on behalf of each Company Securityholder with the same effect as if taken by the Company Securityholders to institute, make or pursue claims, counterclaims or defenses, enter into, modify, amend, implement or waive any contract, compromise, settle or surrender any disputes or claims or make any other determination or take any other action or assert or compromise any claim in connection with all matters relating to the Mergers, this Agreement and any of the transactions contemplated hereby, including the receipt and delivery at Closing of certificates and other documents and the giving and receipt of notices by and behalf of the Company Securityholders for all purposes under Article 2, Article 9, Article 10 and otherwise under and in relation to this Agreement and the transactions contemplated hereby. The Representative hereby accepts the appointment as “Representative” pursuant to this Agreement effective on the Agreement Date, in accordance with the terms set forth in this Section 11.1.
(b)Without limiting the foregoing, the Representative is authorized, on behalf of the Company Securityholders, to take any and all actions and the make any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Company Securityholder) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent to be paid any Closing Adjustment Overpayment, including through the forfeiture of all or any portion of the Adjustment Escrow Fund or the Indemnification Escrow Fund or through direct recovery from Company Securityholders; (iii) authorize Parent and any other applicable Parent Indemnified Party to be indemnified for Losses, including through the forfeiture of all or any portion of the Indemnification Escrow Fund or direct recovery from the Company Securityholders, in satisfaction of Claims by Parent or any other Parent Indemnified Party pursuant to Article 9 (including by not objecting to such Claims), (iv) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) Claims by Parent or any other Parent Indemnified Party pursuant to Article 9 or (B) any dispute between any Parent Indemnified Party and the Company Securityholders, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby and (v) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Company Securityholders and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Representative pursuant to this Section 11.1, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Representative.
(c)The Company Securityholders recognize and intend that the power of attorney granted in this Section 11.1 and the powers, immunities and rights to indemnification granted to the Representative hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Representative; and (ii) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Company Securityholders and shall be binding on any successor thereto.
(d)The Representative may engage attorneys, accountants and other professionals and experts. The Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith.

4898-3834-0359.9

(e)Notices or communications to or from the Representative shall constitute notice to or from each of the Company Securityholders. Parent may conclusively rely, without independent verification or investigation, upon any action of the Representative as being the binding decision or action of the Company Securityholders, and Parent shall not be liable to any Company Securityholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Representative.
(f)The entity serving as the Representative may be replaced from time to time by Company Securityholders holding not less than a majority of the of the Company Stock (on an as-converted basis). The Representative may resign upon at least thirty (30) days prior written notice to the Company Securityholders. Following a resignation of the Representative, a new Representative may be appointed by Company Securityholders holding not less than a majority of the of the Company Stock (on an as-converted basis). After such resignations or removal any successor shall succeed the former Representative as the Representative hereunder.
(g)In performing the functions specified in this Agreement, the Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful breach on the part of the Representative. In no event shall Representative be responsible or liable for special, indirect, punitive, incidental, or consequential loss or damages of any kind whatsoever. The Representative shall not be liable for any action or omission pursuant to the advice of counsel or accounting specialist. The Company Securityholders will jointly and severally indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse such Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. The Representative shall be entitled to recover any such Representative Losses which are indemnifiable hereunder (i) first, by recourse to any amounts available in the Representative Fund and (ii) second, to the extent sufficient funds are not available in the Representative Fund, then by recourse directly to the Company Securityholders based on their respective Indemnification Pro Rata Shares; provided that while this Section 11.1(g) allows the Representative to be paid from the Representative Fund, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. The Company Securityholders acknowledge that the Representative shall not be required to expend or risk his, her or its own funds or otherwise incur any financial liability in the exercise or performance of any of his, her or its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement. If any funds remain in the Representative Fund after completion of the Representative’s responsibilities, the Representative, as soon as practicable after completion of the Representative’s responsibilities, will release such remaining funds and pay or cause to be paid such remaining funds to the Company Securityholders in accordance with Section 2.4(f)(ii) hereof. For income tax purposes, the Representative Fund shall be treated as having been received and voluntarily set aside by the Company Securityholder on the Closing Date.
(h)The Representative represents and warrants to Parent and the Merger Subs as of the Agreement Date and as of the Closing Date as follows: (i) the Representative is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder; (ii) the execution, delivery and performance by the Representative of this Agreement and any other applicable Contract, instrument or document contemplated hereby have been

4898-3834-0359.9

duly and validly authorized by the Representative and no other act or proceeding on the part of the Representative or its equity holders is necessary to authorize the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby; (iii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Representative and constitutes a valid and binding obligation of the Representative, enforceable in accordance with its terms, subject to the General Enforceability Exceptions; and (iv) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Representative nor the consummation of the Mergers will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Representative, or any applicable Law or Contract to which the Representative or its assets or properties is bound. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, expect those set forth herein, and such duties and obligations shall be determined solely by the express consent of this Agreement.
Section 11.2Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 9.6(a)), and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware.
Section 11.3Assignment; Binding Upon Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any Affiliate of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, securities purchase or otherwise) without the prior consent of any other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
Section 11.4Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.
Section 11.5Counterparts. This Agreement may be executed in any number of counterparts (including via .pdf, DocuSign or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
Section 11.6Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not

4898-3834-0359.9

exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The parties hereto agree that the parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 11.7Amendments and Waivers. This Agreement may be amended in writing by the parties hereto; provided, however, that after the receipt of Written Consents constituting the Stockholder Approval, no amendment shall be made that requires further approval by the Company Securityholders under the DGCL or the Company’s Charter Documents without obtaining such requisite approval. No waiver will be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
Section 11.8Expenses. Except as otherwise expressly provided herein, whether or not the Mergers are successfully consummated, each party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Mergers and the transactions contemplated hereby, it being the intention of the parties that if the First Merger is consummated, the Unpaid Transaction Expenses shall be taken into account in calculating the Base Cash Consideration and the Final Closing Adjustment Amount as set forth herein and, to the extent not so taken into account, shall be Losses for which Parent is entitled to be indemnified for under Article 10.
Section 11.9Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Mountain time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the addresses set forth on Schedule 11.9, or such other addresses as any party may notify the other parties in accordance with this Section 11.9.
Section 11.10WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
Section 11.11Third-Party Beneficiary Rights. Except as is set forth in Section 5.9, none of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except

4898-3834-0359.9

as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; provided, however, that Article 9 is intended to benefit the Parent Indemnified Parties.
Section 11.12Public Announcement. Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Mergers or the other transactions contemplated hereby as it determines are required under applicable securities Laws or regulatory or stock exchange rules or as it deems otherwise appropriate; provided, however, that, and to the extent it does not cause impermissible delay in complying with applicable securities Laws or regulatory or stock exchange rules, Parent shall provide the Company (prior to Closing) or the Representative (after the Closing) an advance draft of any such public announcements and disclosures and shall consider in good faith and reasonably incorporate any comments provided to Parent by the Company or the Representative (as applicable). Neither the Company nor the Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Mergers or the other transactions contemplated hereby without Parent’s prior written consent.
Section 11.13Confidentiality. The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any party hereto, it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s rights under Section 11.12. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 11.14Entire Agreement. This Agreement, the Exhibits and Schedules hereto (including the Disclosure Schedules), the Confidentiality Agreement, the Company Ancillary Agreements, the Parent Ancillary Agreements, and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
Section 11.15Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause, schedule, or Annex, such reference shall be deemed to be to this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole. The recitals of this Agreement are incorporated herein by reference as reflecting the general understanding and intent of the parties hereto. The headings contained herein and on the Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
Section 11.16Legal Representation. It is acknowledged by each of the parties that the Company has retained Neal, Gerber & Eisenberg LLP (the “Retained Counsel”) to act as its counsel in connection with the Mergers and related transactions contemplated hereby and that the Retained Counsel has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of the Retained Counsel for conflict of interest or similar purposes as a result thereof. The Company agrees that after Closing, the Retained Counsel may represent the Representative in the matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant hereto. The parties hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the

4898-3834-0359.9

Closing between the Company Securityholders, on the one hand, and the Surviving Entity, Parent and/or its Affiliates, on the other hand, the Retained Counsel may represent the Company Securityholders in such dispute even though the interests of the Company Securityholders (or any of their Affiliates) may be directly adverse to Parent and/or the Surviving Entity, and even though the Retained Counsel may have represented the Company in a matter substantially related to such dispute. Parent further agrees that, as to all communications among the Retained Counsel, on the one hand, and the Company, on the other hand, made in connection with the negotiation and consummation of the Mergers that are entitled to the protection of the attorney-client privilege, attorney work-product doctrine or similar protection under applicable Law (collectively, the “Legal Communications”), the attorney-client privilege (as it relates to the Retained Counsel), and after the Closing, the expectation of client confidence belongs to the Company Securityholders and shall not pass to or be claimed by Parent or the Surviving Entity; provided, that the Company Securityholders shall not waive such privilege without the prior written consent of Parent, not to be unreasonably withheld. Legal Communications shall not include communications that do not involve the giving of legal advice or information about facts and circumstances that do not relate to the Mergers. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Entity and/or any of their respective Affiliates and a third party (other than a Company Securityholder or any Affiliate thereof) after the Closing, Parent may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or such privilege may be asserted by the Retained Counsel in connection with its representation of a party in such dispute; provided, however, that Parent may not waive such privilege without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed). To the extent that Legal Communications are contained in files or other materials maintained by the Retained Counsel, such portion of such files or other materials that contain Legal Communications constitute property of the Company Securityholders. The Retained Counsel shall be a third-party beneficiary of this Section 11.16, and such section shall not be amended without consent of the Retained Counsel.
[Signature Pages Follow]

4898-3834-0359.9

In Witness Whereof, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.
PARENT:
HEALTH CATALYST, INC.
By:
Name: Jason Alger
Title: Chief Financial Officer
MERGER SUB I:
TRAVERSE MERGER SUB I, INC.
By:
Name:
Title:
MERGER SUB II:
TRAVERSE MERGER SUB II, LLC
By:
Name:
Title:
COMPANY:
UPFRONT HEALTHCARE SERVICES, INC.
By:
Name:
Title:
REPRESENTATIVE:
WT REPRESENTATIVE LLC
By:
Name: Fiona Boger
Title: Managing Director

4898-3834-0359.9

EXHIBIT A
Defined Terms
“Accounting Firm” has the meaning provided in Section 2.9(e).
“Accounting Principles” means: (i) the accounting principles, policies, procedures and categorizations set out in Part 1 of Exhibit H attached hereto; (ii) to the extent not inconsistent with clause (i) above and only to the extent consistent with GAAP, the accounting principles, practices, methodologies, procedures, and policies as applied in the preparation of the December 31, 2023 balance sheet of the Company Financial Statements; and (iii) to the extent not inconsistent with (i) and (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii); and clause (ii) shall take precedence over clause (iii).
“Accredited Investor” means a Company Securityholder who either (i) completes, executes and delivers to the Company or Parent, prior to the applicable IQ Cut-Off Time, an Investor Questionnaire certifying that such Company Securityholder is an “accredited investor” as set forth therein or (ii) is determined by Parent in its sole discretion prior to the Closing to be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of any securities of the Company or any Subsidiary (other than pursuant to the exercise of any Company Option disclosed on Schedule 3.4(c) or any Company Warrant disclosed on Schedule 3.4(d)) or any tender offer or exchange offer for outstanding securities of the Company or any Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company, any Subsidiary or any of their respective securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any of the assets of the Company or any Subsidiary in any single transaction or series of transactions (other than the sale of Company Offerings in the Ordinary Course of Business), or (iii) any other transaction outside of the Ordinary Course of Business the consummation of which would impede, interfere with, prevent or delay, or could reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other transactions contemplated hereby.
“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Adjustment Escrow Amount” means $500,000.
“Adjustment Escrow Fund” has the meaning provided in Section 2.5(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the

4898-3834-0359.9

management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Entity, and the Subsidiaries following the Second Effective Time.
“Aggregate Post-Closing Payment Amount” means, with respect to any Post-Closing Payment made pursuant to Section 2.4(d) hereof, an aggregate amount of consideration equal to the sum of (x) the amount of such Post-Closing Payment plus (y) to the extent that such Post-Closing Payment results in any Post-Closing In The Money Options (which had not previously become Final In The Money Options) becoming Final In The Money Options, the aggregate exercise price associated therewith (if any).
“Agreed Adjustments” has the meaning provided in Section 2.9(d).
“Agreed Earn-Out Adjustments” has the meaning provided in Section 2.12(b)(iii).
“Agreement” has the meaning provided in the Preamble.
“Agreement Date” has the meaning provided in the Preamble.
“Balance Sheet Date” means November 30, 2024.
“Base Cash Consideration” means an amount in cash equal to (without duplication): (i) $41,500,000; plus (ii) the Estimated Closing Cash Amount; plus (iii) the Closing Aggregate Exercise Price; minus (iv) the Estimated Closing Indebtedness Amount; minus (v) the Estimated Unpaid Transaction Expenses; minus (vi) the Estimated Unpaid Pre-Closing Taxes; plus (vii) the Estimated Net Working Capital Surplus, if any; and minus (viii) the Estimated Net Working Capital Shortfall, if any.
“Basket” has the meaning provided in Section 9.3(a).
“Board Approval” has the meaning provided in Section 3.3(c).
“Books and Records” has the meaning provided in Section 3.18(a).
“Bribery Act” has the meaning provided in Section 3.23(a).
“Business” means the business of the Company and the Subsidiaries as presently conducted and as conducted as of the Closing Date, including the provision of: (1) technology products (and professional services necessary to implement such technology products) related to patient engagement and population health, including, without limitation, patient engagement related to patient acquisition and patient retention through the care continuum, and (2) any of the Company Offerings.
“Business Associate” has the meaning ascribed by HIPAA at 45 C.F.R. § 160.103.
“Business Associate Agreement” means a contract between a “covered entity” (as defined by HIPAA at 45 C.F.R. § 160.103) and a Business Associate or between a Business Associate and a subcontractor Business Associate that complies with the HIPAA requirements for such contract at 45 C.F.R. §§ 164.314(a) and 164.504(e).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Salt Lake City, Utah.

4898-3834-0359.9

“C2b Solutions” means C2b Solutions, LLC, formerly an Ohio limited liability company and former subsidiary of the Company, which was dissolved on February 27, 2023 pursuant to the filing of a certificate of dissolution with the Secretary of State of the State of Ohio.
“CARES Act” has the meaning provided in the definition of [***].
“Cash and Cash Equivalents” means all cash and cash equivalent assets (including marketable securities) of the Company and each Subsidiary; provided that Cash and Cash Equivalents shall (i) be net of uncashed and uncleared checks and wires issued by the Company or any Subsidiary, but shall be calculated inclusive of checks, wires and drafts deposited or available for deposit for the account of the Company or any Subsidiary or issued and not yet received and (ii) not include any Restricted Cash.
“Cash Only Closing Payments” has the meaning provided in Section 2.4(c).
“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on August 12, 2022, as the same has been amended as of January 10, 2025.
“Charter Documents” has the meaning provided in Section 3.1.
“Claim” means a claim for indemnification for Losses under Article 9.
“Closing” has the meaning provided in Section 2.1.
“Closing Adjustment Amount” means an amount equal to (without duplication) (i) the Closing Cash Amount minus (ii) the Closing Indebtedness Amount minus (iii) the Unpaid Transaction Expenses minus (iv) the Unpaid Pre-Closing Taxes plus (v) the Net Working Capital Surplus, if any, minus (vi) the Net Working Capital Shortfall, if any, as such amount is finally determined pursuant to Section 2.9 hereof.
“Closing Adjustment Overpayment” has the meaning provided in Section 2.10(f).
“Closing Adjustment Underpayment” has the meaning provided in Section 2.9(g).
“Closing Aggregate Exercise Price” means the aggregate exercise price of all Company Options (other than the Post-Closing In The Money Options) and all In the Money Company Warrants.
“Closing Cash Amount” means the amount of all Cash and Cash Equivalents of the Company and the Subsidiaries as of the Measurement Time.
“Closing Date” has the meaning provided in Section 2.1.
“Closing Distribution Waterfall” means the Example Distribution Waterfall, as is updated by the Company and the Representative in good faith to reflect the amounts set forth in the Estimated Closing Statement.
“Closing Employee Payment” means:
(i)any retention, bonus, change in control or other similar payment or benefit obligation arising or being accelerated as a result of either of the Mergers, this Agreement

4898-3834-0359.9

or the transactions contemplated by this Agreement, including without limitation the Closing Sale Bonus Payments;
(ii)all unpaid bonus amounts payable to employees of the Company (including, Offered Employees, Declining Employees and employees listed on Schedule 5.7(a)(i))) relating to any period prior to the Closing;
(iii)except to the extent included in the Net Working Capital or paid directly to the employees of the Company pursuant to Section 5.7(a)(ii) hereof, any unpaid compensation, wages, plan contributions or premiums, vacation and paid-time-off entitlements and the like for any employee attributable to any period prior to the Closing Date (whether or not accrued and whether or not due or payable as a result of either of the Mergers), including without limitation any payments in respect of the Company’s and the India Subsidiary’s annual employee bonus structure for employees / managers, directors / senior directors / principals, vice presidents / managing principals, and senior vice presidents, the Retention Bonuses (as defined in the Disclosure Schedules), and the Variable Compensation Agreements (as defined in the Disclosure Schedules);
(iv)without duplication of any of the foregoing, the amounts described under the heading “Separation Amounts Economically Borne by Company Securityholders” on Schedule 5.7(a)(i);
(v)fifty percent (50%) of the retention bonus amounts set forth on Schedule 5.7(a)(iv); and
(vi)the employer portion of any payroll, employment, or similar Tax (including, without limitation, all Social Security, Medicare, etc. amounts) related to any of the foregoing payments.
“Closing Indebtedness Amount” means the total amount of Indebtedness of the Company and the Subsidiaries as of the Measurement Time.
“Closing In The Money Options” means each Company Option that is set forth on Schedule A-1 hereto.
“Closing Payment” has the meaning provided in Section 2.4(b).
“Closing Payment Cash” has the meaning provided in Section 2.4(c).
“Closing Payment Parent Stock” has the meaning provided in Section 2.4(a).
“Closing Payment Pro Rata Share” means with respect to each Company Securityholder (excluding holders of Dissenting Shares and Company Securityholders that hold only Post-Closing In The Money Options), a fraction (expressed as a percentage), (a) the numerator of which is the portion of the Closing Payment to be paid to each such Company Securityholder pursuant to the terms of this Agreement and as is set forth in the Closing Distribution Waterfall and (b) the denominator of which is the aggregate portion of the Closing Payment paid to all Company Securityholders pursuant to the to the terms of this Agreement and as is set forth in the Closing Distribution Waterfall.
“Closing Sale Bonus Payments” has the meaning provided in Section 2.4(c)(iii).
“Code” means the Internal Revenue Code of 1986, as amended.

4898-3834-0359.9

“Commercially Available Software” means Software that is licensed or made available to the Company or any Subsidiary pursuant to a Contract that meets the following conditions: (i) such Contract grants a non-exclusive license to download or use generally commercially available, non-customized Software subject to terms and conditions that are non-negotiated, including, without limitation, with respect to pricing terms, (ii) such Software is not included, incorporated or embedded in any Company Offering or distributed to any third parties, (iii) such Software is not Open Source Software, (iv) such Contract does not require the Company or any Subsidiary to pay any ongoing fees that exceed Fifty Thousand Dollars ($50,000) per year and was not originally licensed by the Company or any Subsidiary for a one-time license fee of more than One Hundred Thousand Dollars ($100,000), and (v) the Company or any Subsidiary uses such Software in the Ordinary Course of Business.
“Common Securities Pro Rata Share” means with respect to each holder of Company Common Securities at the time of a Post-Closing Payment of the nature described in Section 2.4(d)(i) or Section 2.4(d)(ii)(B) hereof, a fraction (expressed as a percentage):
(a)     the numerator of which is the aggregate number of shares of Company Common Stock held by such holder of Company Common Securities (excluding, for this purpose, (i) all Excluded Securities and (ii) any shares of Company Preferred Stock (or Company Warrants for the purchase of Company Preferred Stock) that such holder of Company Common Securities may hold) on an as-converted to / as-exercised for Company Common Stock basis; and
(b)     the denominator of which is the aggregate number of shares of Company Common Stock held by all holders of Company Common Securities (excluding, for this purpose, (i) all Excluded Securities and (ii) any shares of Company Preferred Stock (or Company Warrants for the purchase of Company Preferred Stock)) on an as-converted to / as-exercised for Company Common Stock basis, as such fraction (expressed as a percentage) is calculated by the Representative in good faith and is set forth in the Updated Distribution Waterfall applicable to such Post-Closing Payment. For the sake of clarity, the numerator and denominator of “Common Securities Pro Rata Share” shall not take into account any Company Preferred Stock (or Company Warrants for the purchase of Company Preferred Stock) which may be held by a holder of Company Common Securities.
“Company” has the meaning provided in the Preamble, and, for purposes of the representations and warranties set forth in Article 3 hereof, shall include PatientBond, Inc., a Delaware corporation, and any other former subsidiary or predecessor of the Company.
“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company or any Subsidiary is to enter into as a party thereto pursuant to this Agreement.
“Company Balance Sheet” means the unaudited, consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date that is included in the Company Financial Statements.
“Company Benefit Arrangement” has the meaning provided in Section 3.17(j).
“Company Common Securities” means collectively: (a) the Company Common Stock (including Company Restricted Stock), (b) the Company Options, and (c) those Company Warrants that are exercisable for shares of Company Common Stock.

4898-3834-0359.9

“Company Common Stock” means the Company’s common stock, $0.0001 par value per share (including, for the avoidance of doubt, all Company Restricted Stock).
“Company Convertible Notes” means those convertible promissory notes issued by the Company set forth on or that should be set forth on Schedule 3.4(e).
“Company Customer” means each current customer of the Company, any Subsidiary or the Business, whether a direct customer of the Company, any Subsidiary or the Business or an indirect customer of the Company, any Subsidiary or the Business through a reseller.
“Company Data” means all data, meta-data, or information (i) transmitted to the Company, any Subsidiary or any of their respective subcontractors or agents by users or customers of any of the Company Offerings (including any PHI created, received, maintained, or transmitted by the Company, any Subsidiary or any of their respective subcontractors or agents, notwithstanding that under HIPAA such PHI is not the property of the Company, any Subsidiary or any of their respective subcontractors or agents), or (ii) contained in any IT Systems or other databases of the Company, any Subsidiary or any of their respective subcontractors or agents (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Offering or Company Software) and all other information, data and compilations thereof used by, or necessary to the Business.
“Company Employee Agreement” means each employment (including offer letters), bonus, commission, incentive compensation, retention, change in control, severance, Tax gross-up, consulting, relocation or other similar Contract between either the Company or any Subsidiary, on the one hand, and any employee, officer, independent contractor, director or other service provider of either the Company or any Subsidiary, on the other hand.
“Company Employee Plan” means, other than a Company Employee Agreement, each pension benefit, 401(k), profit sharing, retirement, deferred compensation, welfare, insurance, health benefit, sick or disability pay, cafeteria, flexible benefit, fringe benefit, death benefit, Equity Interest, stock, membership interest, option or other equity-based compensation, bonus, incentive compensation, vacation or other paid-time off, change in control, severance or retention pay and other similar plans, programs and agreements, whether reduced to writing or not, maintained or contributed by the Company, any Subsidiary or any of their respective ERISA Affiliates that relate to the current or former employees, contractors, directors or managers of the Company, any Subsidiary or any such ERISA Affiliate, or with respect to which the Company, any Subsidiary or any such ERISA Affiliate has any current or potential Liability.
“Company Equity Plan” means the Company’s 2016 Stock Incentive Plan, as amended from time to time.
“Company Financial Statements” means: (i) the audited, consolidated balance sheet of the Company and the Subsidiaries for the years ended December 31, 2022 and December 31, 2023, together with the audited, consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries for such years; (ii) the Company Balance Sheet; and (iii) the related internally prepared statements of operations, stockholders’ equity and cash flows of the Company and the Subsidiaries for the eleven (11) month period ended on the Balance Sheet Date.
“Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Sections 3.1 (Company Organization), 3.2 (Company Subsidiaries), 3.3

4898-3834-0359.9

(Company Authority and Validity), 3.4 (Capitalization), 3.5(a)(i) (Company No Conflict), 3.7 (Company Taxes), and 3.26 (Company No Brokers).
“Company Intellectual Property Right” means any Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, or exclusively licensed to, the Company or any Subsidiary, including any Intellectual Property Right incorporated into any Company Offering or Company Data.
“Company Material Contract” means any (i) Contract listed or required to be listed on Schedule 3.8, Schedule 3.12, Schedule 3.14 or Schedule 3.15 (whether or not so listed) and (ii) any Contract between the Company and/or any Subsidiary, on the one hand, and any Significant Customer or Significant Vendor, on the other hand.
“Company Offering” means (i) any Company Software, product (including any application programming interface (API)) or service (including hosted Software or cloud services), in each case, that is offered, licensed, provided, sold or distributed by or for the Company or any Subsidiary, whether already developed or otherwise under development, (ii) each website owned, maintained, or operated by or on behalf of the Company or any Subsidiary, and (iii) the Company Data. For the avoidance of doubt, “Company Offerings” include Ruby Platforms, Emerald Platform, Market Insights Platform (previously known as Insights Accelerator), Campaign Solution, as are further described on Exhibit M attached hereto.
“Company Optionholder” means any holder of Company Options.
“Company Options” means options to purchase shares of Company Common Stock, excluding Company Warrants.
“Company Preferred Stock” means the Company’s preferred stock, which have been designated as Series A-1 Company Preferred Stock, Series A-2 Company Preferred Stock, Series A-3 Company Preferred Stock, Series A-4 Company Preferred Stock, Series B Company Preferred Stock, Series B-2 Company Preferred Stock, and Series C Company Preferred Stock.
“Company Representatives” has the meaning provided in Section 5.4(a).
“Company Securities” means collectively: (a) the Company Preferred Stock and Company Common Stock (including Company Restricted Stock), (b) the Company Options, and (c) the Company Warrants.
“Company Securityholders” means collectively: (a) the holders of Company Preferred Stock and Company Common Stock (including holders of Company Restricted Stock), (b) the Company Optionholders, and (c) the Company Warrantholders.
“Company Software” means all Software owned by or developed by or for, or purported to be owned by, the Company or any Subsidiary.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Warrantholder” means any holder of Company Warrants.

4898-3834-0359.9

“Company Warrants” means those warrants to purchase Company Stock set forth on or that should be set forth on Schedule 3.4(c).
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, by and between Parent and the Company, dated as of June 3, 2024, as the same may be amended and/or restated from time to time.
“Contract” means any legally-binding written or oral contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders).
“Copyleft License” means any license that provides, as a condition to the use, modification, or distribution of such license, that such licensed items or any other items that are incorporated into, derived from, based on, linked to, or used or distributed or made available with such licensed items, be licensed, distributed, or otherwise made available (i) in a form other than binary or object code (e.g., in source code form), (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification or (iii) without a license fee. “Copyleft License” includes without limitation the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and any Creative Commons “sharealike” license.
“Copyright” means any copyright, whether in published or unpublished works, which includes: (a) literary works and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, Software, website and social media account content; (c) moral rights, rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, sequester or other applicable Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, as well as any shut down, closure, workforce reduction, layoff, furlough instituted in connection with or in response to COVID-19.
“D&O Indemnified Parties” has the meaning provided in Section 6.9.
“D&O Tail Policy” has the meaning provided in Section 6.9.
“Declining Employee” has the meaning provided in Section 5.7(a)(i).
“DGCL” has the meaning provided in the Recitals.
“Disclosure Schedules” has the meaning provided in Article 3.
“Disputed Items Notice” has the meaning provided in Section 2.9(c).

4898-3834-0359.9

“Dissenting Share” means any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected in accordance with Section 262 of the DGCL in connection with the First Merger.
“DLLCA” has the meaning provided in the Recitals.
“Domain Name” means any website domain name, uniform resource locator or other name or locator associated with the Internet or social media identifier.
“Earn-Out Amount” has the meaning provided on Schedule 2.12.
“Earn-Out Dispute Notice” has the meaning provided in Section 2.12(b)(ii)
“Earn-Out Measurement Date” has the meaning provided on Schedule 2.12.
“Earn-Out Payment Parent Stock” has the meaning provided in Section 2.4(f)(iii).
“Earn-Out Statement” has the meaning provided in Section 2.12(b)(i).
“Effective Time” has the meaning provided in Section 2.1.
[***]
“Employer Payroll Taxes” has the meaning provided in Section 2.4(h).
“Employment Documents” has the meaning provided in the Recitals.
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset.
“Environmental Law” means any Law or other legal requirement relating to pollution, contamination, or protection of human health or the environment (including ambient air, surface water, ground water, storm water, land surface or subsurface strata), natural resources, or health and safety, or the generation, storage, treatment, use, mixture, transportation, disposal, recycling, reporting, emission, discharge, release or threatened release of Hazardous Materials or other materials, wastes, chemicals or substances regulated by or subject to standards of control or liability by any Governmental Authority, each as amended.
“Equity Interests” means any and all shares, membership interests, equity securities, equity participations, other equity interests or equity-linked interests of any kind or other equivalents (however designated) of capital stock of a corporation and any and all ownership or equity interest of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom equity and equity appreciation rights, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exchangeable or exercisable for or related to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

4898-3834-0359.9

“ERISA Affiliate” means any entity that would within the six (6) year period ending on the Closing Date have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“Escrow Agent” means Wilmington Trust National Association or any successor Escrow Agent appointed in accordance with the terms of the Escrow Agreement.
“Escrow Agreement” has the meaning provided in Section 2.5(a).
“Estimated Closing Adjustment Amount” means an amount equal to (without duplication): (i) the Estimated Closing Cash Amount; minus (ii) the Estimated Closing Indebtedness Amount; minus (iii) the Estimated Unpaid Transaction Expenses; minus (iv) the Estimated Unpaid Pre-Closing Taxes; plus (v) the Estimated Net Working Capital Surplus, if any; and minus (vi) the Estimated Net Working Capital Shortfall, if any.
“Estimated Closing Cash Amount” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Closing Indebtedness Amount” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Closing Statement” means a statement prepared by the Company setting forth the Company’s good faith estimates (calculated in accordance with the Accounting Principles and prepared in accordance with the illustrative calculation of Net Working Capital set forth in Exhibit H hereto) of: (i) the consolidated balance sheet of the Company and the Subsidiaries as of the Measurement Time; (ii) the Closing Aggregate Exercise Price; (iii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”) (including an itemized list thereof and, with respect to all Indebtedness that is subject to Indebtedness Pay-Off Documentation, wire transfer instructions); (iv) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”) (including an itemized list thereof and wire transfer instructions with respect to each payee of Unpaid Transaction Expenses); (v) the Unpaid Pre-Closing Taxes (the “Estimated Unpaid Pre-Closing Taxes”) (including an itemized list thereof); (vi) the Closing Cash Amount (the “Estimated Closing Cash Amount”); (vii) the Net Working Capital (the “Estimated Net Working Capital”) and, based thereon, the Net Working Capital Surplus (the “Estimated Net Working Capital Surplus”) or the Net Working Capital Shortfall (the “Estimated Net Working Capital Shortfall”), as applicable; (viii) the Estimated Closing Adjustment Amount; (ix) the Merger Consideration based on the foregoing amounts (the “Estimated Merger Consideration”); and (x) the amount of the Closing Payment. The Estimated Closing Statement shall also set forth the additional information described on Exhibit N attached hereto and be accompanied by the Closing Distribution Waterfall. Parent shall be entitled to rely on the information in the Estimated Closing Statement and the Closing Distribution Waterfall for all relevant purposes hereunder, it being acknowledged and agreed that its use thereof shall not affect, in any manner whatsoever, any Parent Indemnified Party’s right to indemnification pursuant to Section 10.2 if any of the information on the Estimated Closing Statement and/or the Closing Distribution Waterfall is not accurate or complete or for any omissions therefrom.
“Estimated Net Working Capital” has the meaning provided in the definition of “Estimated Closing Statement”.

4898-3834-0359.9

“Estimated Net Working Capital Shortfall” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Merger Consideration” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Net Working Capital Surplus” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Unpaid Pre-Closing Taxes” has the meaning provided in the definition of “Estimated Closing Statement”.
“Estimated Unpaid Transaction Expenses” has the meaning provided in the definition of “Estimated Closing Statement”.
“Example Distribution Waterfall” means the spreadsheet or other schedule in form and substance reasonably acceptable to Parent, which sets forth an illustrative waterfall of the payments to be made to Company Securityholders, holders of Company Convertible Notes and other applicable Persons as contemplated by this Agreement, which is attached as Exhibit O hereto.
“Exchange Agent” has the meaning provided in Section 2.6(a)(i).
“Exchange Agent Agreement” has the meaning provided in Section 2.6(a)(i).
“Excluded Securities” means, with respect to any Post-Closing Payment made pursuant to Section 2.4(d) hereof, all Dissenting Shares and all Post-Closing In The Money Options that have not become Final In the Money Options (either in connection with such Post-Closing Payment or any previously made Post-Closing Payment).
“Executory Period” has the meaning provided in Section 6.1.
“FASC” means First Analysis Securities Corporation, the Company’s financial advisor in connection with the Mergers.
“FCPA” has the meaning provided in Section 3.23(a).
“FDA” means the United States Food and Drug Administration.
“Federal Health Care Program” means, as set forth under 42 U.S.C. § 1320a-7b(f), (i) any plan or program that provides health benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the United States Government, which includes Medicare, Medicaid, TRICARE, and Veterans Health, and (ii) any State health care program, as defined by 42 U.S.C. § 1320-7(h), which includes Medicaid and Children’s Health Insurance Program, but (iii) excludes the Federal Employee Health Benefits Program established by 5 U.S.C. chapter 89.
“Final Closing Adjustment Amount” has the meaning provided in Section 2.9(e).
“Final Determination Date” has the meaning provided in Section 9.6(a).
“Final Earn-Out Amount” has the meaning provided in Section 2.12(b)(iv).

4898-3834-0359.9

“Final In The Money Options” means any Post-Closing In the Money Option where, as a result of a specific Post-Closing Payment made pursuant to Section 2.4(d) hereof (when aggregated with the Closing Payment and any Post-Closing Payments that occurred prior to the payment of such Post-Closing Payment), the amount such Company Optionholder would have received as the holder of the number of shares of Company Common Stock underlying such holder’s Post-Closing In The Money Options pursuant to Section 2.3(a)(iii) hereof if such Post-Closing In The Money Options had been exercised in full without regard to vesting would exceed the aggregate exercise price for the shares of Company Common Stock underlying such Post-Closing In The Money Company Options (as set forth in the Updated Distribution Waterfall).
“First Certificate of Merger” has the meaning provided in Section 2.1.
“First Merger” has the meaning provided in the Recitals.
“Flipping As-Converted Preferred Stock” has the meaning provided in Section 2.4(d)(ii).
“Flipping As-Converted Pro Rata Share” means with respect to each holder of Flipping As-Converted Preferred Stock at the time of a Post-Closing Payment of the nature described in Section 2.4(d)(ii) hereof, a fraction (expressed as a percentage):
(a)     the numerator of which is the aggregate number of shares of Company Common Stock held by such holder in respect of his, her or its Flipping As-Converted Preferred Stock only (and any Company Warrants exercisable for Flipping As-Converted Preferred Stock held by such holder other than Out Of The Money Company Warrants) on an as-converted-to-Company Common Stock basis; and
(b)     the denominator of which is the aggregate number of shares of Company Common Stock held by all Company Securityholders in respect of (i) Flipping As-Converted Preferred Stock (and any Company Warrants exercisable for Flipping As-Converted Preferred Stock other than Out Of The Money Company Warrants), (ii) Previously Flipped As-Converted Preferred Stock (and any Company Warrants exercisable for Previously Flipped As-Converted Preferred Stock other than Out Of The Money Company Warrants) and (iii) Company Common Securities (excluding, for this purpose, all Excluded Securities) on an as-converted-to-Company Common Stock basis, as such fraction (expressed as a percentage) is calculated by the Representative in good faith and is set forth in the Updated Distribution Waterfall applicable to such Post-Closing Payment.
“Foreign Person” has the meaning provided in Section 3.23(a).
“Fully As-Converted Pro Rata Share” means with respect to each holder of (v) Company Common Securities, (w) Series B Company Preferred Stock (and any Company Warrants exercisable for Series B Company Preferred Stock other than Out Of The Money Company Warrants), (x) Series A-3 Company Preferred Stock, (y) Series A-2 Company Preferred Stock and (z) Series A-1 Company Preferred Stock at the time of a Post-Closing Payment of the nature described in Section 2.4(d)(iv) hereof, a fraction (expressed as a percentage):
        (a)     the numerator of which is the aggregate number of shares of Company Common Stock held by such holder in respect of his, her or its (i) Company Common Securities (excluding, for this purpose, Excluded Securities), (ii) Series B Company Preferred Stock (or

4898-3834-0359.9

Company Warrants to purchase Series B Company Preferred Stock), (iii) Series A-3 Company Preferred Stock, (y) Series A-2 Company Preferred Stock and (iv) Series A-1 Company Preferred Stock, in each case on an as-converted to / as exercised for Company Common Stock basis; and
(b)     the denominator of which is the aggregate number of shares of Company Common Stock held by all Company Securityholders in respect of (i) Company Common Securities (excluding, for this purpose, Excluded Securities), (ii) Series B Company Preferred Stock (or Company Warrants to purchase Series B Company Preferred Stock), (iii) Series A-3 Company Preferred Stock, (y) Series A-2 Company Preferred Stock and (iv) Series A-1 Company Preferred Stock, in each case on an as-converted to / as exercised for Company Common Stock basis, as such fraction (expressed as a percentage) is calculated by the Representative in good faith and is set forth in the Updated Distribution Waterfall applicable to such Post-Closing Payment. For the sake of clarity, the numerator and denominator of “Fully As-Converted Pro Rata Share” shall not take into account any Series C Company Preferred Stock (or any Company Warrants to purchase Series C Company Preferred Stock), Series B-2 Company Preferred Stock or Series A-4 Company Preferred Stock which may be held by a Company Securityholder.
“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Parent Fundamental Representations.
“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.
“General Enforceability Exceptions” has the meaning provided in Section 3.3(b).
“General Representation Cap” means $215,000.
“General Representations” means the representations and warranties of the Company set forth in Article 3 and the representations and warranties of Parent set forth in Article 4, in each case other than the Fundamental Representations.
“Governmental Authority” means any (i) national, federal, state, local, municipal, foreign or other government, or (ii) governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, unit, body, subdivision, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Healthcare Laws or Privacy Laws), or (iii) any other body having authority to issue rules or standards with which the Company or any Subsidiary is legally required to comply.
“Governmental Permits” has the meaning provided in Section 3.16(b).
“Hazardous Materials” means any material, substance, chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product, petroleum hydrocarbons, crude oil and any fractions or derivatives thereof, medical waste, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, gas, urea formaldehyde insulation, explosive, radioactive, carcinogenic, flammable, infectious, corrosive, toxic, mutagenic, natural gas, natural gas liquids, gasoline and synthetic gas, pollutant, contaminant, or course, byproduct or mixture of such, or any other substance that is historically or currently regulated by an Environmental Law, or that is otherwise a potential danger

4898-3834-0359.9

or nuisance to health and safety, reproduction, the environment or natural resources, whether by its nature, its use, or exposure to or could give rise to liability under any Environmental Law.
“Healthcare Laws” means any Law relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services applicable to the Business, including, but not limited to: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and other federal and state false claim, false statement, and healthcare fraud civil and criminal Laws; (ii) other federal and state Laws relating to transparency, disclosure of financial relationships with healthcare professionals, inducements of patient or healthcare professionals, or conflicts of interest; and (iii) similar foreign or local Laws (each of (i) through (iii) as amended from time to time).
“HIPAA” means (i) the Administrative Simplification provisions of title II, subtitle F, of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. 104-191), (ii) the Health Information Technology for Economic and Clinical Health Act, included in division A, title XIII, subtitle D of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5), and (iii) the regulations promulgated thereunder at 45 C.F.R. Parts 160, 162 and 164 (each of (i) through (iii) as amended from time to time).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Submission” has the meaning provided in Section 5.6(c).
“In the Money Company Warrant” means each Company Warrant that is not an Out of the Money Company Warrant.
“Indebtedness” means, without duplication, whether accrued or not, (i) all obligations (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of each of the Company and any Subsidiary, whether or not represented by bonds, debentures, notes, convertible loan agreements or other securities (whether or not convertible into any other security), for the repayment of money borrowed or indebtedness issued in substitution or exchange for borrowed money, whether owing to banks, financial institutions or otherwise, including with respect to all Company Convertible Notes, (ii) all deferred or unpaid indebtedness of each of the Company and any Subsidiary, contingent or otherwise, for the payment of the purchase price of property, service or assets purchased (other than accounts payable incurred in the Ordinary Course of Business that are not then past due (to the extent counted as a current liability in the calculation of Net Working Capital), but including all seller notes and “earn-out” payments and any post-closing true-up obligations with respect to the acquisition of any business, assets or securities, assuming maximum amounts earned), (iii) all obligations of each of the Company and any Subsidiary under any lease which is categorized as a capital or finance lease in the Company Financial Statements or is required to be classified as a capital or finance lease in accordance with GAAP (other than any lease that was classified or accounted for an as operating lease in accordance with GAAP prior to the implementation of FASB ASC 42 and any similar lease), (iv) all outstanding reimbursement obligations of each of the Company and any Subsidiary with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar facilities, (v) all obligations of each of the Company and any Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company or any Subsidiary, (vii) all premiums, interest, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the

4898-3834-0359.9

foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Mergers or any of the other transactions contemplated hereby or in connection with any consent of any counterparty with respect to any such Indebtedness, (viii) all declared but unpaid dividends, and (ix) all guaranties, endorsements, assumptions and other contingent obligations of each of the Company and any Subsidiary in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.
“Indebtedness Pay-Off Documentation” has the meaning provided in Section 5.8.
“Indemnification Escrow Amount” means $215,000.
“Indemnification Escrow Expiration Date” has the meaning provided in Section 9.7(b).
“Indemnification Escrow Fund” has the meaning provided in Section 2.5(a).
“Indemnification Escrow Release” has the meaning provided in Section 9.7(c).
“Indemnification Pro Rata Share” means with respect to each Company Securityholder (excluding holders of Dissenting Shares), a fraction (expressed as a percentage), (a) the numerator of which is the Merger Consideration or other amounts (including amounts in respect of Company Convertible Notes, any Post-Closing Payments and any Earn-Out Amount) paid to such Company Securityholder pursuant to this Agreement as of the applicable Final Determination Date and (b) the denominator of which is the aggregate amount of all Merger Consideration or other amounts that have been paid or that have become payable to all Company Securityholders pursuant to this Agreement (including amounts in respect of Company Convertible Notes, any Post-Closing Payments and any Earn-Out Amount) as of the applicable Final Determination Date. The initial Indemnification Pro Rata Share of each Company Securityholder (excluding holders of Dissenting Shares) as of the Effective Time shall be set forth on the Estimated Closing Statement and/or in the Closing Distribution Waterfall, which information shall be updated following the Effective Time from time to time in the manner set forth in Section 2.4(e).
“India Returns” has the meaning provided in Section 3.7(d).
“India Subsidiary” means PatientBond India Private Limited, a private limited company incorporated under the laws of India.
“Information Security Review” has the meaning provided in Section 3.15(m).
“Information Statement” has the meaning provided in Section 5.3(b).
“Insperity” means the Company’s payroll processor.
“Insurance Policies” has the meaning provided in Section 3.19.
“Intellectual Property Right” means, on a worldwide basis, all (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including any registration of such right or any application to register such right, (iv) industrial designs right or registration of such right and any application to register such right, (v) right with respect to any Marks, and any registration for any Mark and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) rights with respect

4898-3834-0359.9

to any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) rights with respect to any Proprietary Information, including any right to limit the use or disclosure of Proprietary Information by any Person, (viii) rights with respect to any database, including any registration of such right and any application to register such right, (ix) rights of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral rights, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) and all other intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired.
“Interim Flipped As-Converted Pro Rata Share” means with respect to each holder of Previously Flipped As-Converted Preferred Stock and Company Common Securities at the time of a Post-Closing Payment of the nature described in Section 2.4(d)(iii) hereof, a fraction (expressed as a percentage):
(a)     the numerator of which is the aggregate number of shares of Company Common Stock held by such holder in respect of his, her or its (i) Previously Flipped As-Converted Preferred Stock (and any Company Warrants exercisable for Previously Flipped As-Converted Preferred Stock held by such holder other than Out Of The Money Company Warrants) and (ii) Company Common Securities (excluding, for this purpose, Excluded Securities), in each case on an as-converted to / as exercised for Company Common Stock basis; and
(b)     the denominator of which is the aggregate number of shares of Company Common Stock held by all Company Securityholders in respect of (i) Previously Flipped As-Converted Preferred Stock (and any Company Warrants exercisable for Previously Flipped As-Converted Preferred Stock held by such holder other than Out Of The Money Company Warrants) and (ii) Company Common Securities (excluding, for this purpose, all Excluded Securities), in each case on an as-converted to / as exercised for Company Common Stock basis, as such fraction (expressed as a percentage) is calculated by the Representative in good faith and is set forth in the Updated Distribution Waterfall applicable to such Post-Closing Payment. For the sake of clarity, the numerator and denominator of “Interim Flipped As-Converted Pro Rata Share” shall not take into account any Company Preferred Stock that has not become Flipping As-Converted Preferred Stock in connection with a previously paid Post-Closing Payment.
“Invention Assignment Agreement” has the meaning provided in Section 3.14(j).
“IQ Cut-Off Time” means, (i) with respect to the Closing Payment, 11:59 pm Mountain Time on the date that is five (5) Business Days following the date of this Agreement or (ii) with respect to any Post-Closing Payment, the date that is five (5) Business Days prior to the delivery by the Representative of an Updated Distribution Waterfall in respect of such Post-Closing Payment.
“Investor Questionnaire” has the meaning provided in Section 5.6(a).
“IRS” means the United States Internal Revenue Service.
“IT System” means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data

4898-3834-0359.9

and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Business.
“Key Employee” has the meaning provided in the Recitals.
“Knowledge of the Company” means the actual knowledge of Benjamin Albert, Carrie Kozlowski, Ryan Royal, Stephanie St. Clair and Emily Landon, and such knowledge that any such Person should have had following a reasonable investigation in the course of such Peron’s duties on behalf of the Business, including consultation with the appropriate personnel of the Company responsible for the subject matter of the applicable representation and warranty.
“Law” means any law, statute, ordinance, regulation, rule, order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), of any Governmental Authority.
“Legal Communications” has the meaning provided in Section 11.16.
“Letter of Transmittal” has the meaning provided in Section 2.6(b).
“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.
“Licensed IP” has the meaning provided in Section 3.14(c).
“Losses” means, collectively, any and all deficiencies, judgments, settlements, Actions or threatened Actions, assessments, Liabilities, losses, damages, interest, fines, penalties, costs, Taxes, and expenses of any kind or nature (including reasonable legal, accounting and other costs and expenses of professionals, and those incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing, and in seeking and enforcing rights to indemnification hereunder); provided that “Losses” shall not include punitive damages except those awarded to a third party in connection with a Third Party Claim.
“Major Stockholders” has the meaning provided in the Recitals.
“Mark(s)” means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill associated with any of the foregoing.
“Material Adverse Effect” means (a) with respect to any Company Securityholder, the Company, or any Subsidiary, as applicable, any change, event, circumstance, condition or effect that has, or would reasonably be expected to have, a material and adverse impact on the ability of such Company Securityholder, the Company, or any Subsidiary, as applicable, to consummate the Mergers, or (b) with respect to the Company, any Subsidiary or the Business, any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets, Liabilities, business, employees, management, operations or results of operations of the Company, any Subsidiary or the Business, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to

4898-3834-0359.9

constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect with respect to the Company, any Subsidiary or the Business except, in the cases of clauses (i) through (iv), to the extent that the same has or have a disproportionate effect on the Company, any Subsidiary and/or the Business as compared to other companies and businesses in the same industry in which the Company, and Subsidiary and the Business operate: (i) changes in general economic or political conditions; (ii) changes affecting the industry of the Company, any Subsidiary and the Business generally; (iii) any acts of war or terrorism or national pandemic; (iv) changes in Law or GAAP occurring after the Agreement Date; and (v) public announcement of the execution of this Agreement and/or the pending Mergers in accordance with this Agreement.
“Measurement Time” means 12:01 a.m. Mountain time on the Closing Date.
“Merger Consideration” has the meaning provided in Section 2.4(a).
“Mergers” has the meaning provided in the Recitals.
“Merger Sub I” has the meaning provided in the Preamble.
“Merger Sub II” has the meaning provided in the Preamble.
“Merger Subs” has the meaning provided in the Preamble.
“Merger Sub Ancillary Agreements” means, as to Merger Sub I or Merger Sub II, as the case may be, each agreement or document (other than this Agreement) that such Merger Sub is to enter into as a party thereto pursuant to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means, as of the Measurement Time, a calculation of the total current assets of the Company and the Subsidiaries (excluding Cash and Cash Equivalents) minus the total current liabilities of the Company and the Subsidiaries (excluding Indebtedness and Transaction Expenses), as determined and calculated in accordance with the Accounting Principles, to the extent such current assets and current liabilities are described or set forth in the calculation of Net Working Capital set forth on Part 2 of Exhibit H attached hereto (and specifically excluding any asset or liability accounts that are not listed in the calculation of Net Working Capital set forth on Part 2 of Exhibit H attached hereto). Part 2 of Exhibit H shows an illustrative calculation of Working Capital.
“Net Working Capital Shortfall” means the amount (if any) by which the Target Net Working Capital exceeds the Net Working Capital, as the same is finally determined in accordance with Section 2.9 hereof (it being understood that if the Net Working Capital is greater than or equal to the Target Net Working Capital, the Net Working Capital Shortfall shall be $0).
“Net Working Capital Surplus” means the amount (if any) by which the Net Working Capital exceeds the Target Net Working Capital, as the same is finally determined in accordance with Section 2.9 hereof (it being understood that if the Net Working Capital is less than or equal to the Target Net Working Capital, then the Net Working Capital Surplus shall be $0).
“Notice of Claim” has the meaning provided in Section 10.4.
“Offered Employees” has the meaning provided in Section 6.7(a).

4898-3834-0359.9

“Open Source Software” means any and all Software that is, contains, or is derived in any manner (in whole or in part) from any Software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; (ii) any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms; or (iii) any Copyleft License, in each case whether or not Source Code is available or included in such license.
“Ordinary Course of Business” means a course of business that is in the ordinary course of business of the Company and/or any Subsidiary, consistent with the past custom and practices of the Company, any Subsidiary and the Business, including with respect to frequency and amounts.
“Out of the Money Company Warrant” has the meaning provided in Section 2.3(a)(v)(1).
“Owned Company IP” has the meaning provided in Section 3.14(c).
[***]
“Parent” has the meaning provided in the Preamble.
“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.
“Parent Closing Adjustment Amount” has the meaning provided in Section 2.9(b).
“Parent Closing Statement” has the meaning provided in Section 2.9(b).
“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.
“Parent Indemnified Party” has the meaning provided in Section 9.2.
“Parent Fundamental Representations” means and the representations and warranties of Parent and Merger Subs set forth in Sections 4.1 (Parent Organization), 4.2 (Parent Authority and Validity), and 4.3 (Parent No Conflict).
“Parent SEC Reports” has the meaning provided in Section 4.5.
“Parent Stock Ceiling” means a number of shares of Parent Common Stock equal to 19.9% of the Parent Common Stock issued and outstanding as of the opening of the NASDAQ on the Closing Date.
“Patent” means any patent or patent application, utility model or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.
“Payment Conditions” has the meaning provided in Section 2.6(b).
“Permitted Encumbrance” means (i) prior to, and to the extent that they will be discharged at, the Closing, Encumbrances arising under or related to any Indebtedness; (ii) any lien for Taxes not yet

4898-3834-0359.9

due or being contested in good faith by appropriate proceedings, for which adequate reserves (as determined in accordance with GAAP) have been established on the most recently dated Company Financial Statements; (iii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of either the Company or any Subsidiary or the validity or amount of which is being contested in good faith by appropriate proceedings; (iv) with respect to any real property leased by the Company or any Subsidiary, (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (iv) could, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Business; (v) in the case of Company Stock, Company Options, Company Warrants, Company Convertible Notes or other Equity Interests, restrictions arising under applicable securities Laws; and (vi) non-exclusive licenses of Intellectual Property Rights granted by the Company in the Ordinary Course of Business.
“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.
“Personal Information” means, in addition to all information defined or described by either the Company or any Subsidiary as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the privacy policies or other public-facing statements of the Company or any Subsidiary, any information collected by or on behalf of the Company or any Subsidiary that is subject to any Privacy Law or regarding or capable of being associated with an individual or a device associated with an identifiable individual, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device associated with an identifiable individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data or information used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), if such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Offering, or a current, prospective or former customer, employee or vendor of the Company or any Subsidiary. Personal Information includes information in any form, including paper, electronic and other forms.
“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103, limited to the PHI created, received, maintained or transmitted by the Company or any Subsidiary from, for or on behalf of a “covered entity” (as defined by HIPAA at 45 C.F.R. § 160.103) or a Business Associate.
“Post-Closing In The Money Options” means each Company Option that is set forth on Schedule A-2 hereto.

4898-3834-0359.9

“Post-Closing Payment” has the meaning provided in Section 2.4(d).
“Post-Closing Payroll Account” means the payroll account (or another designated bank account) of Parent or one of its Affiliates.
“Post-Closing Tax Returns” has the meaning provided in Section 10.1(b).
[***].
“Pre-Closing Tax” means (i) any Tax imposed on any of the Company or any Subsidiary in respect of any Pre-Closing Tax Period, (ii) any Tax of any Company Securityholder or any of his, her or its Affiliates for which any of the Company, any Subsidiary, or any Company Securityholder may be liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Mergers or this Agreement, (iii) any Tax of another Person for which any of the Company or any Subsidiary is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, (iv) any Tax incurred as a result of the transactions contemplated by this Agreement, including the employer portion of any payroll or employment Taxes with respect to any payments arising as a result of the transactions contemplated by this Agreement, (v) any Taxes deferred pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-36), signed into law on March 27, 2020, (vi) any Taxes imposed on Parent, its Affiliates, the Company, any Subsidiary, the Representative, or the Surviving Entity as a result of any breach of a representation or warranty by the Company under Section 3.7; and (vii) any Losses incurred by Parent, its Affiliates, the Company, any Subsidiary, the Representative, the Surviving Entity or any Company Securityholder attributable to any breach by the Company of any covenant in Article 10. For purposes of the foregoing, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which any of the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of any of the Company or any Subsidiary that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed herein taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned herein shall be computed by reference to the level of such items on the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Returns” has the meaning provided in Section 10.1(a).
“Preferred As-Converted Liquidation Amount” means the applicable Series B/C As-Converted Liquidation Amount with respect to shares of Series B Company Preferred Stock, Series B-2

4898-3834-0359.9

Company Preferred Stock and the Series C Company Preferred Stock (as applicable) or the applicable Series A As-Converted Liquidation Amount with respect to shares of Series A-1 Preferred Company Stock, the Series A-2 Company Preferred Stock, the Series A-3 Company Preferred Stock and the Series A-4 Company Preferred Stock (as applicable).
“Preferred Liquidation Amount” means the applicable Series B/C Liquidation Amount with respect to shares of Series B Company Preferred Stock, Series B-2 Company Preferred Stock and the Series C Company Preferred Stock (as applicable) or the applicable Series A Liquidation Amount with respect to shares of Series A-1 Preferred Company Stock, the Series A-2 Company Preferred Stock, the Series A-3 Company Preferred Stock and the Series A-4 Company Preferred Stock (as applicable).
“Preferred OIP Liquidation Amount” means the applicable Series B/C OIP Liquidation Amount with respect to shares of Series B Company Preferred Stock, Series B-2 Company Preferred Stock and the Series C Company Preferred Stock (as applicable) or the applicable Series A OIP Liquidation Amount with respect to shares of Series A-1 Preferred Company Stock, the Series A-2 Company Preferred Stock, the Series A-3 Company Preferred Stock and the Series A-4 Company Preferred Stock (as applicable).
“Previously Flipped As-Converted Preferred Stock” means, with respect to a particular Post-Closing Payment, Company Preferred Stock that became Flipping As-Converted Preferred Stock in connection with a previously paid Post-Closing Payment.
“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transfer or breach notification of Personal Information or User Data, including, without limitation, (i) the Children’s Online Privacy Protection Act, (ii) the Telephone Consumer Protection Act, (iii) the California Online Privacy Protection Act, (iv) the California Consumer Privacy Act (Cal. Civ. Code § 1798.100 et seq.), (v) the CAN-SPAM Act, (vi) HIPAA, (vii) the federal privacy of substance use disorder patient records at 42 U.S.C. § 290dd-2 and 42 C.F.R. Part 2, and (viii) all consumer protection laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information.
“Properties” has the meaning provided in Section 3.25(a).
“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how or other confidential and proprietary information.
“R&W Policy” means that certain buyer-side representations and warranties insurance policy issued by Berkshire Hathaway Specialty Insurance Company to Parent in connection with the Mergers and the transactions contemplated by this Agreement.

“Reference Price” means $7.734, as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Common Stock occurring after the Effective Time.
“Registered Company Intellectual Property Right” means (i) any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of either the Company or any Subsidiary, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company or any Subsidiary (or otherwise authorized by

4898-3834-0359.9

or in the name of the Company or any Subsidiary) with respect to any Company Intellectual Property Right.

“Regulatory Conditions” means, collectively, the conditions to Closing set forth in Sections 7.1(a) and 7.1(c) hereof.

“Related Parties” has the meaning provided in Section 3.8.

“Representative” has the meaning provided in the Preamble.

“Representative Fund” has the meaning provided in Section 2.5(b).
“Representative Fund Amount” means $250,000.
“Representative Losses” has the meaning provided in Section 11.1(g).
“Requisite Stockholders” means those holders of Company Stock holding (i) at least a majority of all outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis; and (ii) at least a majority of the Company Preferred Stock and the Company Common Stock, voting together as a single class on an as-converted to Company Common Stock basis.
“Restricted Cash” means any cash which is not freely usable by the Company or any Subsidiary because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including without limitation, restrictions on dividends, collateral for letters of credit, and repatriations or any other form of restriction.
“Restricted Owner” has the meaning provided in the Recitals.
“Restriction Agreement” has the meaning provided in the Recitals.
“Retained Counsel” has the meaning provided in Section 11.16.
“S/U Tax” has the meaning provided in Section 10.6.
“Sale Bonus Agreements” has the meaning provided in Section 7.2(z).
“Sale Bonus Payments” means the Closing Sale Bonus Payments and any additional sale bonus payments that may be due and payable to the Sale Bonus Recipients pursuant to Section 2.12 hereof in respect of the Earn-Out Amount (if any).
“Sale Bonus Recipient” has the meaning provided in Section 2.4(c)(iii).
“Sanctioned Destination” means any country or region that is, or has been in the last five (5) years, the target of a comprehensive embargo under any Trade Control Law, including Belarus, Crimea, Cuba, Iran, North Korea, Russia, Syria, and the Donetsk and Luhansk regions of Ukraine.
“Sanctioned Person” means any Person that is the target of sanctions under any Trade Control Laws, including: (a) any Person listed on a sanctioned party list issued by the United States, including, but not limited to, the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions

4898-3834-0359.9

Identifications List, the Entity List, the Denied Persons List, and the Unverified List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person organized, resident or located in a Sanctioned Destination.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Merger” has the meaning provided in the Recitals.
“Second Effective Time” has the meaning provided in Section 2.1.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A As-Converted Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(B).
“Series A Company Preferred Stock” means, collectively, the Series A-1 Preferred Company Stock, the Series A-2 Company Preferred Stock, the Series A-3 Company Preferred Stock and the Series A-4 Company Preferred Stock.
“Series A Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(B).
“Series A OIP Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(B).
“Series A-1 Company Preferred Stock” means Company Preferred Stock designed as “Series A-1 Company Preferred Stock.”
“Series A-2 Company Preferred Stock” means Company Preferred Stock designed as “Series A-2 Company Preferred Stock.”
“Series A-3 Company Preferred Stock” means Company Preferred Stock designed as “Series A-3 Company Preferred Stock.”
“Series A-4 Company Preferred Stock” means Company Preferred Stock designed as “Series A-4 Company Preferred Stock.”
“Series B Company Preferred Stock” means Company Preferred Stock designed as “Series B Company Preferred Stock.”
“Series B-2 Company Preferred Stock” means Company Preferred Stock designed as “Series B-2 Company Preferred Stock.”
“Series B/C As-Converted Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(A).
“Series B/C Company Preferred Stock” means, collectively, the Series B Company Preferred Stock, the Series B-2 Company Preferred Stock and the Series C Company Preferred Stock.
“Series B/C Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(A).

4898-3834-0359.9

“Series B/C OIP Liquidation Amount” has the meaning provided in Section 3.4(g)(i)(A).
“Series C Company Preferred Stock” means Company Preferred Stock designed as “Series C Company Preferred Stock.”
“Significant Customer” has the meaning provided in Section 3.21(a).
“Significant Vendor” has the meaning provided in Section 3.21(b).

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing, and (v) any and all enhancements, versions, releases and updates relating to any of the foregoing, including, in each case, for the avoidance of doubt, any hosted Software or Software delivered on a Software-as-a-Service (SaaS) or on demand basis.
“Standard EULAs” has the meaning provided in Section 3.12(d).
“Stockholder Approval” has the meaning provided in Section 3.3(d).
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiaries” means, collectively, the U.S. Subsidiary and the India Subsidiary.
“subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by the Company or any Subsidiary, or (ii) the Company or any Subsidiary is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Support Agreement” has the meaning provided in the Recitals.
“Surviving Corporation” has the meaning provided in the Recitals.
“Surviving Entity” has the meaning provided in Section 2.2(b)(i).
“Target Net Working Capital” means negative one million three hundred thousand dollars (-$1,300,000).
“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a

4898-3834-0359.9

result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.
“Tax Claim” has the meaning provided in Section 10.3(a).
“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Benefit Plan” has the meaning provided in Section 5.7(c).
“Termination Date” has the meaning provided in Section 8.2(b).
“Third Party Claim” has the meaning provided in Section 9.4.
“Third-Party Platform” means any other Person’s device, platform, server, application, operating system, website, networked physical object (including Internet of Things (IoT)), Software as a service, platform as a service, infrastructure as a service, cloud service or similar service.
“Trade Control Laws” means: (a) all applicable trade, export control, sanctions, import, and antiboycott Laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30), and the economic sanctions laws and regulations and associated executive orders and directives administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the laws and regulations administered by United States Customs and Border Protection, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of Software, hardware, supplies, technology, or services by the Company or any Subsidiary; and (b) all applicable trade, export control, import, and antiboycott Laws imposed, administered or enforced by the United Nations Security Council or any country, except to the extent inconsistent with the Laws of the United States.
“Transaction Expense” means any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company, any Subsidiary, and any of the Company Securityholders on behalf of the Company or any Subsidiary in connection with either of the Mergers, this Agreement and the transactions contemplated by this Agreement, including, without duplication and whether accrued or not: (i) all fees and expenses of any investment banker, financial advisor, legal counsel, accountant or other professional advisor; (ii) fifty percent (50%) of all fees and expenses of each of the Escrow Agent and the Exchange Agent; (iii) fifty percent (50%) of all premiums and related costs with respect to the D&O Tail Policy (whether or not paid for prior to the Closing); (iv) fifty percent (50%) of all premiums and related costs with respect to the additional tail insurance policies described in Section 5.10 hereof (whether or not paid for prior to the Closing); (v) fifty percent (50%) of all fees, costs and expenses associated with the engagement of Black Duck by Parent in connection with its due diligence review of the Company and the Subsidiaries; (vi) fifty percent (50%) of all premiums, success fees, underwriting fees and related costs with respect to the R&W Policy; (vii) all Closing Employee Payments; (viii) all amounts due and owing

4898-3834-0359.9

in connection with the termination of any Terminated Benefit Plan, as is described in Section 5.7(c); and (ix) any payment, consideration, costs or fees associated with obtaining any permits, authorizations, consents, waivers, orders or approvals of, or making any filings or providing notices to, any Governmental Authority or any other Person in connection with either of the Mergers and the transactions contemplated hereby, other than the filing fee with respect to the HSR Submission, which shall be borne by Parent.
“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option, right or contract to purchase, or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security.
“Transfer Taxes” has the meaning provided in Section 10.4.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“U.S. Subsidiary” means Psynteractive LLC, a Delaware limited liability company.
“Unaccredited Investor” means any Company Securityholder who is not an Accredited Investor.
“Unpaid Pre-Closing Taxes” means the aggregate amount, which may not be less than zero, of all unpaid Taxes of the Company and any Subsidiary for Pre-Closing Tax Periods, calculated through the end of the Closing Date and, with respect to a Straddle Period, in accordance with the last sentence of the definition of Pre-Closing Tax, in each case that are unpaid as of the Measurement Time.
“Unpaid Transaction Expenses” means all Transaction Expenses, in each case whether due prior to, on or after the Closing, which are unpaid as of the Measurement Time.
“Unresolved Disputed Items” has the meaning provided in Section 2.9(e).
“Unresolved Earn-Out Disputed Items” has the meaning provided in Section 2.12(b)(iv).
“Updated Distribution Waterfall” has the meaning provided in Section 2.4(e).
“User Data” means any Personal Information, PHI or other data or information collected by or on behalf of the Company or any Subsidiary from any user of any Company Offering.
“VAT” means any ad valorem, value added, goods and services or similar Tax.
“VDA Process” has the meaning provided in Section 10.6.
“Virtual Data Room” has the meaning provided in Article 3.
“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.
“Written Consent” has the meaning provided in the Recitals.

4898-3834-0359.9

4898-3834-0359.9